   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1998


                                                      REGISTRATION NO.-333-59485

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                                 HENRY COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                                               95-3618402
 (STATE OR OTHER JURISDICTION                2952               (I.R.S. EMPLOYER
              OF                 (PRIMARY STANDARD INDUSTRIAL    IDENTIFICATION
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        NUMBER)

                      SEE TABLE OF ADDITIONAL REGISTRANTS
                             ---------------------

                              2911 SLAUSON AVENUE
                       HUNTINGTON PARK, CALIFORNIA 90255
                                 (213) 583-5000

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                           --------------------------

                                JEFFREY A. WAHBA
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                                 HENRY COMPANY
                              2911 SLAUSON AVENUE
                       HUNTINGTON PARK, CALIFORNIA 90255
                                 (213) 583-5000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                           --------------------------
                                   COPIES TO:
                             ROBERT B. KNAUSS, ESQ.
                             JUDITH T. KITANO, ESQ.
                           MUNGER, TOLLES & OLSON LLP
                             355 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071-1560
                                 (213) 683-9100
                           --------------------------

    Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------


                        TABLE OF ADDITIONAL REGISTRANTS



                                                      STATE OR OTHER
                                                       JURISDICTION            PRIMARY STANDARD         I.R.S. EMPLOYER
                                                   OF INCORPORATION OR     INDUSTRIAL CLASSIFICATION     IDENTIFICATION
REGISTRANT                                             ORGANIZATION               CODE NUMBER                NUMBER
-----------------------------------------------  ------------------------  -------------------------  --------------------
Monsey Products Co. ...........................        Pennsylvania                     2952                23-0887819
Kimberton Enterprises, Inc. ...................          Delaware                       2952                51-0341834
Monsey Products of Arizona LLC.................          Arizona                        2952                86-0781792


                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 1998

PROSPECTUS

                                     [LOGO]

                               OFFER TO EXCHANGE
              10% SERIES B SENIOR NOTES DUE 2008 (WHICH HAVE BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED)
         FOR ANY AND ALL OUTSTANDING 10% SERIES A SENIOR NOTES DUE 2008

    THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            , 1998, UNLESS EXTENDED.

    Henry Company, a California corporation (the "Company"), hereby offers, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," which, together with this Prospectus, constitutes the "Exchange Offer") to exchange up to $85,000,000 aggregate principal amount of its 10% Series B Senior Notes due 2008 (the "Exchange Notes"), in an offering that has been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement on Form S-4 of which this Prospectus is a part, for an equal principal amount of its issued and outstanding 10% Series A Senior Notes due 2008 (the "Old Notes," and collectively with the Exchange Notes, the "Notes"), of which $85,000,000 aggregate principal amount is outstanding as of the date hereof. See "The Exchange Offer."

    The Old Notes were originally issued and sold (the "Initial Offering") to BT Alex. Brown Incorporated (the "Initial Purchaser") pursuant to a Purchase Agreement, dated April 15, 1998 (the "Purchase Agreement"), among the Company, certain of the Company's subsidiaries and the Initial Purchaser, on April 22, 1998 (the "Initial Issue Date"). The Initial Purchaser later resold the Old Notes in reliance on Rule 144A and Regulation S under the Securities Act. The Company, the Company's subsidiaries (except for the Company's Canadian subsidiaries) and the Initial Purchaser also entered into a Registration Rights Agreement, dated April 22, 1998 (the "Registration Rights Agreement") pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be issued under and entitled to the benefits of the Indenture, dated as of April 22, 1998 (the "Indenture"), between the Company, the Company's subsidiaries (except for the Company's Canadian subsidiaries) and U.S. Trust Company, N.A., as trustee (in such capacity, the "Trustee") pursuant to which the Old Notes were issued. The form and terms of the Exchange Notes are substantially identical in all material respects to the Old Notes, except that the offer and exchange of the Exchange Notes has been registered under the Securities Act, and therefore the Exchange Notes will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old Notes. See "Description of the Exchange Notes" and "The Exchange Offer-- Terms of the Exchange Offer."


    The Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer and not withdrawn on or prior to 5:00 p.m., New
York City time, on             , 1998, unless the Exchange Offer is extended by
the Company (the "Expiration Date"). The Company may, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay liquidated damages if the Exchange Offer is not consummated by October 24, 1998 and, under certain circumstances, to file a shelf registration statement with respect to the Old Notes. See "The Exchange Offer--Expiration Date; Extension; Amendment." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. Old Notes may be tendered only in denominations of $1,000 and any integral multiple thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer." There will be no cash proceeds to the Company from the Exchange Offer and no underwriter is being used in connection with this Exchange Offer. See "Use of Proceeds."


    The Exchange Notes will be available initially only in book-entry form. See "The Exchange Offer--Book-Entry Transfer." Old Notes may be tendered only in denominations of $1,000 and any integral multiple thereof.


    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
    CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1998


                                             (COVER CONTINUES ON FOLLOWING PAGE)

    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in any no-action letter and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer" and "Plan of Distribution." A broker-dealer may use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of Exchange Notes it has received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, beginning on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer to use in connection with any such resale or for such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR ANY OFFER, SALE OR OTHER TRANSFER OF EXCHANGE NOTES.

    Prior to this Exchange Offer, there has been no public market for the Old Notes or the Exchange Notes. The Old Notes have traded in the National Association of Securities Dealers, Inc. Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Company does not intend to list the Exchange Notes on any securities exchange or NASDAQ. There can be no assurance that an active market for the Exchange Notes will develop. If a public market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount at maturity. See "Risk Factors--Absence of Public Market for the Exchange Notes."


    Interest on the Exchange Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, (each an "Interest Payment Date"), commencing on the first such date following their date of issuance. Interest on the Exchange Notes will accrue from April 22, 1998 and interest on the Old Notes exchanged for Exchange Notes in the Exchange Offer will cease to be payable upon issuance of the Exchange Notes. The Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after April 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to April 15, 2001, the Company may, at its option, redeem up to 35% of the sum of (i) the initial aggregate principal amount of the Notes issued in the Initial Offering and (ii) the respective initial aggregate principal amounts of the Notes issued under the Indenture after the Initial Issue Date, on one or more occasions with the net cash proceeds of one or more Public Equity Offerings (as defined in "Description of the Exchange Notes--Redemption") at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest thereon, to the redemption date; PROVIDED, HOWEVER, that immediately after giving effect to such redemption, at least 65% of the sum of (i) the initial aggregate principal amount of the Notes issued in the Initial Offering and (ii) the respective initial aggregate principal amounts of the Notes issued under the Indenture after the Initial Issue Date remain outstanding.



    The Exchange Notes will be general unsecured senior obligations of the Company and will rank PARI PASSU in right of payment with all unsubordinated indebtedness of the Company and will rank senior in right of payment with all existing and future subordinated indebtedness of the Company. The Exchange Notes will be unconditionally guaranteed (the "Guarantees") on a senior basis, jointly and severally, by the Company's current and certain future wholly-owned subsidiaries (the "Guarantors"), but not by its Canadian subsidiaries. The Guarantees will be general unsecured obligations of the Guarantors and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Guarantors and will rank senior in right of payment to all existing and future subordinated obligations of the Guarantors. The Exchange Notes will be effectively subordinated in right of payment to all secured indebtedness of the Company to the extent of the assets secured by such indebtedness. The Guarantees will be effectively subordinated to all secured indebtedness of the Guarantors. The Exchange Notes will also be structurally subordinated to all existing and future indebtedness and other liabilities of the Company's Canadian subsidiaries.



    Upon a Change of Control (as defined in "Description of the Exchange Notes--Certain Definitions"), each holder of the Exchange Notes will have the right to require the Company to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. However, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to exchange their Notes upon a Change of Control. In addition, the Company will be obligated to offer to repurchase the Exchange Notes at 100% of their principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain Asset Sales (as defined in "Description of the Exchange Notes--Certain Definitions"). See "Description of the Exchange Notes."


    This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other that those to which it relates.

                             AVAILABLE INFORMATION

    The Company and the Guarantors have filed jointly with the Commission a Registration Statement on Form S-4 under the Securities Act, with respect to the Exchange Notes offered by this Prospectus. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement and its exhibits, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional office at 500 W. Madison St., Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th floor, New York, New York 10007. Any interested party may obtain copies of all or any portion of the Registration Statement and its exhibits at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    Following the Effective Date of the Registration Statement, the Company will be subject to the periodic reporting and other information requirements of the Exchange Act. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission (and within 15 days of the date that is or would be prescribed thereby), for so long as any of the Notes remain outstanding, it will furnish to the holders thereof and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent auditors and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. All reports filed with the Commission will be available on the Commission's web site at http://www.sec.gov. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available, upon request, to any prospective purchaser of the Notes and beneficial owner of the Notes in connection with the sale thereof the information required by Rule 144A(d)(4) under the Securities Act. Information may be obtained from the Company at 2911 Slauson Avenue, Huntington Park, California 90255 (telephone number: (213) 583-5000), Attention: Corporate Secretary.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE "SAFE-HARBOR" FOR CERTAIN FORWARD-LOOKING STATEMENTS PROVIDED BY THESE SECTIONS OF THE SECURITIES ACT AND THE EXCHANGE ACT DO NOT APPLY TO INITIAL PUBLIC OFFERINGS OF SECURITIES. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S COMPETITVE STRENGTHS, BUSINESS STRATEGY, FUTURE FINANCIAL POSITION, BUDGETS, PROJECT COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "SHOULD," "INTEND," "ESTIMATE," "ANTICIPATE," "BELIEVE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR VARIATIONS THEREON OR SIMILAR TERMINOLOGY. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, OR PERSONS ACTING ON ITS BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE COMBINED FINANCIAL STATEMENTS OF HENRY COMPANY AND THE CONSOLIDATED FINANCIAL STATEMENTS OF MONSEY BAKOR, INCLUDING, IN EACH CASE, THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS OTHERWISE STATED (I) "HENRY COMPANY" REFERS TO HENRY COMPANY PRIOR TO THE ACQUISITION (AS DEFINED IN "SUMMARY--THE COMPANY"), "MONSEY BAKOR" REFERS TO MONSEY PRODUCTS CO. AND ITS SUBSIDIARIES PRIOR TO THE ACQUISITION, AND THE "COMPANY" REFERS TO THE COMBINED ENTITY FOLLOWING THE ACQUISITION, (II) ALL REFERENCES TO FINANCIAL STATEMENT BALANCES OR OTHER AMOUNTS ARE DETERMINED IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND (III) REFERENCES TO "PRO FORMA BASIS" MEANS THE APPLICATION OF THE PRO FORMA ADJUSTMENTS DESCRIBED UNDER THE HEADING "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA." THE MARKET SHARE, MARKET POSITION AND OTHER INDUSTRY DATA CONTAINED HEREIN RELATING TO THE ROOF PRODUCTS, ROOF COATINGS AND RELATED INDUSTRIES HAVE BEEN DERIVED FROM INDUSTRY AND OTHER SOURCES AVAILABLE TO THE COMPANY, INCLUDING MANAGEMENT'S INDUSTRY EXPERIENCE. WHILE MANAGEMENT BELIEVES THAT ITS ESTIMATES DERIVED FROM SUCH DATA ARE REASONABLE, NO ASSURANCES CAN BE GIVEN AS TO THE ACCURACY THEREOF.


                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Old Notes..............................  On April 22, 1998, the Company issued and sold
                                         $85,000,000 aggregate principal amount of its Old
                                         Notes to BT Alex. Brown as Initial Purchaser. The
                                         Initial Purchaser subsequently offered and resold
                                         the Old Notes to Qualified Institutional Buyers (as
                                         defined in Rule 144A under the Securities Act)
                                         pursuant to Rule 144A under the Securities Act, to
                                         a limited number of institutional investors that
                                         are Accredited Investors (as defined in Rule
                                         501(a)(1), (2), (3) or (7) under the Securities
                                         Act) and in offshore transactions complying with
                                         Rule 903 or Rule 904 of Regulation S under the
                                         Securities Act.

Exchange Notes.........................  Up to $85,000,000 aggregate principal amount of the
                                         Company's 10% Series B Senior Notes due 2008. The
                                         form and terms of the Exchange Notes and the Old
                                         Notes are substantially identical in all material
                                         respects, except that the offer of the Exchange
                                         Notes will have been registered under the
                                         Securities Act and therefore, the Exchange Notes
                                         will not be subject to certain transfer
                                         restrictions and registration rights and related
                                         provisions requiring an increase in the interest
                                         rate payable on the Old Notes under certain
                                         circumstances if the Company defaults with respect
                                         to its registration requirements under the
                                         Registration Rights Agreement will not be
                                         applicable to the Old Notes.

Exchange Offer.........................  Pursuant to the terms and conditions of the
                                         Exchange Offer, the Company is offering to exchange
                                         $1,000 principal amount (and any integral multiple
                                         thereof) of Exchange Notes for each $1,000
                                         principal amount (and any integral multiple
                                         thereof) of Old Notes. See "The Exchange Offer" for
                                         a description of the procedures for tendering Old
                                         Notes. In connection with the Initial

                                         Offering, the Company entered into the Registration
                                         Rights Agreement which grants holders of the Old
                                         Notes certain exchange and registration rights. The
                                         Exchange Offer is intended to satisfy the Company's
                                         obligations under the Registration Rights
                                         Agreement. The date of acceptance for exchange of
                                         the Old Notes will be the first business day
                                         following the Expiration Date. As of the date of
                                         this Prospectus, $85,000,000 in aggregate principal
                                         amount of Old Notes are outstanding.

Expiration Date........................  The Exchange Offer will expire at 5:00 p.m., New
                                         York City time, on            1998, or such later
                                         date
                                         and time to which it is extended by the Company.
                                         The Company may, in its sole discretion, extend the
                                         Exchange Offer indefinitely, subject to the
                                         Company's obligation to pay liquidated damages if
                                         the Exchange Offer is not consummated by October
                                         24, 1998 and, under certain circumstances, to file
                                         a shelf registration statement with respect to the
                                         Old Notes. See "The Exchange Offer-- Expiration
                                         Date; Extension; Amendment."

Resale.................................  Subject to the receipt of certain representations by holders in the Letter of Transmittal, the
                                         Company believes that the Exchange Notes issued
                                         pursuant to the Exchange Offer generally will be
                                         freely transferable by the holders thereof without
                                         registration or any prospectus delivery requirement
                                         under the Securities Act, except that a "dealer" or
                                         any of the Company's affiliates, as such terms are
                                         defined under the Securities Act, that exchanges
                                         Old Notes held for its own account may be required
                                         to deliver copies of this Prospectus in connection
                                         with any resale of the Exchange Notes issued in
                                         exchange for such Old Notes. To comply with the
                                         securities laws of certain jurisdictions, if
                                         applicable, the Exchange Notes may not be offered
                                         or resold by any holder unless they have been
                                         registered or qualified for sale in such
                                         jurisdiction or an exemption from registration or
                                         qualification is available and the requirements of
                                         such exemption have been satisfied. The Company
                                         does not currently intend to register or qualify
                                         the resale of the Exchange Notes in any such
                                         jurisdiction. See "The Exchange Offer--Resale of
                                         the Exchange Notes" and "Plan of Distribution."

Consequences or Failure to Exchange Old
  Notes Pursuant to the Exchange
  Offer................................  Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any
                                         further registration rights and the Old Notes will
                                         continue to be subject to certain restrictions on
                                         transfer. In general, the Old Notes may not be
                                         offered or sold, unless registered under the
                                         Securities Act, except pursuant to an exemption
                                         from, or in a transaction not subject to, the
                                         Securities Act and applicable state securities
                                         laws. Failure to comply with such requirements in
                                         such instance may result in such

                                         holder incurring liability under the Securities Act
                                         for which such holder is not indemnified by the
                                         Company. See "The Exchange Offer--Consequences of
                                         Failure to Exchange."

Accrued Interest on the Exchange Notes
  and the Old Notes....................  Each Exchange Note will bear interest from the
                                         Initial Issue Date. Holders of Old Notes whose Old
                                         Notes are accepted for exchange will be deemed to
                                         have waived the right to receive any payment in
                                         respect of interest on the Old Notes accrued from
                                         April 22, 1998 until the date of the issuance of
                                         the Exchange Notes. Consequently, holders who
                                         exchange their Old Notes for Exchange Notes will
                                         receive the same interest payment on October 15,
                                         1998 (the first interest payment date with respect
                                         to the Old Notes and the Exchange Notes) that they
                                         would have received had they not accepted the
                                         Exchange Offer. Untendered Old Notes that are not
                                         exchanged for Exchange Notes pursuant to the
                                         Exchange Offer will continue to bear interest at a
                                         rate of 10% per annum after the Expiration Date.

Termination............................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the
                                         Exchange Offer could be materially impaired due to
                                         any legal or governmental action, any new law,
                                         statute, rule or regulation or any interpretation
                                         by the staff of the Commission of any existing law,
                                         statute, rule or regulation. Holders of Old Notes
                                         will have certain rights against the Company under
                                         the Registration Rights Agreement should the
                                         Company fail to consummate the Exchange Offer. See
                                         "The Exchange Offer--Conditions."

Procedures for Tendering Old Notes.....  Each Holder of Old Notes wishing to accept the
                                         Exchange Offer must complete, sign and date the
                                         Letter of Transmittal, or a facsimile thereof, in
                                         accordance with the instructions contained herein
                                         and therein, and mail or otherwise deliver such
                                         Letter of Transmittal, or such facsimile, together
                                         with such Old Notes and any other required
                                         documentation to U.S. Trust Company, N.A., as
                                         Exchange Agent (the "Exchange Agent"), at the
                                         address set forth herein and therein, or effect a
                                         tender of Old Notes pursuant to the procedure for
                                         book-entry transfer as provided for herein. By
                                         executing the Letter of Transmittal, each holder
                                         will represent to the Company that, among other
                                         things, the Exchange Notes acquired pursuant to the
                                         Exchange Offer are being obtained in the ordinary
                                         course of business of the person receiving such
                                         Exchange Notes, whether or not such person is the
                                         holder, that neither the holder nor any such other
                                         person has an arrangement or understanding with any
                                         person to participate in the distribution of such
                                         Exchange Notes and, except as otherwise disclosed
                                         in writing to the Company, that neither the holder
                                         nor any such other person is an

                                         "affiliate," as defined in Rule 405 under the
                                         Securities Act, of the Company. If the tendering
                                         holder is a broker-dealer (whether or not it is
                                         also an "affiliate") that will receive Exchange
                                         Notes for its own account in exchange for Old Notes
                                         that were acquired as a result of market-making
                                         activities or other trading activities, it will be
                                         required to acknowledge that it will deliver a
                                         prospectus in connection with any resale of such
                                         Exchange Notes. See "Plan of Distribution." To
                                         comply with the securities laws of certain
                                         jurisdictions, it may be necessary to qualify for
                                         sale or register the Exchange Notes prior to
                                         offering or selling such Exchange Notes. The
                                         Company does not currently intend to take any
                                         action to register or qualify the Exchange Notes
                                         for resale in any such jurisdictions.

Special Procedures for Beneficial
  Owners...............................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank,
                                         trust company or other nominee and who wishes to
                                         tender such Old Notes in the Exchange Offer should
                                         contact such registered holder promptly and
                                         instruct such registered holder to tender on such
                                         beneficial owner's behalf. If such beneficial owner
                                         wishes to tender on such owner's own behalf, such
                                         owner must, prior to completing and executing the
                                         Letter of Transmittal and delivering such owner's
                                         Old Notes, either make appropriate arrangements to
                                         register ownership of the Old Notes in such owner's
                                         name or obtain a properly completed bond power from
                                         the registered holder. The transfer of record
                                         ownership may take considerable time and may not be
                                         able to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures.........  Holders of Old Notes who wish to tender their Old
                                         Notes and whose Old Notes are not immediately
                                         available or who cannot deliver their Old Notes,
                                         the Letter of Transmittal or any other documents
                                         required by the Letter of Transmittal to the
                                         Exchange Agent prior to the Expiration Date must
                                         tender their Old Notes according to the guaranteed
                                         delivery procedures set forth in "The Exchange
                                         Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights......................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the
                                         Expiration Date.

Acceptance of Old Notes and Delivery of
  Exchange Notes.......................  Subject to certain conditions (as summarized above in "Termination" and described more fully in "The
                                         Exchange Offer--Conditions" and "The Exchange
                                         Offer-- Procedures for Tendering"), the Company
                                         will accept for exchange any and all Old Notes that
                                         are validly tendered in the Exchange Offer prior to
                                         5:00 p.m., New York City time, on the Expiration
                                         Date. The Exchange Notes issued pursuant to the
                                         Exchange Offer will be delivered promptly following
                                         the Expiration Date. Any Old Notes not

                                         accepted for exchange for any reasons will be
                                         returned without expense to the tendering holder
                                         thereof as promptly as practicable after the
                                         expiration or termination of the Exchange Offer.
                                         See "The Exchange Offer--Terms of the Exchange
                                         Offer."

Use of Proceeds........................  There will be no proceeds to the Company from the issuance of the Exchange Notes pursuant to the
                                         Exchange Offer. Of the approximately $85.0 million
                                         of gross proceeds received by the Company from the
                                         sale of the Old Notes, approximately $46.0 million
                                         was used to pay the aggregate consideration in the
                                         Acquisition. Approximately $25.3 million was used
                                         to repay existing bank debt of the Company and its
                                         subsidiaries, approximately $5.0 million was used
                                         to retire existing subordinated debt of the
                                         Company, approximately $4.2 million was used to pay
                                         fees and expenses in connection with the
                                         transactions, and the remaining amounts were used
                                         for general corporate purposes.

Exchange Agent.........................  The Trustee is also the Exchange Agent. The address of the Exchange Agent is: U.S. Trust Company, N.A.
                                         c/o United States Trust Company of New York, P.O.
                                         Box 841, Peter Cooper Station, New York, New York
                                         10276-0841, Attention: Corporate Trust and Agency
                                         Services.

                                         The address for deliveries by overnight is:

                                         U.S. Trust Company, N.A., c/o United States Trust
                                         Company of New York, 770 Broadway, 13th Floor, New
                                         York, New York 10006, Attention: Corporate Trust
                                         and Agency Services.

                                         Hand deliveries should be made to:

                                         U.S. Trust Company, N.A. c/o United States Trust
                                         Company of New York, 11 Broadway, Lower Level, New
                                         York, New York 10006, Attention: Corporate Trust
                                         and Agency Services.

                                         For information with respect to the Exchange Offer,
                                         the telephone number for the Exchange Agent is
                                         (800) 225-2398 and the facsimile number for the
                                         Exchange Agent is (212) 420-6504, Attention:
                                         Customer Service.

Accounting Treatment...................  No gain or loss for accounting purposes will be recognized by the Company upon the consummation of
                                         the Exchange Offer. See "The Exchange
                                         Offer--Accounting Treatment."

Certain U.S. Federal Income Tax
  Consequences.........................  Generally, the exchange pursuant to the Exchange
                                         Offer will not result in any income, gain or loss
                                         to the holders of the Notes or the Company for
                                         federal income tax purposes. See "Certain U.S.
                                         Federal Income Tax Considerations."

                            ------------------------

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

    The form and terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except that the offer of the Exchange Notes is registered under the Securities Act and, therefore, the Exchange Notes will not be subject to certain transfer restrictions, registration rights and related provisions requiring an increase in the interest rate on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes. See "Description of the Exchange Notes."

Exchange Notes Offered.......  $85,000,000 aggregate principal amount of 10% Series B
                               Senior Notes due 2008.

Maturity Date................  April 15, 2008.

Interest Payment Dates.......  Interest on the Exchange Notes will accrue from the last
                               Interest Payment Date on which interest was paid on the Old
                               Notes that are accepted for exchange or, if no interest has been paid on the Old Notes, from April 22, 1998, as the case may be, at the rate of 10% per annum payable semiannually in arrears on each April 15 and October 15, commencing October
                               15, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to
                               receive any payment in respect of interest on such Old Notes accrued from April 22, 1998 to the date of the issuance of the Exchange Notes. Consequently, holders who exchange their
                               Old Notes for Exchange Notes will receive the same interest payment on October 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange
                               Offer.

Optional Redemption..........  The Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after April 15, 2003, at the redemption prices set forth herein, plus accrued and
                               unpaid interest to the date of redemption. In addition, at any time on or prior to April 15, 2001, the Company may, at its option, redeem up to 35% of the sum of (i) the initial aggregate principal amount of the Notes issued in the
                               Initial Offering and (ii) the respective initial aggregate principal amounts of the Notes issued under the Indenture
                               after the Initial Issue Date, on one or more occasions with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest thereon, to the
                               redemption date; PROVIDED, HOWEVER, that immediately after giving effect to such redemption, at least 65% of the sum of
                               (i) the initial aggregate principal amount of the Notes
                               issued in the Initial Offering and (ii) the respective
                               initial aggregate principal amounts of the Notes issued
                               under the Indenture after the Initial Issue Date remain
                               outstanding. See "Description of the Exchange Notes--
                               Redemption."

Ranking......................  The Exchange Notes will be general unsecured senior obligations of the Company and will rank PARI PASSU in right of payment with all existing and future unsubordinated
                               indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. The Exchange Notes will be effectively
                               subordinated in right of payment to all secured

                               indebtedness of the Company to the extent of the assets
                               secured by such indebtedness. The Exchange Notes will also be structurally subordinated to all existing and future
                               indebtedness and other liabilities of the Company's Canadian subsidiaries. As of June 30, 1998 the Company had
                               approximately $0.2 million of unsecured indebtedness and
                               $5.2 million of secured indebtedness outstanding which
                               includes approximately $4.2 million (Canadian $6.0 million)
                               of secured indebtedness of the Company's Canadian
                               subsidiaries.

Change of Control............  Upon a Change of Control, each holder of Exchange Notes will have the right, subject to certain conditions, to require
                               the Company to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, plus
                               accrued and unpaid interest, if any, to the date of
                               repurchase. See "Description of the Exchange Notes-- Change of Control."

Certain Covenants............  The Indenture governing the Exchange Notes contains certain covenants that limit the ability of the Company and its
                               subsidiaries to, among other things, incur additional
                               indebtedness, pay dividends or make investments and certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur
                               liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and
                               its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise
                               dispose of all or substantially all of the assets of the
                               Company. In addition, under certain circumstances, the
                               Company is required to offer to purchase the Exchange Notes, in whole or in part, at a purchase price equal to 100% of
                               the principal amount thereof plus accrued and unpaid
                               interest, if any, to the date of repurchase, with the
                               proceeds of certain Asset Sales (as defined in the
                               Indenture). All of such covenants are subject to certain
                               qualifications and exceptions. See "Description of the
                               Exchange Notes--Certain Covenants."

Guarantees...................  The Exchange Notes will be guaranteed on a senior basis, jointly and severally, by the Guarantors. The Guarantees
                               will be a general unsecured obligation of the Guarantors and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Guarantors and will rank senior in right of payment to all existing and
                               future subordinated obligations of the Guarantors. The
                               Guarantees will be effectively subordinated in right of
                               payment to all existing and future secured indebtedness of the Guarantors. As of June 30, 1998, the Guarantors had
                               approximately $0.2 million of secured indebtedness. See
                               "Description of the Exchange Notes--Guarantees."

Exchange Offer; Registration
  Rights.....................  In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect this Exchange Offer or if certain holders of the Old Notes notify the Company that they are not permitted to
                               participate in, or would not receive freely transferable
                               Exchange Notes pursuant to, the Exchange Offer, or if the
                               Company has not consummated the Exchange Offer within 185

                               days after the Initial Issue Date, under certain
                               circumstances, the Company will cause to become effective a registration statement (the "Shelf Registration Statement")
                               with respect to the resale of the Old Notes and to keep the
                               Shelf Registration Statement effective for a period of two years from the date of original issuance of the Old Notes or such shorter period that will terminate when Old Notes
                               covered by the Shelf Registration Statement have been sold pursuant thereto or can be sold pursuant to Rule 144(k). The interest rate on the Old Notes is subject to increase under certain circumstances if the Company defaults with respect to its registration obligations under the Registration
                               Rights Agreement. See "The Exchange Offer."

Lack of Prior Market for the
  Exchange Notes.............  The Old Notes are eligible for trading in the PORTAL Market.
                               The Exchange Notes will be new securities for which there is currently no established trading market, and none may
                               develop. Although the Initial Purchaser is making a market in the Old Notes and has indicated to the Company that it
                               currently intends to make a market in the Exchange Notes, as permitted by applicable laws and regulations, it is under no obligation to do so; and such market-making could be
                               discontinued at any time without notice, at the sole
                               discretion of the Initial Purchaser. In addition, such
                               market making activities may be limited during the Exchange
                               Offer and the pendency of a Shelf Registration Statement.
                               Accordingly, no assurance can be given that an active
                               trading market for the Exchange Notes will develop or, if
                               such a market develops, as to the liquidity of such market.
                               If the Exchange Notes are traded after their initial
                               issuance, they may trade at a discount from their initial
                               offering price, depending upon prevailing interest rates,
                               the market for similar securities, the performance of the
                               Company and certain other factors.

    For additional information regarding the Exchange Notes, see "Description of the Exchange Notes."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Exchange Offer.

                                  THE COMPANY

    On April 22, 1998, Henry Company completed the acquisition (the "Acquisition") of Monsey Products Co., a Pennsylvania corporation, and its subsidiaries, d/b/a Monsey Bakor (together, "Monsey Bakor"). The Acquisition was consummated simultaneously with the Initial Offering and the refinancing of the Company's bank credit facilities.


    Management believes that the combination of Henry Company and Monsey Bakor has created the largest North American manufacturer and marketer of roof coating and roof cement products. Henry Company believes that it is already the largest manufacturer of roof coatings and roof cements in the western United States. Monsey Bakor is currently a leading manufacturer of roof coatings, adhesives and membranes with its strongest markets in the eastern United States and Canada. Henry Company and Monsey Bakor have 65 and 59 years of experience in the roofing products industry, respectively. After giving effect to the Transactions (as defined in "Summary--The Transactions"), the Company would have had pro forma net sales of approximately $180.6 million, pro forma combined Adjusted EBITDA (as defined in "Summary--Notes to Summary Historical and Unaudited Pro Forma Combined Financial Data (note 3)") of approximately $15.5 million and pro forma combined net loss of approximately $2.7 million for the fiscal year ended December 31, 1997 and pro forma net sales of approximately $85.9 million, pro forma combined Adjusted EBITDA of approximately $5.8 million and pro forma combined net loss of approximately $0.1 million for the six months ended June 30, 1998.


    HENRY COMPANY. Henry Company, founded in 1933, is a construction materials company focusing primarily on products for roofing, sealing and paving applications. Henry Company develops, manufactures and markets three separate but related product lines: roof and driveway coatings and paving products; polyurethane foam for roofing and commercial uses; and sealants for construction and marine uses. Henry Company has developed strong brand awareness and is recognized by its customers as a quality leader in many of its product lines.

    Beginning in 1988, Henry Company's management focused on expanding the Henry brand from its Southern California base through the purchase of regional roof coatings manufacturers and distributors in contiguous regions--the Southwest, the Northwest, Northern California and the Rocky Mountain region. In each of these regions Henry Company has been successful in introducing the Henry brand and becoming a market share leader. Regional plants to support production and distribution needs have also allowed Henry Company to become a low cost producer in each of these regions while becoming recognized as a quality leader.

    MONSEY BAKOR. Monsey Bakor has served the U.S. and Canadian building products markets for over 50 years. Monsey Bakor is a leading manufacturer and distributor of a broad spectrum of building products for residential and commercial use with a product line consisting of roof coatings, adhesives and membranes and waterproofing and air barrier systems as well as specialized industrial emulsions. Monsey Bakor has manufactured and distributed its products under the Monsey trade name since the founding of Monsey Products Co. in 1939. In March 1996, Monsey Products Co. expanded its operations by acquiring a Canadian competitor, Bakor Holdings, Inc., and thereafter has sold the majority of its products under the "Monsey Bakor" brand. The predecessor company to Bakor Holdings, Inc. had been founded in 1931. Monsey Bakor's headquarters is located in Kimberton, Pennsylvania, 35 miles northwest of Philadelphia.

COMPETITIVE STRENGTHS

    The Company believes that the following competitive strengths will contribute to the Company's opportunities for future growth.

    LEADING MARKET POSITIONS

    The Company believes that it is the largest manufacturer of roof coatings and roof cements in North America. Henry Company believes that it is already the largest such manufacturer in the western United States. Monsey Bakor is a leading manufacturer of roof coatings, adhesives and membranes in the eastern United States and Canada. Management believes that Monsey Bakor is also the major producer of wax-based emulsions for the gypsum board industry, with a dominant share of the market.

    ESTABLISHED BRAND NAMES AND REPUTATION

    The Company has significant brand name recognition within the roofing and building products industries across each of its core product lines, with popular brand names such as "Henry," "Monsey," "Bakor" and "Wet-Patch-Registered Trademark-." The Company believes that these brands have established a reputation for reliability and high quality in the industry.

    BREADTH OF GEOGRAPHIC COVERAGE

    The Company has manufacturing and distribution facilities strategically located throughout the United States and eastern Canada. This broad geographic coverage is advantageous as roof coatings products are heavy relative to their value, and it is therefore often uneconomic to transport such products more than 500 miles from their place of manufacture. The Company's dispersed facilities position it to better serve national and larger regional customers. Broad geographic product distribution capability is important to many of the Company's customers, particularly the mass merchandisers and roofing wholesalers, which are increasingly being consolidated into large national companies.

    STRONG CUSTOMER RELATIONSHIPS IN MULTIPLE DISTRIBUTION CHANNELS

    Through Henry Company's and Monsey Bakor's 65 and 59 years of operations, respectively, the Company has developed many long-standing relationships with key customers in multiple distribution channels. The Company intends to continue to distribute its products through mass merchandisers such as Home Depot, HomeBase, Lowe's Home Improvement Warehouse and Eagle Hardware and Garden; co-ops such as Ace Hardware and True-Value Hardware; roofing wholesalers such as ABC Supply, Allied Building Products and Cameron Ashley Building Products; and directly to the "industrial-commercial-institutional" market. Selling through multiple distribution channels is intended to maximize the Company's market penetration and reduce its reliance upon the success of any one distribution channel. As evidence of the Company's strong customer relationships, Henry Company was named a "1997 Partner of the Year" by Home Depot.

    LOW COST PRODUCER

    The Company believes that it is one of the lowest cost producers in the roof coatings and roof cements industry. Raw material costs are the single largest portion of finished product costs. Due to the size of its manufacturing operations relative to its competition, management believes that the Company will be positioned to purchase raw materials more efficiently than many of its competitors. Furthermore, management believes that its proprietary manufacturing processes for certain of its products will generate further cost advantages.

    EXPERIENCED MANAGEMENT TEAM

    The Company has assembled a strong and experienced management team at both the corporate and operating levels. More than 75% of the senior managers of the Company have over 10 years of experience in the roofing products industry. In addition, senior management of Henry Company has been responsible for successfully acquiring and integrating seven companies since 1988.

    TECHNICAL AND FORMULA DEVELOPMENT

    The Company has developed an array of products that it believes are recognized as among the highest quality products in their segments, including Henry 208 Wet Patch-Registered Trademark- roof cement and Monsey Bakor's industrial wax emulsions. The Company also believes that it generally allocates greater resources to research and development than any of its roof coatings and roof cements competitors.

BUSINESS STRATEGY AND KEY BENEFITS OF THE ACQUISITION

    The Company's business strategy is to increase its product penetration, create national brands from its core products, further expand its roof systems business, continue to strive to be the lowest cost producer of roof coatings and roof cements and pursue attractive opportunities for strategic acquisitions.

    INCREASED PRODUCT PENETRATION OF CUSTOMER ACCOUNTS AND CREATION OF NATIONAL
     BRANDS

    The Company intends to increase the depth of its product offerings to a number of its major customers and also intends to cross-sell products to customers of its two predecessor companies. The Company expects that roof coatings and roof cements bearing the Henry brand will be sold to a number of Monsey Bakor's accounts in the eastern United States, some of whom already have a relationship with Henry Company in the western United States. Likewise, products bearing the Monsey Bakor name will be introduced into western United States accounts with whom Henry Company has existing relationships.

    As a result, the Company will carry two national branded lines of roof coatings and roof cements products, with "Henry" positioned as the premium line and "Monsey Bakor" positioned as the value line. National brands are situated to take advantage of national advertising, marketing and distribution programs with mass merchandisers and other national customers. The Company will also continue to support several of its regional brands that have a strong local following.

    NORTH AMERICAN EXPANSION OF ROOF SYSTEMS AND BUILDING ENVELOPE SEGMENTS

    Henry Company has developed a successful roof systems business in the western United States, while Monsey Bakor has created substantial demand for its Building Envelope System-Registered Trademark- concept, particularly in Canada. As a result of the Acquisition, the Company believes that it has a highly competitive product offering in the roofing systems market which it believes to have a size in excess of $1 billion. With national manufacturing and sales support, the Company believes that it can leverage its reputation for high quality and expand its product offerings in this segment throughout North America.

    CONTINUED ENHANCEMENT OF LOW-COST MANUFACTURING AND DISTRIBUTION
     OPPORTUNITIES

    The Company will continue to strive to be the lowest cost producer of roof coatings and roof cements, and will target purchasing and manufacturing efficiencies.

    Henry Company and Monsey Bakor purchase many of the same raw materials, some of which are obtained from the same vendors. The Company expects that the combination of purchasing functions will enable it to take advantage of increased volume discounts and should reduce freight costs and produce savings from each company's current negotiated raw material prices.

    The Company believes that both Henry Company and Monsey Bakor lead the roof coatings and roof cements industry in developing high quality products with low cost formulations. The Acquisition will allow the sharing of product formula processes benefitting the product lines of both companies. The Company intends to apply certain of each company's proprietary processes to the other company's products with a view towards reducing manufacturing costs and increasing product quality.

    SELECTIVE EXPANSION THROUGH STRATEGIC ACQUISITIONS

    Henry Company has pursued acquisition opportunities that have complemented and expanded its core business or have enabled it to enter into new markets. Over the past ten years, Henry Company has made the following acquisitions in order to grow regionally and/or build on its core competencies in roofing and asphalt technology:

                                                                                            PRIMARY BENEFITS
           ACQUISITION                YEAR                  LOCATION                       OF THE ACQUISITION
----------------------------------  ---------  ----------------------------------  ----------------------------------

Resin Technology Company                 1988  Ontario, California                 Expanded the roofing line into
                                                                                   polyurethane foam

Star Systems                             1988  Los Angeles, California             Expanded the white roof coatings
                                                                                   line

GEO Industries                           1988  El Paso, Texas                      Expanded the roof coatings
                                                                                   business in the Southwest

K.T. Snyder Co. and related              1990  Houston, Texas                      Combined asphalt technology with
  entities                                                                         existing tape sealants business
                                                                                   and expanded the roof coatings
                                                                                   business in the Southwest

Gilsonite, Inc.                          1992  Portland, Oregon and Auburn,        Further expanded the roof coatings
                                               Washington                          business in the Northwest

World Asphalt Company                    1994  Sacramento, California              Further expanded the roof coatings
                                                                                   business in Northern California
                                                                                   and established the pavings
                                                                                   business

American Blackline                       1997  Denver, Colorado                    Further expanded the roof coatings
                                                                                   business in the Rocky Mountain
                                                                                   region

Monsey Products Co.                      1998  Eastern United States and Canada    Extension of the Company's
                                                                                   business into Eastern markets


    The Company competes in most of the larger markets within the United States and Canada, but management believes that certain opportunities still exist for strategic acquisitions on a smaller scale that could allow it to leverage its well recognized brand names, achieve cost reductions and further enhance geographic manufacturing and distribution capabilities. Strategic acquisitions could also allow the Company to expand the depth of its product offerings through its existing distribution network. The Company is considering further acquisitions not expected to have a material effect on its business or market position but which are consistent with the strategies outlined above.

ADDITIONAL BENEFITS OF THE ACQUISITION

    In addition to the potential benefits previously discussed, the Company believes that the Acquisition will provide it with additional synergies and opportunities to reduce costs and increase overall profitability. See "Business--Additional Benefits of the Acquisition" for a detailed discussion of the following potential benefits:

    - Rationalization of manufacturing, research and development operations and regulatory functions

    - Reduction in overhead and administration expense

    - Enhanced vertical integration opportunities

    - Consolidation of sales and marketing operations

    - Decreased seasonality and weather-related cyclicality

INDUSTRY OVERVIEW

    The bulk of the Company's products compete in the roofing market which the National Roofing Contractors Association estimates was a $19.6 billion market in the United States in 1996. The largest segment of the industry is commercial reroofing which accounts for approximately 53% of total revenues in the U.S. roofing industry and is the primary segment in which the Company's products are sold. Of the types of roofing systems included within this segment, the second largest portion of sales is estimated to be generated by built-up-roofing systems, with 29% of U.S. commercial reroofing sales, followed by modified bitumen systems, which account for 23% of such sales. The Company's products are focused on these two types of roofing systems. The Company also competes in the sprayed polyurethane foam subsegment which, although still relatively small with an estimated 1996 market size of $0.4 billion, has been one of the fastest growing segments in the commercial reroofing market. See "Industry Overview."

                                THE TRANSACTIONS

    On April 22, 1998, Henry Company acquired all of the outstanding stock of Monsey Bakor for a purchase price of $42.75 million, and also paid an additional $3.25 million to certain selling stockholders of Monsey Bakor for noncompetition agreements. Two former Monsey Bakor executive officers entered into employment agreements with Henry Company and now serve as officers of the Company. The Acquisition will be accounted for using the purchase method of accounting. See "The Transactions."

    Effective at the closing of the Acquisition, Joseph T. Mooney, Jr., the Chairman of the Board of Monsey Bakor, purchased shares of redeemable convertible preferred stock of the Company, convertible into 22,500 shares of common stock of the Company (the "Common Stock") (representing a 9% economic interest in the Company on a fully diluted basis). Also effective at the closing of the Acquisition, Frederick H. Muhs, a director of the Company, purchased 27,500 shares of Common Stock (representing an 11% economic interest in the Company on a fully diluted basis.) In connection with the Transactions, the Company repaid in full subordinated indebtedness of $5.0 million held by Warner
W. Henry, the Company's Chief Executive Officer. See "The Transactions" and "Certain Transactions."

    Concurrently with the closing of the Acquisition and the Initial Offering, Henry Company's bank credit line and Monsey Bakor's U.S. bank credit line were repaid and replaced with a $35.0 million credit facility, $25.0 million of which is available in accordance with a borrowing base and is to be used for working capital and $10.0 million of which may be used for capital expenditures. The Acquisition was funded solely from the proceeds of the Initial Offering and no amounts obtained under the New Bank Credit Facility were used therefor.


    The Initial Offering, the New Bank Credit Facility, the Acquisition, the Reinvestment (as defined in "The Transactions--The Acquisition"), the Equity Issuance (as defined in "The Transactions--The Acquisition"), the repayment of debt and the other transactions contemplated thereby are referred to collectively herein as the "Transactions."


    The Company is incorporated in California and has its principal executive offices at 2911 Slauson Avenue, Huntington Park, California 90255. The Company's telephone number is (213) 583-5000.

                            ------------------------

       SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


    The summary historical combined statement of operations and balance sheet data for Henry Company set forth below as of and for each of the years in the three year period ended December 31, 1997 were derived from the Henry Company Combined Financial Statements and notes thereto that have been audited by Coopers & Lybrand L.L.P., independent accountants, and whose report thereon is included elsewhere in this Prospectus. The summary interim consolidated financial information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 has been derived from the unaudited consolidated financial statements of Henry Company. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial information for such periods. Results for the interim periods are not necessarily indicative of the results for the full fiscal year.


    The summary historical consolidated statement of operations and balance sheet data for Monsey Bakor set forth below as of and for each of the years in the three year period ended December 31, 1997 were derived from Monsey Bakor's Consolidated Financial Statements and notes thereto that have been audited by Ernst & Young LLP, independent auditors, and whose report thereon is included elsewhere in this Prospectus. The summary interim consolidated financial information as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 has been derived from the unaudited consolidated financial statements of Monsey Bakor. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial information for such periods. Results for the interim periods are not necessarily indicative of the results for the full fiscal year.


    The summary unaudited pro forma combined statements of operations, other financial data and financial ratios of the Company for the year ended December 31, 1997 and the six months ended June 30, 1998 set forth below give effect to the Transactions as if they had occurred as of January 1, 1997 and January 1, 1998, respectively. The summary unaudited pro forma combined financial data do not purport to represent what the Company's results of operations actually would have been if the Transactions had occurred as of such date and are not necessarily indicative of future operating results or of financial position.



    The following summary historical combined and consolidated financial data and unaudited pro forma combined financial data should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Combined Financial Data of Henry Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Henry Company," "Selected Historical Consolidated Financial Data of Monsey Bakor," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Monsey Bakor" and the Consolidated and Combined Financial Statements of Henry Company and the Consolidated Financial Statements of Monsey Bakor, including, in each case, the notes thereto, appearing elsewhere in this Prospectus.

          SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF HENRY COMPANY
                             (DOLLARS IN THOUSANDS)


                                                                                                 SIX MONTHS ENDED JUNE
                                                                YEAR ENDED DECEMBER 31,                   30,
                                                         -------------------------------------  ------------------------
                                                            1995         1996         1997         1997         1998
                                                         -----------  -----------  -----------  -----------  -----------
COMBINED STATEMENT OF OPERATIONS DATA(1):
Net sales..............................................   $  61,059    $  59,186    $  67,424    $  25,717    $  52,107
Cost of sales..........................................      42,290       40,867       46,413       18,701       36,007
                                                         -----------  -----------  -----------  -----------  -----------
        Gross profit...................................      18,769       18,319       21,011        7,016       16,100
Operating expenses:
    Selling, general and administrative................      17,518       16,934       17,509        7,574       12,605
    Amortization of intangibles........................         703          183          137           69          622
                                                         -----------  -----------  -----------  -----------  -----------
        Operating income (loss)........................         548        1,202        3,365         (627)       2,873
Interest expense.......................................       1,454        1,475        1,465          731        2,099
Interest and other income, net.........................        (402)        (345)        (321)        (176)        (122)
                                                         -----------  -----------  -----------  -----------  -----------
        Income (loss) before provision (benefit) for
          taxes........................................        (504)          72        2,221       (1,182)         896
Provision (benefit) for income taxes(2)................          --            1           33       --             (522)
                                                         -----------  -----------  -----------  -----------  -----------
        Net income (loss)..............................   $    (504)   $      71    $   2,188    $  (1,182)   $   1,418
                                                         -----------  -----------  -----------  -----------  -----------
                                                         -----------  -----------  -----------  -----------  -----------
OTHER FINANCIAL DATA:
Capital expenditures...................................   $   1,389    $   1,449    $     801    $     350    $     753
Depreciation and amortization (including amortization
  of intangibles)......................................       1,907        1,645        1,469          673        1,624
EBITDA(3)..............................................       2,857        3,192        5,155          222        4,619
Cash flows provided by (used in):
  Operating activities.................................       2,224        1,171        4,781          587          142
  Investing activities.................................      (1,342)        (783)        (949)        (515)     (44,565)
  Financing activities.................................        (785)        (258)      (4,013)         (32)      53,694



                                                                      AS OF DECEMBER 31,             AS OF JUNE 30,
                                                             -------------------------------------  -----------------
                                                                1995         1996         1997            1998
                                                             -----------  -----------  -----------  -----------------
COMBINED BALANCE SHEET DATA(1):
Cash and cash equivalents..................................   $     170    $     300    $     119       $   9,483
Working capital............................................       2,699        5,121        7,204          32,514
Total assets...............................................      30,730       31,204       30,418         130,616
Long-term debt, including current maturities, and
  borrowings on line of credit.............................      17,619       17,416       13,748          90,431
Total shareholders' equity.................................       2,863        2,934        5,122           7,834

         SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF MONSEY BAKOR
                             (DOLLARS IN THOUSANDS)


                                                                                                THREE MONTHS ENDED MARCH
                                                                YEAR ENDED DECEMBER 31,                  31,(5)
                                                         -------------------------------------  ------------------------
                                                            1995         1996         1997         1997         1998
                                                         -----------  -----------  -----------  -----------  -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA(4):
Net sales..............................................   $  79,636    $ 108,584    $ 113,175    $  21,620    $  22,738
Cost of sales..........................................      59,641       79,428       83,082       16,580       17,495
                                                         -----------  -----------  -----------  -----------  -----------
        Gross profit...................................      19,995       29,156       30,093        5,040        5,243
Operating expenses:
    Selling general and administrative.................      17,818       23,513       24,444        5,693        5,679
    Accounting method change--non-cash environmental
      charge...........................................          --           --        3,639        3,639       --
    Amortization of intangibles........................         120          283          353           78          116
                                                         -----------  -----------  -----------  -----------  -----------
        Operating income (loss)........................       2,057        5,360        1,657       (4,370)        (552)
Interest expense.......................................       1,217        1,557        1,576          346          303
Other income, net......................................         (81)        (564)        (390)         (61)         (61)
                                                         -----------  -----------  -----------  -----------  -----------
        Income (loss) before income taxes..............         921        4,367          471       (4,655)        (794)
Income tax expense (benefit)...........................         385        1,537          187       (1,848)        (289)
                                                         -----------  -----------  -----------  -----------  -----------
        Net income (loss)..............................   $     536    $   2,830    $     284    $  (2,807)   $    (505)
                                                         -----------  -----------  -----------  -----------  -----------
                                                         -----------  -----------  -----------  -----------  -----------
OTHER FINANCIAL DATA(4):
Capital expenditures...................................   $   1,280    $   1,225    $   2,610    $     780    $     240
Depreciation and amortization (including amortization
  of intangibles)......................................       1,873        2,482        2,566          643          629
EBITDA(3)..............................................       4,011        8,406        8,185          (27)         138


Cash flows provided by (used in):
  Operating activities.................................       1,968        4,026        6,197       (4,769)      (6,911)
  Investing activities.................................      (1,280)      (2,786)      (2,905)        (820)        (250)
  Financing activities.................................        (739)        (636)      (4,443)       4,893        8,102

                                                                      AS OF DECEMBER 31,             AS OF MARCH 31,
                                                             -------------------------------------  -----------------
                                                                1995         1996         1997            1998
                                                             -----------  -----------  -----------  -----------------
CONSOLIDATED BALANCE SHEET DATA(4):
Cash.......................................................   $     770    $   1,375    $     213       $   1,169
Working capital............................................         218        3,281          488             271
Total assets...............................................      31,052       46,192       46,217          53,803
Long-term debt, including current maturities, and
  borrowings on lines of credit............................      12,361       15,620       11,742          19,844
Total shareholders' equity.................................      10,673       18,160       17,142          16,652

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


                                                                               YEAR ENDED       SIX MONTHS ENDED
                                                                            DECEMBER 31, 1997    JUNE 30, 1998
                                                                            -----------------  ------------------
STATEMENT OF OPERATIONS DATA:
  Net sales...............................................................     $   180,599         $   85,947
  Cost of sales...........................................................         129,495             61,382
                                                                                  --------           --------
    Gross profit..........................................................          51,104             24,565

Operating expenses:
  Selling, general and administrative.....................................          39,829             19,889
  Accounting method change--non-cash environmental charge.................           3,639             --
  Amortization of intangibles.............................................           2,943              1,495
                                                                                  --------           --------
    Operating income......................................................           4,693              3,181
  Interest expense........................................................           8,702              4,387
  Interest and other income, net..........................................            (711)              (122)
                                                                                  --------           --------
    Loss before benefit for taxes.........................................          (3,298)            (1,084)
  Benefit for income taxes................................................            (609)              (967)
                                                                                  --------           --------
    Net loss..............................................................     $    (2,689)        $     (117)
                                                                                  --------           --------
                                                                                  --------           --------

OTHER FINANCIAL DATA:
  Capital expenditures....................................................     $     3,411         $    1,020
  Depreciation and amortization (including amortization of intangibles)...           6,488              2,497
  Adjusted EBITDA(6)......................................................          15,464              5,800

FINANCIAL RATIOS:
  Ratio of debt to Adjusted EBITDA........................................             5.7x              15.6x
  Ratio of Adjusted EBITDA to interest expense............................             1.8x               1.3x

  NOTES TO SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(1) The combined financial statements of Henry Company consist of Henry Company and Warner Development Company of Texas, both companies under common control. All significant intercompany accounts and transactions have been eliminated. Upon the closing of the Acquisition, Warner Development Company of Texas was merged with and into Henry Company.


(2) Henry Company was operated as a subchapter "S" corporation under the Internal Revenue Code (the "Code"). As a result, Henry Company did not incur federal and state income taxes (except with respect to certain states) and, accordingly, the provision for income taxes only includes the applicable state income tax. Federal and state income taxes (except with respect to certain states) on the income of Henry Company have been incurred and paid directly by the shareholders of Henry Company. It has been the policy of Henry Company to make periodic distributions to the shareholders in respect of such tax liabilities. During the six months ended June 30, 1998, Henry Company paid distributions of $800 for the shareholders' 1997 tax liabilities. Upon completion of the Transactions, the Company converted to a "C" Corporation under the Code and will subsequently pay all tax obligations of the Company to the appropriate taxing authorities.



(3) EBITDA, as defined in the Indenture, represents net earnings before taking into consideration taxes on earnings, interest expense, depreciation and amortization, and non-recurring, non-cash charges, less any cash expended that funds a non-recurring, non-cash charge. While EBITDA should not be construed as a substitute for operating earnings, net earnings, or cash flows from operating activities in analyzing operating performance, financial position or cash flows, EBITDA has been included because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity. This data is relevant to an understanding of the economics of the Company's business as it indicates cash flow available from operations (and/or trends in cash flow available from operations) to service debt and satisfy certain fixed obligations.



   A reconciliation of net income (loss) to EBITDA for the respective years and related interim periods for Henry Company is as follows:



                                                                                    SIX MONTHS
                                                                                      ENDED
                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                              -------------------------------  --------------------
                                                1995       1996       1997       1997       1998
                                              ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................  $    (504) $      71  $   2,188  $  (1,182) $   1,418
Provision (benefit) for income taxes........         --          1         33         --       (522)
Interest expense............................      1,454      1,475      1,465        731      2,099
Depreciation and amortization...............      1,907      1,645      1,469        673      1,624
                                              ---------  ---------  ---------  ---------  ---------
EBITDA......................................  $   2,857  $   3,192  $   5,155  $     222  $   4,619
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------



    A reconciliation of net income (loss) to EBITDA for the respective years and related interim periods for Monsey Bakor is as follows:



                                                                                    THREE MONTHS
                                                                                       ENDED
                                                   YEAR ENDED DECEMBER 31,           MARCH 31,
                                               -------------------------------  --------------------
                                                 1995       1996       1997       1997       1998
                                               ---------  ---------  ---------  ---------  ---------
Net income (loss)............................  $     536  $   2,830  $     284  $  (2,807) $    (505)
Provision (benefit) for income taxes.........        385      1,537        187     (1,848)      (289)
Interest expense.............................      1,217      1,557      1,576        346        303
Depreciation and amortization................      1,873      2,482      2,566        643        629
Non-cash environmental change................         --         --      3,639      3,639         --
Cash paid on environmental charge............         --         --        (67)        --         --
                                               ---------  ---------  ---------  ---------  ---------
EBITDA.......................................  $   4,011  $   8,406  $   8,185  $     (27) $     138
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------


(4) On March 15, 1996, Monsey Products Co. acquired all of the outstanding common stock of Bakor Holdings, Inc., in exchange for $1,837 plus 1,002,000 shares of its common stock valued at $5,357. The transaction was accounted for as a purchase. The consolidated statements of operations reflect the results of operations of Bakor Holdings, Inc. from the date of its acquisition. On a pro forma basis, assuming that the acquisition of Bakor Holdings, Inc. occurred on January 1, 1996, net sales for 1996 would have been $112,276, net income would have been $2,486, and EBITDA, as defined, would have been $8,384.


(5) On April 22, 1998, Monsey Bakor was acquired by Henry Company and its accounts and results of operations have been consolidated with Henry Company since the date of acquisition.



(6) Pro forma combined Adjusted EBITDA represents EBITDA as defined in Note (3) above, adjusted to reflect (i) reimbursement for administrative services provided by Henry Company to an affiliate, as the Company will be reimbursed for providing such services after January 1, 1998 pursuant to an administrative services agreement between Henry Company and such affiliate ($1,124 on an annual basis); and (ii) a reduction in compensation paid to shareholders and certain members of management of Monsey Bakor in excess of the amount to be paid under new employment agreements as a result of the Acquisition ($1,000 on an annual basis). A reconciliation of net loss to Adjusted EBITDA for the respective periods is as follows:



                                                             YEAR ENDED      SIX MONTHS ENDED
                                                          DECEMBER 31, 1997    JUNE 30, 1998
                                                          -----------------  -----------------
Net loss................................................      $  (2,689)         $    (117)
Benefit for income taxes................................           (609)              (967)
Interest expense........................................          8,702              4,387
Depreciation and amortization...........................          6,488              2,497
Non-cash environmental charge...........................          3,639                 --
Cash paid on environmental charge.......................            (67)                --
                                                                -------             ------
Adjusted EBITDA.........................................      $  15,464          $   5,800
                                                                -------             ------
                                                                -------             ------

                                  RISK FACTORS

    HOLDERS OF OLD NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER OR MAKING AN INVESTMENT IN THE EXCHANGE NOTES.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the SEC, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

    In the event the Exchange Offer is consummated, the Company will not be required to register the transfer of the Old Notes under the Securities Act or any applicable securities laws. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under such laws. The Old Notes currently may be sold to "Qualified Institutional Buyers" and to a limited number of other institutional "Accredited Investors" (as defined in Rule 144A and Rule 501(a)
(1) (2) (3) or (7) under the Securities Act, respectively) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the reduction in the principal amount of Old Notes outstanding could have an adverse effect upon, and increase the volatility of the market price for, the untendered and tendered but unaccepted Old Notes.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT


    As a result of the Transactions, the Company has consolidated indebtedness that is substantial in relation to the book value of its shareholders' equity. As of June 30, 1998, Henry Company had approximately $90.4 million of debt (the sum of long-term debt, including current maturities of long-term debt, notes payable and capitalized lease obligations) and approximately $7.8 million book value of shareholders' equity. For the year ended December 31, 1997 and the six months ended June 30, 1998, on a pro forma basis (after giving effect to such assumptions), the Company's earnings would have been insufficient to cover fixed charges. The dollar amount of the deficiency would have been $3.3 million and $1.1 million, respectively. See "Capitalization" and "Unaudited Pro Forma Condensed Combined Financial Data."


    The significant borrowings required to finance the Acquisition have had several important consequences for both the Company and the holders of the Notes, including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, acquisitions, capital expenditures or to refinance the Notes may be significantly impaired and (iii) the Company's substantial leverage may make it more vulnerable to economic downturns and limit its ability to withstand competitive pressures or to take advantage of business opportunities.

    The Company's ability to make cash payments with respect to the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by financial, business, competitive, general economic and other factors, many of which are beyond the Company's control. Based upon current levels of operations and anticipated cost savings and future growth, the Company believes that its expected cash flow from operations, together with available borrowings under the New Bank Credit Facility and its other sources of liquidity, will be adequate to meet its anticipated requirements for working capital, scheduled principal and interest payments, lease payments and capital expenditures. As of June 30, 1998, the Company had up to $35.0 million available for borrowing under the New Bank Credit Facility, subject to compliance with the conditions precedent thereunder including as to borrowing base. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that estimated cost savings or anticipated growth can be achieved. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital or research and development expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Henry Company--Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Monsey Bakor--Liquidity and Capital Resources."

CONSEQUENCES OF THE ACQUISITION

    Achieving the full benefits from combining Henry Company and Monsey Bakor, and capturing the efficiencies and cost reductions that management expects to result from the Acquisition, will require the integration of plants and product lines, the coordination of each company's sales efforts and the implementation of appropriate operational, financial and managerial systems and controls. Additionally, maximizing the benefits to be achieved from the Acquisition will require the integration of each company's manufacturing, engineering, administrative, finance and sales and marketing organizations. There can be no assurance that Henry Company will be able to integrate the operations of Monsey Bakor successfully. The combination will require substantial attention from Henry Company's management team, which has limited or no experience integrating the operations of companies the size of Monsey Bakor. Business, competitive, financial, general economic and other factors, many of which will be beyond the control of management, will affect the timing and ultimate success of the integration of Monsey Bakor and the realization of benefits from the Acquisition. The diversion of management's attention from day-to-day operations to the integration of Monsey Bakor, as well as any other difficulties which may be encountered in the transition and integration process, could adversely affect the Company's business, financial condition or results of operations.

    The Acquisition presents the Company with other business challenges generally associated with acquisitions including the management of a much larger enterprise. Although the Company expects that the business operations of Henry Company and Monsey Bakor will not be adversely affected by the Acquisition, there can be no assurance that unexpected difficulties will not arise that may have a material adverse effect upon the Company. If the Company's management is unable to manage growth effectively, the quality of the Company's products and its business, financial condition or results of operations could be materially adversely affected.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

    The credit agreement for the New Bank Credit Facility contains various restrictive covenants and prohibits the Company from prepaying the Notes. The credit agreement also requires the Company to maintain specified financial ratios and satisfy certain financial tests. The New Bank Credit Facility includes covenants relating to minimum current ratios, minimum tangible net worth, minimum fixed charge ratios, maximum leverage ratio and limitations on capital expenditures, investments, indebtedness, liens, dividends, sales of assets, guarantee obligations, prepayments of other indebtedness, mergers, acquisitions or sales of assets, change in business activities, affiliate transactions, issuance of equity and certain corporate activities. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control. There can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the New Bank Credit Facility. If such an event of default occurs, the lenders could elect to declare all amounts borrowed under the New Bank Credit Facility, together with accrued interest, to be immediately due and payable and to terminate all commitments under the New Bank Credit Facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. The accounts receivable and inventory of the Company and certain capital assets financed thereby have been pledged as security under the New Bank Credit Facility. If the New Bank Credit Facility indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes.


    In addition, the Indenture also restricts the ability of the Company, among other things, to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company or any of its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. These restrictions may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. See "Description of the Credit Facilities" and "Description of the Exchange Notes--Certain Covenants."


EFFECTIVE AND STRUCTURAL SUBORDINATION OF NOTES


    The Notes will be general unsecured obligations of the Company and will rank PARI PASSU in right of payment with all unsubordinated indebtedness of the Company and will rank senior in right of payment to all subordinated indebtedness of the Company. The Notes will be unconditionally guaranteed, jointly and severally, by the Guarantors. The Guarantees will be a general unsecured obligation of the Guarantors and will rank PARI PASSU in right of payment with all unsubordinated indebtedness of the Guarantors and will rank senior in right of payment to all subordinated indebtedness of the Guarantors. However, the Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets secured by such indebtedness and will also be effectively subordinated to all secured indebtedness of the Guarantors. The Notes will also be structurally subordinated to all existing and future indebtedness and other liabilities of the Company's Canadian subsidiaries.


    The Notes will not be secured by any of the assets of the Company and its subsidiaries. Indebtedness incurred under the New Bank Credit Facility will be secured by liens against the accounts receivable and inventory of the Company and certain capital assets financed thereby. In the event of a default on such secured indebtedness, or a bankruptcy, liquidation or reorganization of the Company and its subsidiaries, such assets will be available to satisfy obligations with respect to the secured indebtedness before any payment therefrom will be made on the Notes. Similarly, in the event of a default under any indebtedness of the Company's Canadian subsidiaries, or a bankruptcy, liquidation or reorganization of any of such subsidiaries, the assets of such subsidiaries will be available to satisfy obligations with respect to such indebtedness before any payment therefrom will be made on the Notes.

ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS OR REVENUE GROWTH

    The statements concerning potential cost savings and revenue growth contained in this Prospectus are forward-looking statements that are based on estimates and assumptions made by the Company's management. Although believed to be reasonable, such statements are inherently uncertain, and results are difficult to predict. Therefore, undue reliance should not be placed upon such statements. The following important factors, among others, could cause the Company not to achieve the results contemplated herein (principally those set forth in "Business--Business Strategy and Key Benefits of the Acquisition" and "Business--Additional Benefits of the Acquisition") or otherwise cause the Company's business, financial condition or results of operations to be adversely affected in future periods: (i) loss of key customers or continued or increased competitive pressures; (ii) changes in customer spending levels; (iii) unanticipated costs related to the Acquisition and the integration of the companies; (iv) absence of inclement weather; (v) loss or retirement of key members of management; (vi) increases in interest rates or the Company's cost of borrowing or a default under any material debt agreement; (vii) unavailability of funds for capital expenditures or research and development; (viii) changes in governmental, environmental or other regulations or (ix) changes in general economic conditions.


    Additionally, references to annualized synergies as discussed in "Unaudited Pro Forma Condensed Combined Financial Data--Notes to Unaudited Pro Forma Condensed Combined Financial Statements" reflect the Company's estimates as to annualized synergies that the Company believes will be realized as a result of the Acquisition. These annualized synergies consist of a combination of selling, general and administrative expense cost savings and production cost reductions. Annualized cost savings and cost reductions are estimated to be $1.8 million. One time costs associated with achieving these synergies are estimated to be $0.8 million. The Company expects to realize these synergies once the integration process is completed, which is expected to occur within 18 months following the consummation of the Acquisition. Although the Company believes its estimate of the cost savings and production cost reductions and the time required to implement these cost savings to be reasonable, such savings and cost reductions, and the time required to realize those savings and cost reductions, are difficult to estimate. Undue reliance, therefore, should not be placed on such estimates. There can be no assurance that any of these cost savings and cost reductions will actually be realized or, if realized, will be realized to the extent estimated by the Company. Further, there can be no assurance that these cost savings and production cost reductions will be realized as quickly as the Company currently estimates. Moreover, there can be no assurance that the costs of achieving such synergies will not exceed the Company's estimates of those costs. As a result, such synergies are excluded from the computation of Adjusted EBITDA and from the Unaudited Pro Forma Condensed Combined Financial Statements. See "Prospectus Summary--Summary Unaudited Pro Forma Combined Financial Data," "Unaudited Pro Forma Condensed Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Henry Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Monsey Bakor."


FLUCTUATION OF RAW MATERIAL COST

    The Company utilizes a number of raw materials in its manufacturing processes, some of which have historically fluctuated in price at particular times. These price fluctuations have been based on such factors as the capacity of the raw material supply chain, demand in the market, weather, general economic factors and the availability of alternative raw materials. Raw materials utilized by the Company that have historically experienced some price fluctuation include asphalt, aluminum paste, rubber and certain diisocynates, among others. For example, asphalt, which is a byproduct of crude oil refining, has fluctuated in price with changes in worldwide crude oil prices and capacity and with changes in the supply and demand in the oil, gasoline and fossil fuel markets. Significant increases in asphalt prices or in the prices of other raw materials, if not offset by product price increases, could have a material adverse impact on the profit of the Company. There can be no assurance that the Company will be able to pass any future cost increases through to its customers in the form of price increases. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations of Henry Company--Inflation and Raw Material Costs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Monsey Bakor--Inflation and Raw Material Costs" and "Business--Business of the Company--Henry Coatings Division--Manufacturing" and "Business--Business of the Company--Monsey Bakor Division--Manufacturing."

IMPACT OF WEATHER

    Because many of the Company's products are designed to patch or fix damaged roofs, the Company's revenues are affected by weather conditions. Sales of roofing products have historically tended to increase in areas which have experienced severe weather. The results of severe weather or the anticipation of severe weather motivate property owners to undertake required roof maintenance or to replace an old or worn roof. The absence of inclement weather in some or all of the Company's markets could have an adverse impact on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY AND ASBESTOS LITIGATION

    The Company's business entails an inherent risk of product liability claims, including a particular risk with respect to chrysotile asbestos-containing products that the Company manufactures. Although some roofing products manufacturers have switched to an exclusively non-asbestos line, some of the leading firms in the industry continue to use chrysotile asbestos in at least some of their products. The Company believes that its use of chrysotile asbestos fibers, which are encapsulated by asphalt in the manufacturing process, is in accordance with applicable laws. However, Monsey Bakor has been named as a defendant in suits alleging certain asbestos-related injuries. Although Monsey Bakor has not paid any amounts in judgment or settlement of any asbestos-related claim to date, there can be no assurance that any such claim will not in the future result in a material adverse judgment against, or settlement by, the Company. Other than these asbestos-related claims, no material product liability claims are currently pending against Henry Company or Monsey Bakor. However, there can be no assurance that such claims will not arise in the future. The costs of defending the pending asbestos-related suits are currently funded by a joint defense arrangement among Monsey Bakor's insurance carriers and the Company believes such insurance coverage is adequate. However, neither Henry Company nor Monsey Bakor is covered by insurance for asbestos-related claims for injuries that are alleged to have arisen after 1985.

    Both Henry Company and Monsey Bakor separately maintain product liability insurance for non-asbestos claims in the amount of $11,000,000 each. However, there can be no assurance that the product liability coverage maintained by the Company will be adequate to cover product liability claims or that the applicable insurer will be solvent at the time of any required payment. In addition, there can be no assurance that the Company will be able to maintain its product liability coverage on current or otherwise acceptable terms. A product liability or asbestos-related claim that results in a judgment or settlement in excess of the Company's insurance coverage, or a material judgment or settlement for an asbestos-related claim for injuries alleged to have arisen after 1985, would have a material adverse effect on the Company. See "Business--Business of the Company--Henry Coatings Division--Manufacturing" and "Business-- Litigation."

CONTROLLING SHAREHOLDERS

    The Company's stock is controlled by current management. Warner W. Henry, the Company's Chief Executive Officer, owns shares of Class A Common Stock of the Company and warrants to purchase additional shares of such stock and Common Stock of the Company representing 74.7% of the voting power on a fully exercised and fully diluted basis. As a result of his ownership, Mr. Henry is able to direct the election of a majority of the board of directors of the Company and therefore direct the management and policies of the Company. Furthermore, the remaining shares of the Company's capital stock are owned by Carol Henry (the wife of Mr. Henry); trusts benefitting Mr. and Mrs. Henry's children; Joseph T. Mooney, Jr., the former Chairman of the Board of Monsey Bakor, who is now a Vice Chairman of the

Board and an executive officer of the Company; and Frederick H. Muhs, a director of the Company. The interests of these shareholders may differ from the interests of holders of the Notes. See "Shareholders."

RELIANCE ON KEY PERSONNEL

    The Company's future success will depend to a significant extent on its executive officers and other key management personnel. In addition, the success of any acquisitions by the Company (including the Acquisition) may depend, in part, on the Company's ability to retain management personnel of the acquired companies. Although the Company has employment agreements with several of its executive officers and key personnel, including its President, Monsey Bakor's former Chairman of the Board and the former President of Monsey Bakor's Canadian operations, there can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future. Although the Company is the beneficiary under key-person life insurance policies on the lives of the Company's President and Chief Operating Officer and Monsey Bakor's former Chairman of the Board (who has become a Vice Chairman of the Board and an executive officer of the Company following the Acquisition), there can be no assurance that the proceeds of these policies would be adequate to compensate the Company for the loss of services due to the death of these individuals. See "Management."

COMPETITION

    The roofing products and roofing systems industries are highly competitive in most product categories and geographic regions. Competition is largely based on quality, service, price and distribution capabilities. The Company competes for retail and wholesale business with both large national manufacturers and smaller regional producers. In certain circumstances, due primarily to factors such as freight rates and customer preference for local brands, manufacturers with better access to certain geographic markets may have a competitive advantage in such markets. In addition, many of the Company's competitors within the roofing products industry have greater financial, marketing, distribution, management and other resources than the Company, and as the industry consolidates, the Company's competitors may further enhance these resources. The Company also believes that excess capacity in the roofing products and roofing systems industry, especially during slow periods for the industry, could result in downward pricing pressure and intensified competition. Given these factors, there can be no assurance that the Company will be able to continue to compete successfully against existing or new competitors, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL MATTERS

    The past and present business operations of the Company and the past and present ownership and operation of real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling, storage, treatment and disposal of wastes (including solid and hazardous wastes), the remediation of releases of toxic or hazardous materials or otherwise relating to health, safety and protection of the environment ("Environmental Laws"). As such, the nature of the Company's operations as well as previous operations by others at real property owned, leased or used by the Company, expose the Company to the risk of claims under Environmental Laws, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Based on its experience to date, the Company does not expect such claims or the costs of compliance with the scope or enforcement of Environmental Laws to have a material impact on its earnings or competitive position. The Company believes that it is in substantial compliance with applicable Environmental Laws. No assurance can be given, however, that the discovery of presently unknown environmental conditions, changes in the scope or enforcement of Environmental Laws or their interpretation, or other unanticipated events will not give rise to expenditures or liabilities that may have a material adverse effect on the Company's business, financial condition or results of operations. Monsey Bakor has been named as a potentially responsible party in litigation concerning contamination at a former waste-oil recycling facility used by it in Douglassville, Pennsylvania. Monsey Bakor is also a party to a consent decree issued by the Federal Environmental

Protection Agency relating to remediation of contamination at its corporate headquarters. It is sharing remediation costs with a former owner of the facility that is also a party to the consent decree. Based on currently available information, the Company believes that neither this litigation nor this remediation will have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Litigation" and "Business--Environmental Matters."

GOVERNMENTAL REGULATION AND PERMITS

    The Company is subject to regulation under various federal, state and local laws, including laws regulating its manufacturing operations and laws relating to employee health and safety. Permits are required for operation of the Company's business, and such permits are subject to renewal, modification and, in certain circumstances, revocation by governmental authorities. The loss of certain of such permits could have a material adverse effect on the Company's business, financial condition or results of operations. The Company expects to incur ongoing capital and operating costs and administrative expenses to maintain compliance with its permits and with applicable laws and regulations. The Company cannot predict the legislation or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with new laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material.

LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE OF CONTROL

    Upon a Change of Control, each holder of Notes will have certain rights to require the Company to repurchase all or a portion of such holder's Notes. See "Description of the Exchange Notes--Change of Control." If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof and such failure would result in an event of default under the Indenture. In addition, a Change of Control would constitute a default under the New Bank Credit Facility and is otherwise restricted by the New Bank Credit Facility and may be prohibited or limited by, or create an event of default under, the terms of other agreements relating to borrowings which the Company may enter into from time to time, including other agreements relating to secured indebtedness. If the Company's obligations under the New Bank Credit Facility or any other secured indebtedness of the Company were accelerated due to a default thereunder, the lenders thereunder would have a priority claim on the proceeds from the sale of the collateral securing such indebtedness.

FRAUDULENT CONVEYANCE

    If the Company or any Guarantor received less than reasonably equivalent value in exchange for the Company's issuance of the Notes or, as the case may be, its Guarantees, or the incurrence of liabilities pursuant thereto, the Notes or such Guarantees, or any payments made in respect thereof, could be avoided under federal or applicable state fraudulent transfer law, regardless of whether the Company or any Guarantors were subject to any bankruptcy or insolvency proceedings. In particular, to the extent that any Guarantors become liable for any obligations of the Company in excess of the value actually received by the Guarantors, the relevant Guarantees could be subject to avoidance as a fraudulent transfer if, at the time of, or as a result of, either the issuance of such Guarantees or any payment thereafter, (i) the Guarantors were or became insolvent, (ii) the Guarantors had unreasonably small capital to conduct their business as then conducted or contemplated to be conducted or (iii) the Guarantors were unable or were rendered unable, to meet their probable liabilities as they matured and became due and payable. If any Guarantees are avoided, the holders of the Notes could lose the benefit of the Guarantees, and the holders could also be required to return to the Guarantors the amount of any payment or other property received in respect of the Notes.

    The Indenture provides that certain future subsidiaries of the Company will be required to guarantee the Notes. If certain bankruptcy or insolvency proceedings are initiated by or against the new subsidiaries within 90 days (or, possibly, one year) after any such guaranty, grant or assignment, or if any Guarantor incurs obligations under its Guarantees in anticipation of insolvency, all or a portion of the affected Guarantees could be avoided as a preferential transfer under federal bankruptcy or applicable state law. In addition, a court could require holders to return all payments made under any such Guarantees within such 90 day period (or, possibly, one year) as preferential transfers.

    The Company believes that it received equivalent value at the time the indebtedness represented by the Notes was incurred. In addition, the Company does not believe that the Company and the Guarantors, as a result of the issuance of the Notes and the related Guarantees, (i) are insolvent or were rendered insolvent under the foregoing standards, (ii) are engaged in a business or transaction for which their remaining assets constitute unreasonably small capital or (iii) intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they mature. These beliefs are based on the Company's and the Guarantors' operating history, net worth and management's analysis of internal cash flow projections and estimated values of assets and liabilities of such entities at the time of the Initial Offering and the Exchange Offer. There can be no assurance, however, that a court passing on these issues would make the same determination.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

    The Old Notes are designated for trading in the PORTAL Market, the National Association of Securities Dealers' screen-based automated market for trading of securities eligible for resale under Rule 144A. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or the NASDAQ National Market. There can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes, or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company has been advised by the Initial Purchaser that, following the completion of the Exchange Offer, the Initial Purchaser intended to make a market in the Exchange Notes. However, the Initial Purchaser is not obligated to do so or to continue to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer and the pendency of any shelf registration statement. Accordingly, no assurance can be given that an active trading market for the Exchange Notes will develop or, if such a market develops, as to the liquidity of such market. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading market for, the Exchange Notes may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expect," "should," "may," "will," "continue" and "estimate," and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; industry and market capacity; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; liability and other claims asserted against the Company; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company after the Transactions; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Henry Company," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Monsey Bakor" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical to the Exchange Notes except that (i) the Exchange Notes will not bear legends restricting the transfer thereof and (ii) the Exchange Notes registered hereunder will not be entitled to any rights under the Registration Rights Agreement, including but not limited to the contingent increase in the interest rate provided for therein. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

    The proceeds received by the Company from the sale of the Old Notes and the issuance of additional equity in the Company in connection with the Initial Offering of approximately $87.6 million were used as follows: (i) approximately $46.0 million to pay the purchase price for the Acquisition, (ii) approximately $25.3 million to repay existing debt of the Company and Monsey Bakor, (iii) $5.0 million to repay subordinated debt of the Company, (iv) approximately $4.2 million to pay expenses related to the Acquisition and the other Transactions and (v) approximately $7.1 million as an addition to working capital of the Company.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    On April 22, 1998, the Company issued $85.0 million aggregate principal amount of Old Notes to the Initial Purchaser. In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchaser, which obligated the Company to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 90 days after April 22, 1998, the date the Old Notes were issued,
(ii) use its best efforts to cause the Registration Statement to become effective within 150 days after the Issue Date, and (iii) consummate the Exchange Offer within 185 days of the Initial Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.


    Based on existing interpretations by the staff of the Commission, the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business,
(ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities
Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in any no-action letter and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined below in "The Exchange Offer--Expiration Date; Extension; Amendments"), if requested by a Participating Broker-Dealer (as defined below in "The Exchange Offer--Terms of the Exchange Offer"), it will use its best efforts to keep the Exchange Registration Statement continuously effective or until each Participating Broker Dealer shall have resold all Exchange Notes acquired in the Exchange Offer, and that any Participating Broker Dealer may deliver this Prospectus in connection with any such resale. See "Plan of Distribution."



    In the event that applicable interpretations of the staff of the Commission would not permit the Company to effect the Exchange Offer or, if for any other reason the Exchange Offer is not consummated on or prior to October 24, 1998, the Company has agreed to use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until two years after the date of the initial sale of the Old Notes or until all the Old Notes covered by the Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue a principal amount at maturity of Exchange Notes in exchange for an equal principal amount at maturity of outstanding Old Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Old Notes may only be tendered in integral multiples at maturity of $1,000. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    The terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of such Exchange Notes, and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of the Exchange Notes." The Exchange Notes will evidence the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture.

    Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of its business, (ii) that at the time of the consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (iii) that such holder is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company or any Subsidiary Guarantor, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and
(v) if such holder is a broker-dealer (a "Participating Broker-Dealer") that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sales of Old Notes) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers (and other persons, if any, subject to similar prospectus delivery requirements) to use this Prospectus in connection with the resale of such Exchange Notes, provided, however, the Company shall not be required to amend or supplement this Prospectus for a period exceeding 180 days after the consummation of the Exchange Offer. In addition, under the Registration Rights Agreements, Old Notes held by (i) the Initial Purchaser which may have the status of an unsold allotment in an initial distribution or (ii) holders who are otherwise not entitled to participate in the Exchange Offer may, upon request of such holders to the Company prior to the consummation of the Exchange Offer, be exchanged, simultaneously with the exchange of Old Notes in the Exchange Offer, for unregistered notes ("Private Exchange Notes") identical to the Exchange Notes, except for transfer restrictions thereon.


    In the event the Exchange Offer is consummated on or before October 24, 1998, the Company will not be required to file a shelf registration statement to register any Old Notes, and the interest rate on such Old Notes will remain at its initial level of 10% per annum. The Exchange Offer shall be deemed to have been consummated upon the Company's having exchanged, pursuant to the Exchange Offer, Exchange Notes for all Old Notes that have been properly tendered and not withdrawn by the Expiration Date. In such event, holders of Old Notes not participating in the Exchange Offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. Following the Exchange Offer, holders of Private Exchange Notes and holders of Exchange Notes that may not be sold without restriction under state and federal securities laws (other than solely due to the holder's status as an affiliate of the Company) shall continue to have certain rights to require the Company to register such notes as set forth in the Registration Rights Agreement. If the Company fails to register such notes in accordance with the Registration Rights Agreement, the Company must pay, as liquidated damages, additional interest on such notes as set forth in the Registration Rights Agreement ("Additional Interest") until its registration obligations thereunder are satisfied.


    As of the date of this Prospectus, $85.0 million aggregate principal amount at maturity of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Notes
as of September   , 1998 (the "Record Date").


    Holders of Old Notes do not have any appraisal or dissenters' rights under the California General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

    Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and not withdrawn and will issue Exchange Notes in exchange therefor promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company.

    In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; PROVIDED, HOWEVER, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."


EXPIRATION DATE; EXTENSION; AMENDMENT



    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
           1998 (20 business days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended. The Company may, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay liquidated damages if the Exchange Offer is not consummated by October 24, 1998 and, under certain circumstances, to file a shelf registration statement with respect to the Old Notes. See "The Exchange Offer--Expiration Date; Extension; Amendment."

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.


    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "The Exchange Offer--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders and/or by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will then be distributed to the registered holders of the Old Notes. The Company will then extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to 10 day business period.


    Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest from April 22, 1998 at the rate of 10% per annum, payable semi-annually in arrears, in cash, on April 15 and October 15 of each year, commencing October 15, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from April 22, 1998 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on October 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any Exchange Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (iii) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

    If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If the Company's waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties. NO VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

PROCEDURES FOR TENDERING

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. See "Plan of Distribution."

    The tender of Old Notes by a holder as set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal (described below), as the case may be, must be guaranteed by an "eligible guarantor institution" (banks, stockbrokers, savings and loan association and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special

Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

    If a person other than the registered holder of any Old Notes listed therein signs the Letter of Transmittal, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes and the Company's determination will be final and the Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "The Exchange
Offer--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

    Promptly following the date of this Prospectus, the Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for the Old Notes, DTC, for purposes of the Exchange Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (the "Notice of Guaranteed Delivery"), setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificates) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

        (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificates) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, the Exchange Agent must receive at its address set forth herein a telegram, telex, facsimile transmission or letter indicating notice of withdrawal prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accomplished by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange

Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

    Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Notes held by them after the Expiration Date. To the Extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

    U.S. Trust Company, N.A. has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  BY MAIL:                                       BY HAND:
          U.S. Trust Company, N.A.                       U.S. Trust Company, N.A.
 c/o United States Trust Company of New York    c/o United States Trust Company of New York
     P.O. Box 841, Peter Cooper Station                  111 Broadway, Lower Level
        New York, New York 10276-0841                    New York, New York 10006
  Attn: Corporate Trust and Agency Services      Attn: Corporate Trust and Agency Services

            BY OVERNIGHT EXPRESS:                         FACSIMILE TRANSMISSION:
          U.S. Trust Company, N.A.                       U.S. Trust Company, N.A.
 c/o United States Trust Company of New York    c/o United States Trust Company of New York
          770 Broadway, 13th Floor                            (212) 420-6504
          New York, New York 10006                          TO CONFIRM RECEIPT:
  Attn: Corporate Trust and Agency Services                Tel: (800) 225-2398:

    Delivery to an address other than as set forth above or transmission of instructions via facsimile to a number other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

    The Company will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, officers and regular employees of the Company and its affiliates may make additional solicitation by facsimile transmission, telephone or in person.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The Company will pay the cash expenses to be incurred in connection with the Exchange Offer. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay any and all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, satisfactory evidence of the payment of the amount of any such transfer taxes must be submitted with the Letter of Transmittal (whether imposed on the registered holder or any other person). Certificates representing Exchange Notes will not be issued to such persons until satisfactory evidence of the payment of such taxes, or an exemption therefrom, is submitted. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Exchange Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register the Exchange Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent the Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "Risk Factors-- Consequences of Failure to Exchange."

RESALE OF THE EXCHANGE NOTES


    Under existing interpretation of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) would not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. By executing the Letter of Transmittal, each holder of the Old Notes will represent that (i) it is not an affiliate of the Company or if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,
(ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. To comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the Exchange Notes in any such jurisdiction.


ACCOUNTING TREATMENT

    The Exchange Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, the Company will recognize no gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Exchange Notes.

OTHER

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of the material United States federal income tax considerations generally applicable to initial holders of the Old Notes who purchased the Old Notes at their "issue price" (the first price at which a substantial amount of the Old Notes sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)), and who exchange their Old Notes for the Exchange Notes pursuant to the Exchange Offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances (for example, to persons holding Notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss the U.S. federal income tax considerations applicable to certain types of investors subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, and financial institutions or broker-dealers). In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor. Except as specifically provided below with respect to Non-U.S. Holders (as defined below), the discussion is limited to U.S. Holders (as defined below). The discussion assumes that investors hold the Notes as "capital assets" within the meaning of Section 1221 of the Code.

    As used herein, the term "U.S. Holder" means any beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate or trust described in Section 7701(a)(30) of the Code, or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis. The term also includes certain former citizens and certain former long-term residents of the United States. A "Non-U.S. Holder" means any beneficial owner of a Note that is not a U.S. Holder.

    The Company intends to treat the Notes as indebtedness and not as equity for U.S. federal income tax purposes, and the U.S. federal income tax considerations described below are based on that characterization. Such treatment, however, is not binding on the Internal Revenue Service (the "IRS") (or the courts), and there can be no assurance that the IRS would not argue (or that a court would not hold) that the Notes should be treated as equity for such purposes.

    Prospective investors considering the Exchange Offer should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under other federal tax laws or the laws of any state, local or foreign taxing jurisdiction.

TAXATION OF THE NOTES

    INTEREST ON A NOTE

    A holder of a Note will be required to report interest earned on the Note as ordinary interest income for U.S. federal income tax purposes in accordance with such holder's method of accounting for U.S. federal income tax purposes.

    DISPOSITION OF A NOTE

    A holder's tax basis for a Note generally will be such holder's purchase price for the Note. Upon the sale or other disposition of a Note, a holder generally will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary income) and such holder's tax basis in the Note.

    EXCHANGE OFFER

    The exchange of an Old Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes.

CERTAIN CONSEQUENCES TO NON-U.S. HOLDERS

    Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on a Note, provided that: (i) the holder is not (A) the actual or constructive owner of 10 percent or more of the total voting power of all voting stock of the Company or (B) a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; (ii) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and (iii) the Company or its paying agent receives certain information from the holder (or a financial institution that holds the Notes in the ordinary course of its trade or business) certifying that such holder is a Non-U.S. Holder. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gains from the sale or other disposition of a Note, provided that: (i) such gains are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and (ii) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements.

    If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain (if any) on a Note is effectively connected with the conduct of such trade or business, then among other things, the Non-U.S. Holder will generally be subject to regular U.S. federal income taxation on interest and any gain on the Note in the same manner as if it were a U.S. Holder.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A holder of a Note may be subject to backup withholding at a rate of 31% on certain payments with respect to a Note, unless such holder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a correct taxpayer identification number, certifies as to its exemption from backup withholding, and otherwise complies with the backup withholding rules. Certain penalties may be imposed by the IRS on a holder that is required to supply information but does not do so in the proper manner.

    A Non-U.S. Holder generally will be exempt from backup withholding and information reporting requirements, but may be required to comply with certain certification and identification procedures in order to obtain such an exemption.

    Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. The amount of any backup withholding from a payment to a holder will be allowable as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

FINAL REGULATIONS

    The Treasury Department recently issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). As promulgated, the Final Regulations would generally apply to all payments made on or after January 1, 1999. The Treasury Department and the IRS recently announced their intention to issue amended regulations that would generally extend the date of applicability of certain requirements of the Final Regulations to payments made on or after January 1, 2000.

    Holders should consult their tax advisors regarding the effect, if any, the Final Regulations will have upon their acquisition, ownership and disposition of Notes.

                                THE TRANSACTIONS
THE ACQUISITION

    Pursuant to the Stock Purchase Agreement (the "Acquisition Agreement") dated as of February 27, 1998, between the stockholders of Monsey Bakor and Henry Company, Henry Company acquired all of the outstanding stock of Monsey Bakor for a purchase price of $42.75 million (the "Acquisition"). Henry Company paid an additional $3.25 million to certain selling stockholders of Monsey Bakor for noncompetition agreements. The total cost of the Acquisition (including payments for the noncompetition agreements) was $46.0 million (the "Purchase Price"). The closing of the Acquisition occurred on April 22, 1998.

    The Acquisition Agreement contained provisions customary for transactions of its type, such as representations and warranties with respect to the history, condition, operations and ownership of Monsey Bakor, covenants with respect to the conduct of Monsey Bakor's operations prior to the consummation of the Acquisition and indemnities from the selling shareholders regarding certain of Monsey Bakor's obligations and liabilities. The Acquisition Agreement also contained various closing conditions including the receipt of all necessary consents and approvals and the continued accuracy of representations and warranties contained in the Acquisition Agreement.


    The Company accounted for the Acquisition as a purchase. The aggregate acquisition costs were allocated to the tangible and intangible assets acquired and liabilities assumed by the Company based on their respective fair values as of the acquisition date. The Company believes that the Purchase Price was in excess of the fair value of the net assets acquired, resulting in goodwill. See "Henry Company--Notes to Condensed Consolidated Financial Statements--Note (2)."


    Effective at the closing of the Acquisition, Joseph T. Mooney, Jr., the former Chairman of the Board of Monsey Bakor, purchased 22,500 shares of Henry Company redeemable convertible preferred stock for $600,000 (the "Reinvestment"), convertible into 22,500 shares of Henry Company Common Stock (9% of the economic interest in the Company on a fully diluted basis), and also obtained rights to purchase sufficient shares of Common Stock of Henry Company to prevent dilution of Mr. Mooney's ownership percentage in the event Henry Company capital stock is purchased pursuant to outstanding warrants held by the Warner W. Henry Living Trust (the "Henry Warrants") and outstanding rights held by Mr. Muhs, a director of the Company. Mr. Mooney has the right to require the Company to repurchase one-sixth of his capital stock each year over a five-year period beginning January 1, 2004 (except that the last one-sixth would be repurchased July 1, 2008) for an aggregate purchase price of $3.0 million and such capital stock would also be repurchased upon Mr. Mooney's death, in which event the purchase would be funded by the proceeds from the key person life insurance policies the Company holds on Mr. Mooney's life. The Company is also providing indemnity to Mr. Mooney in connection with certain aspects of the Reinvestment. See "Management--Executive and Director Compensation."

    Effective at the closing of the Acquisition, Frederick H. Muhs, a director of the Company, purchased 27,500 shares of Common Stock of the Company for $2.0 million in cash (11% of the economic interest in the Company on a fully diluted basis) (the "Equity Issuance"). Mr. Muhs was also granted rights to purchase sufficient shares of Common Stock of the Company to prevent dilution of Mr. Muhs' ownership percentage in the event of the exercise of outstanding warrants or the outstanding rights held by Mr. Mooney.

    In connection with the Transactions, Henry Company repaid in full subordinated indebtedness of $5.0 million held by Warner W. Henry. See "Certain Transactions."

    Upon the consummation of the Acquisition, two former Monsey Bakor executive officers entered into employment agreements with Henry Company to serve as officers of the Company. See "Management-- Employment Agreements and Compensation Arrangements."

REFINANCING

    At the closing of the Acquisition the Company repaid the existing bank credit lines of Henry Company and Monsey Bakor (other than Monsey Bakor's Canadian line of credit) and entered into an amended and restated $35.0 million credit facility (the "New Bank Credit Facility"), $25.0 million of which is available in accordance with a borrowing base and will be used for working capital and $10.0 million of which may be used for capital expenditures. For further information, see "Description of the Credit Facilities."

                                 CAPITALIZATION


    The following table sets forth the capitalization of Henry Company, at June 30, 1998. This table should be read in conjunction with the Consolidated and Combined Financial Statements of Henry Company and notes thereto, the Consolidated Financial Statements of Monsey Bakor and notes thereto, and "Unaudited Pro Forma Condensed Combined Financial Data" and notes thereto, included elsewhere in this Prospectus.



                                                                                               AS OF JUNE
                                                                                                   30,
                                                                                                  1998
                                                                                               -----------
                                                                                               (IN 000'S)
Cash and cash equivalents....................................................................   $   9,483
                                                                                               -----------
                                                                                               -----------
Revolving Credit Facility....................................................................   $   4,150
The Notes....................................................................................      85,000
Other indebtedness...........................................................................       1,281
                                                                                               -----------
    Total debt...............................................................................      90,431
Total shareholders' equity...................................................................       7,834
                                                                                               -----------
Total capitalization.........................................................................   $  98,265
                                                                                               -----------
                                                                                               -----------

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


    The following unaudited pro forma condensed combined statements of operations illustrate the effects of the Transactions.



    The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 and for the six months ended June 30, 1998 assume that the Transactions occurred at January 1, 1997, and January 1, 1998, respectively.



    The Acquisition has been accounted for as a purchase, with the assets acquired and the liabilities assumed being recorded at estimated fair market value. The adjustments included in the unaudited pro forma condensed combined financial statements represent the Company's preliminary determination of the Purchase Price allocation based upon available information and there can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.


    The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results that would have occurred if the Transactions had been consummated as of the indicated dates or that may occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Henry Company and Monsey Bakor, together with the related notes thereto, included elsewhere in this Prospectus.


    The following information should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Combined Financial Data of Henry Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Henry Company," "Selected Historical Consolidated Financial Data of Monsey Bakor," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Monsey Bakor," the Consolidated and Combined Financial Statements of Henry Company and the Consolidated Financial Statements of Monsey Bakor, including, in each case, the notes thereto, and other financial information appearing elsewhere in this Prospectus.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)


                                                        HISTORICAL      HISTORICAL     PRO FORMA    PRO FORMA
                                                       HENRY COMPANY   MONSEY BAKOR   ADJUSTMENTS   COMBINED
                                                      ---------------  -------------  -----------  -----------
Net sales...........................................     $  67,424      $   113,175                 $ 180,599
Cost of goods sold..................................        46,413           83,082    $      --(1)    129,495
                                                           -------     -------------  -----------  -----------
  Gross profit......................................        21,011           30,093                    51,104

Selling, general and administrative.................        17,509           24,444           --(1)     39,829
                                                                                          (1,124)(2)
                                                                                          (1,000)(3)
Accounting method change--non-cash environmental
  charge............................................            --            3,639           --        3,639
Amortization of intangibles.........................           137              353        2,453(4)      2,943
                                                           -------     -------------  -----------  -----------
  Operating income..................................         3,365            1,657         (329)       4,693
Other expense (income):
  Interest expense..................................         1,465            1,576        8,500(5)      8,702
                                                                                          (2,839)(6)
  Interest and other income, net....................          (321)            (390)          --         (711)
                                                           -------     -------------  -----------  -----------
  Income (loss) before provision for taxes..........         2,221              471       (5,990)      (3,298)
Provision (benefit) for income taxes................            33              187       (1,678)(7)       (609)
                                                                                             849(8)
                                                           -------     -------------  -----------  -----------
  Net income (loss).................................     $   2,188      $       284    $  (5,161)   $  (2,689)
                                                           -------     -------------  -----------  -----------
                                                           -------     -------------  -----------  -----------


   See accompanying notes to unaudited pro forma condensed combined financial statements

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


                             (DOLLARS IN THOUSANDS)


                                                                HISTORICAL      PRO FORMA    PRO FORMA
                                                               HENRY COMPANY   ADJUSTMENTS   COMBINED
                                                              ---------------  -----------  -----------
Net sales...................................................     $  52,107      $  33,840(9)  $  85,947
Cost of goods sold..........................................        36,007         25,375   )(9     61,382
                                                                   -------     -----------  -----------
  Gross profit..............................................        16,100          8,465(5)     24,565

Selling, general and administrative.........................        12,605          7,617   )(9     19,889
                                                                                     (333) 10)

Amortization of intangibles.................................           622            873 (11      1,495
                                                                   -------     -----------  -----------
  Operating income (loss)...................................         2,873            308        3,181
Other expense (income):
  Interest expense..........................................         2,099          2,597 (12      4,387
                                                                                     (309)(6)
  Interest and other income, net............................          (122)            --         (122)
                                                                   -------     -----------  -----------
  Income (loss) before provision (benefit) for taxes........           896         (1,980)      (1,084)
Provision (benefit) for income taxes........................          (522)          (562) (7)       (967)
                                                                                      117(8)
                                                                   -------     -----------  -----------
  Net income (loss).........................................     $   1,418      $  (1,535)   $    (117)
                                                                   -------     -----------  -----------
                                                                   -------     -----------  -----------


   See accompanying notes to unaudited pro forma condensed combined financial statements

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


                             (DOLLARS IN THOUSANDS)


 (1) Management of the Company has identified annualized synergies consisting of a combination of selling, general and administrative expense cost savings and production cost reductions. Annualized cost savings and cost reductions estimated at $1,800 may be achieved by the Company as a result of the integration of the operations of Henry Company and Monsey Bakor. One-time costs associated with achieving these synergies are estimated at $800. The Company expects to realize these synergies once the integration process is completed, which is expected to occur within 18 months following the consummation of the Acquisition. However, there can be no assurance that any of these cost savings will actually be realized, or that the costs to achieve such cost savings will not exceed Company estimates. As a result, such synergies are excluded from the unaudited pro forma condensed combined financial statements.



 (2) Reflects administrative services fee for the reimbursement of certain administrative services provided by Henry Company to an affiliate. After January 1, 1998, Henry Company will be reimbursed monthly for services provided to the affiliate pursuant to an administrative services agreement.



 (3) Reverses compensation paid to previous shareholders and certain members of management of Monsey Bakor in excess of amounts to be paid under new employment agreements as a result of the Acquisition.



 (4) Reflects amortization for intangible assets created as a result of the Acquisition. The total pro forma amortization also takes into consideration the evaluation of existing Monsey Bakor intangible assets and is computed using lives ranging from 10 to 15 years on a straight-line basis.



 (5) Reflects interest expense related to the issuance of the Old Notes.



 (6) Reflects interest expense on debt retired from the issuance of the Old
     Notes.



 (7) Reflects the tax effect of the pro forma adjustments, excluding $1,763 and $574 of nondeductible amortization of intangibles related to the Acquisition for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively.



 (8) Records the pro forma Federal and state provision for income taxes for Henry Company assuming the conversion from subchapter "S" Corporation to "C" Corporation status under the Code in connection with the Transactions.



 (9) Reflects net sales, cost of goods sold, and selling, general and administrative expense for Monsey Bakor for the period January 1, 1998 to the April 22, 1998 acquisition date not reflected in the historical Henry Company results of operations for the six-months ended June 30, 1998.



(10) Records the reversal of compensation paid to previous shareholders and certain members of management of Monsey Bakor in excess of amounts paid under new employment agreements less the impact of actual compensation paid as follows:



Pro forma compensation reductions for six-months ended June 30,
  1998...............................................................  $     500

Actual compensation reductions included in historical Henry Company results of operations for the six months ended June 30, 1998 (April
  22, 1998 through June 30, 1998)....................................       (167)
                                                                       ---------
  Pro forma adjustment to compensation...............................  $     333
                                                                       ---------
                                                                       ---------

                             (DOLLARS IN THOUSANDS)


(11) Reflects amortization of intangible assets created as a result of the Acquisition including the impact of existing Monsey Bakor intangible amortization net of the actual amortization recorded for the six-months ended June 30, 1998 as follows:



Pro forma amortization for the six-months ended June 30, 1998.......  $   1,342
Actual amortization of intangibles included in historical Henry
  Company results of operations for the six months ended June 30,
  1998..............................................................       (469)
                                                                      ---------
  Pro forma adjustment to amortization..............................  $     873
                                                                      ---------
                                                                      ---------



(12) Reflects interest expense related to the issuance of the Old Notes net of the actual interest expense recorded in the historical Henry Company results of operations for the six months ended June 30, 1998 as follows:



Pro forma interest for six-months ended June 30, 1998..............  $   4,250
Actual interest included in historical Henry Company results of
  operations for the six-months ended June 30, 1998................     (1,653)
  Pro forma adjustment to interest expense.........................  $   2,597
                                                                     ---------
                                                                     ---------

          SELECTED HISTORICAL COMBINED FINANCIAL DATA OF HENRY COMPANY


    The following selected historical combined financial data of Henry Company as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 have been derived from the Henry Company Combined Financial Statements and notes thereto that have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report thereon is included elsewhere in this Prospectus. The following selected historical combined financial data as of December 31, 1993, 1994 and 1995 and for each of the two years in the two year period ended December 31, 1994 have been derived from the audited Henry Company combined financial statements not included herein. The summary interim consolidated financial data as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 has been derived from the unaudited consolidated financial statements of Henry Company. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial information for such periods. Results for the interim periods are not necessarily indicative of the results for the full fiscal year. The following data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Henry Company," the Combined Financial Statements of Henry Company and notes thereto and the other financial information included elsewhere in this Prospectus.



                                                                                     SIX MONTHS
                                               YEAR ENDED DECEMBER 31,             ENDED JUNE 30,
                                     -------------------------------------------  ----------------
                                      1993     1994     1995     1996     1997     1997     1998
                                     -------  -------  -------  -------  -------  -------  -------
                                                        (DOLLARS IN THOUSANDS)
COMBINED STATEMENT OF OPERATIONS
  DATA(1):
Net sales..........................  $52,983  $51,163  $61,059  $59,186  $67,424  $25,717  $52,107
Cost of sales......................   35,550   35,206   42,290   40,867   46,413   18,701   36,007
                                     -------  -------  -------  -------  -------  -------  -------
  Gross profit.....................   17,433   15,957   18,769   18,319   21,011    7,016   16,100
Operating expenses:
  Selling, general and
    administrative.................   15,272   14,849   17,518   16,934   17,509    7,574   12,605
  Amortization of intangibles......    1,104      858      703      183      137       69      622
                                     -------  -------  -------  -------  -------  -------  -------
    Operating income (loss)........    1,057      250      548    1,202    3,365     (627)   2,873
Interest expense...................      765    1,158    1,454    1,475    1,465      731    2,099
Interest and other income, net.....      (49)    (589)    (402)    (345)    (321)    (176)    (122)
                                     -------  -------  -------  -------  -------  -------  -------
  Income (loss) before provision
    (benefit) for taxes............      341     (319)    (504)      72    2,221   (1,182)     896
Provision (benefit) for income
  taxes(2).........................        5       --       --        1       33       --     (522)
                                     -------  -------  -------  -------  -------  -------  -------
  Net income (loss)................  $   336  $  (319) $  (504) $    71  $ 2,188  $(1,182) $ 1,418
                                     -------  -------  -------  -------  -------  -------  -------
                                     -------  -------  -------  -------  -------  -------  -------
Pro forma provision (benefit) for
  income taxes(3)..................  $   135  $  (127) $  (200) $    29  $   882  $  (469) $   480
                                     -------  -------  -------  -------  -------  -------  -------
                                     -------  -------  -------  -------  -------  -------  -------
Pro forma net income (loss)(3).....  $   206  $  (192) $  (304) $    43  $ 1,339  $  (713) $   416
                                     -------  -------  -------  -------  -------  -------  -------
                                     -------  -------  -------  -------  -------  -------  -------
OTHER FINANCIAL DATA:
Capital expenditures...............  $ 3,736  $ 1,745  $ 1,389  $ 1,449  $   801  $   350  $   753
Depreciation and amortization
  (including amortization of
  intangibles).....................    1,961    1,954    1,907    1,645    1,469      673    1,624
EBITDA(4)..........................    3,067    2,793    2,857    3,192    5,155      222    4,619
Ratio of earnings to fixed
  charges(5).......................      1.4x      --(6)      --(6)     1.0x     1.9x      --(6)     1.3x
Cash flows provided by (used in):
  Operating activities.............      944     (206)   2,224    1,171    4,781      587      142
  Investing activities.............   (3,783)  (2,915)  (1,342)    (783)    (949)    (515) (44,565)
  Financing activities.............    2,536    3,348     (785)    (258)  (4,013)     (32)  53,694



                                                                                                              AS OF
                                                                     AS OF DECEMBER 31,                     JUNE 30,
                                                    -----------------------------------------------------  -----------
                                                      1993       1994       1995       1996       1997        1998
                                                    ---------  ---------  ---------  ---------  ---------  -----------
                                                                          (DOLLARS IN THOUSANDS)
COMBINED BALANCE SHEET DATA(1):
Cash and cash equivalents.........................  $     298  $      74  $     170  $     300  $     119   $   9,483
Working capital...................................      4,938      4,236      2,699      5,121      7,204      32,514
Total assets......................................     26,643     29,247     30,730     31,204     30,418     130,616
Long-term debt, including current maturities, and
  borrowings on lines of credit...................     14,614     18,329     17,619     17,416     13,748      90,431
Total shareholders' equity........................      3,687      3,368      2,863      2,934      5,122       7,834


                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

--------------------------

(1) The combined financial statements of Henry Company consist of Henry Company and Warner Development Company of Texas, both companies under common control. All significant intercompany accounts and transactions have been eliminated. Upon the closing of the Acquisition, Warner Development Company of Texas was merged with and into Henry Company.


(2) Henry Company was operated as a subchapter "S" Corporation under the Code. As a result, Henry Company did not incur Federal and state income taxes (except with respect to certain states) and, accordingly, the provision for income taxes only includes the applicable state income tax. Federal and state income taxes (except with respect to certain states) on the income of Henry Company have been incurred and paid directly by the shareholders of Henry Company. It has been the policy of Henry Company to make periodic distributions to the shareholders in respect of such tax liabilities. During the six months ended June 30, 1998 Henry Company paid distributions of $800 for the shareholders' 1997 tax liabilities. Upon completion of the Transactions, the Company converted to a "C" Corporation under the Code and will subsequently pay all tax obligations of the Company to the appropriate taxing authorities.


(3) As described in Note (2) above, Henry Company was operated as a Subchapter "S" Corporation for the historical years presented. The pro forma provision (benefit) for income taxes and pro forma net income (loss) reflect the results as if Henry Company were operated as a "C" Corporation for the historical periods presented.


(4) EBITDA, as defined in the Indenture, represents net earnings before taking into consideration taxes on earnings, interest expense, depreciation and amortization, and non-recurring, non-cash charges, less any cash expended that funds a non-recurring, non-cash charge. While EBITDA should not be construed as a substitute for operating earnings, net earnings, or cash flows from operating activities in analyzing operating performance, financial position or cash flows, EBITDA has been included because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity. This data is relevant to an understanding of the economics of the Company's business as it indicates cash flow available from operations (and/or trends in cash flow available from operations) to service debt and satisfy certain fixed obligations. A reconciliation of net income (loss) to EBITDA for the respective years and related interim periods is as follows:



                                                                                                   SIX MONTHS
                                                                                                     ENDED
                                                     YEARS ENDED DECEMBER 31,                       JUNE 30,
                                       -----------------------------------------------------  --------------------
                                         1993       1994       1995       1996       1997       1997       1998
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)....................  $     336  $    (319) $    (504) $      71  $   2,188  $  (1,182) $   1,418
Provision (benefit) for income
  taxes..............................          5     --         --              1         33     --           (522)
Interest expense.....................        765      1,158      1,454      1,475      1,465        731      2,099
Depreciation and amortization........      1,961      1,954      1,907      1,645      1,469        673      1,624
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
EBITDA...............................  $   3,067  $   2,793  $   2,857  $   3,192  $   5,155  $     222  $   4,619
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------



(5) For purposes of this ratio, "earnings" consist of earnings before income taxes and fixed charges and "fixed charges" consist of interest expense and the portion of rents representative of an interest factor. The ratio of earnings to fixed charges is computed by adding earnings before income taxes and fixed charges and dividing by fixed charges.



(6) The earnings were insufficient to cover fixed charges for these periods. The amount of the deficiencies were $319 and $504 in 1994 and 1995, respectively, and $1,179 for the six months ended June 30, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF HENRY COMPANY

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE COMBINED FINANCIAL STATEMENTS OF HENRY COMPANY, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    Henry Company is a construction materials company focusing primarily on products for roofing, sealing and paving applications. Henry Company develops, manufactures and markets three separate but related product lines: roof and driveway coatings and paving products through the Henry Coatings Division, polyurethane foam for roofing and commercial uses through the Resin Technology Company and sealants for construction and marine uses through the Henry Sealants Division.

    Henry Company has seven manufacturing and distribution facilities located throughout the Northwest, West and Southwest. Six of these facilities have been acquired or built as a result of acquisitions made since 1988. From 1988 to 1997, Henry Company purchased the operations of seven regional manufacturers in its industry and integrated them into its operations. For the year ended December 31, 1997, Henry Company generated $2.2 million of net income from net sales of $67.4 million.

    LACK OF SENSITIVITY TO BUSINESS CYCLES

    Although the construction of new residential and commercial properties, and, therefore, new roofs, is influenced by the demand for such properties and by various economic factors that influence such demand, including interest and employment rates and the general economic climate, management estimates that over 70% of Henry Company's roofing business is derived from the roof repair and replacement market. This market is far more influenced by the wear-and-tear of the customer's roof and by various events such as severe weather conditions or other factors necessitating roof repair or replacement. Under such circumstances, it has been Henry Company's experience that customers often view the purchase of roofing products as a necessity rather than as a postponable event.


    BUSINESS ACQUISITION AND NOTE OFFERING



    On April 22, 1998, Henry Company completed the acquisition of Monsey Products Co. ("Monsey") and its subsidiaries (the "Acquisition") engaged in the distribution and manufacture of roof coatings, adhesives and membranes, and waterproofing and air barrier systems, for residential and commercial applications. The cash purchase price was $42.8 million with an additional $3.2 million paid at closing to certain selling shareholders of Monsey for noncompetition agreements. A selling shareholder also purchased 22,500 of redeemable convertible preferred stock of the Company for $0.6 million cash. The Acquisition has been accounted for using the purchase method of accounting.



    Concurrent with the Acquisition, the Company conducted a senior note offering (the "Offering") in the aggregate principal amount of $85.0 million. The proceeds of the Offering were used to acquire Monsey, retire a substantial portion of Monsey's existing bank debt, and retire the existing Henry Company bank debt and subordinated shareholder debt.



    Concurrent with the Acquisition and Offering, the Company's bank credit line was replaced with a $35.0 million credit facility, $25.0 million of which is available in accordance with a borrowing base and is to be used for working capital and $10.0 million of which may be used for capital expenditures.


    CORPORATE ORGANIZATION--TAX STATUS

    Henry Company was operated as a subchapter "S" Corporation under the Code. As a result, Henry Company did not incur Federal and state income taxes (except with respect to certain states) and, accordingly, the provision for income taxes only includes the applicable state income tax. Federal and state income taxes (except with respect to certain states) on the income of Henry Company have been incurred and paid directly by the shareholders of Henry Company. It has been the policy of Henry Company to make periodic distributions to the shareholders with respect to such tax liabilities. During the six months ended June 30, 1998, the Company made a distribution to shareholders of $0.8 million for the 1997 tax year.



    Concurrent with the Acquisition and the Offering, the Company converted its tax status from an S Corporation under Section 1361 of the Internal Revenue Code to C Corporation status. Subsequent to this conversion the Company will be required to pay federal and state corporate income taxes on its taxable income.



    Upon conversion to C status, the Company recognized deferred taxes in accordance with the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of net sales represented by certain items reflected in the Henry Company historical combined financial statements.

                                                                                                               SIX MONTHS
                                                                                                               ENDED JUNE
                                                               YEAR ENDED DECEMBER 31                              30,
                                       ----------------------------------------------------------------------  -----------
                                                1995                    1996                    1997              1997
                                       ----------------------  ----------------------  ----------------------  -----------
                                                      % OF                    % OF                    % OF
                                         AMOUNT       SALES      AMOUNT       SALES      AMOUNT       SALES      AMOUNT
                                       -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                      (DOLLARS IN MILLIONS)
Net sales............................   $    61.1       100.0%  $    59.2       100.0%  $    67.4       100.0%  $     25.7
Cost of sales........................        42.3        69.3        40.9        69.1        46.4        68.8         18.7
                                            -----   ---------       -----   ---------       -----   ---------      -----
  Gross profit.......................        18.8        30.7        18.3        30.9        21.0        31.2          7.0
Selling, general and
  administrative.....................        17.5        28.7        16.9        28.6        17.5        26.0          7.6
Amortization of intangibles..........         0.7         1.1         0.2         0.3         0.1         0.2          0.1
                                            -----   ---------       -----   ---------       -----   ---------      -----
  Operating income (loss)............         0.6         0.9         1.2         2.0         3.4         5.0         (0.7)
Interest expense.....................         1.5         2.4         1.5         2.5         1.5         2.2          0.7
Interest and other income, net.......        (0.4)       (0.7)       (0.4)       (0.6)       (0.3)       (0.4)        (0.2)
Income tax benefit...................          --          --          --          --          --          --         --
                                            -----   ---------       -----   ---------       -----   ---------      -----
  Net income (loss)..................   $    (0.5)       (0.8)%  $     0.1        0.1%  $     2.2         3.2%  $     (1.2)
                                            -----   ---------       -----   ---------       -----   ---------      -----
                                            -----   ---------       -----   ---------       -----   ---------      -----


                                                           1998
                                                  ----------------------
                                         % OF                    % OF
                                         SALES      AMOUNT       SALES
                                       ---------  -----------  ---------

Net sales............................      100.0%  $    52.1       100.0%
Cost of sales........................       72.8        36.0        69.1
                                       ---------       -----   ---------
  Gross profit.......................       27.2        16.1        30.9
Selling, general and
  administrative.....................       29.6        12.6        24.2
Amortization of intangibles..........        0.3         0.6         1.2
                                       ---------       -----   ---------
  Operating income (loss)............       (2.7)        2.9         5.5
Interest expense.....................        2.7         2.1         4.0
Interest and other income, net.......       (0.8)       (0.1)       (0.2)
Income tax benefit...................         --        (0.5)       (1.0)
                                       ---------       -----   ---------
  Net income (loss)..................       (4.6)%  $     1.4        2.7%
                                       ---------       -----   ---------
                                       ---------       -----   ---------


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    NET SALES. Henry Company's revenues increased to $67.4 million in 1997, an increase of $8.2 million, or 13.9%, from $59.2 million for the prior year. This increase was primarily due to forecasted rainfall in excess of annual averages, which resulted in increased sales in both the professional and retail roofing business as property owners in California and Arizona repaired roofs during the third and fourth quarters of 1997 in anticipation of significant rainfall. The increase in revenues was also attributable to Henry Company's increased market penetration into contiguous regions.

    GROSS PROFIT. Gross profit increased to $21.0 million for 1997, an increase of $2.7 million, or 14.8%, from $18.3 million for 1996. This increase was primarily due to increased revenues, but also reflects an increase in Henry Company's gross profit margin to 31.2% from 30.9% in the prior year. This increase in gross profit margin was primarily attributable to a higher proportion of revenues from the sales of roof patching cement, which historically has had higher gross profit margins than other roof coatings lines and polyurethane foam applications. This increase in gross profit margin was partially offset by decreased revenues from certain higher-margin segments of the sealants business.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense as a percentage of revenue decreased to 26.0% in 1997 from 28.6% in 1996. The decrease was primarily due to Henry Company's ability to service increased revenues without proportionately increasing administrative costs. Selling, general and administrative expense increased to $17.5 million in 1997, an increase of $0.6 million, or 3.6% from $16.9 million in 1996. The increase was primarily due to incremental selling, general and administrative expenses associated with Henry Company's continued expansion into the roofing systems business as well as increased overhead related to the hiring of additional employees in connection with the overall growth of Henry Company.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles decreased slightly to $0.1 million in 1997 as compared to $0.2 million in 1996. This expense represents amortization expense related to an acquisition completed in February of 1994.

    OPERATING INCOME. Operating income increased to $3.4 million in 1997, an increase of $2.2 million, or 183.3%, from $1.2 million in 1996. Operating income as a percentage of revenue increased to 5.0% in 1997 from 2.0% in the prior year, primarily due to higher gross profit margins and lower operating expenses as a percentage of revenues.

    INTEREST EXPENSE. Interest expense remained flat from 1996 and relates principally to interest expense on Henry Company's debt utilized to fund the working capital needs of the Company.

    NET INCOME. Net income was $2.2 million in 1997, an increase of $2.1 million, from $0.1 million in 1996 due primarily from increased revenues. Net income as a percentage of revenues increased to 3.2% in 1997, from a nominal return in 1996, due primarily to an increase of net sales in 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES. Henry Company's revenues decreased to $59.2 million in 1996, a decrease of $1.9 million as compared to 1995. This decrease was primarily due to the bankruptcy filing of the largest customer of the Resin Technology Company, accounting for $2.0 million in decreased revenues.

    GROSS PROFIT. Henry Company's gross profit decreased to $18.3 million, a decrease of $0.5 million. Gross profit decreased 2.7% while sales decreased 3.1% reflecting increased sales of products with higher gross margins.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses as a percentage of revenue decreased slightly to 28.6% in 1996 compared to 28.7% in 1995. Selling, general and administrative expenses decreased to $16.9 million in 1996, a decrease of $0.6 million from $17.5 million in 1995. The decrease was attributable to a $0.3 million reduction in administrative expense and a $0.3 million reduction in selling expense. The decrease was primarily due to staff reductions and reduced incentive compensation paid by Henry Company.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles decreased to $0.2 million in 1996, a decrease of $0.5 million, or 71.4% from $0.7 million in 1995. The decrease reflects lower amortization expense as a portion of the intangible became fully amortized.

    OPERATING INCOME. Operating income increased to $1.2 million in 1996, an increase of $0.6 million, or 100.0%, from $0.6 million in 1995. Operating income as a percentage of revenue increased to 2.0% in 1996 from 0.9% in the prior year, primarily due to the reduction in selling, general and administrative expense and reduced amortization expense on intangible assets.

    INTEREST EXPENSE. Interest expense remained constant from 1995 and relates principally to interest expenses on Henry Company's debt utilized to fund the working capital needs of Henry Company.

    NET INCOME. Net income was $0.1 million in 1996, an increase of $0.6 million from a loss of $0.5 million in 1995. The increase was due primarily to lower selling, general and administrative expenses and reduced amortization expense on intangible assets.


FOR THE SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO JUNE 30, 1998



    NET SALES. The Company's revenues increased to $52.1 million for the six months ended June 30, 1998, an increase of $26.4 million, or 102.7%, from $25.7 million for the six months ended June 30, 1997. The acquisition of Monsey Bakor represented $21.8 million, or 82.6% of the increase. The remaining increase of $4.6 million was primarily due to rainfall in excess of annual averages, which resulted in increased sales in both the professional and retail roofing business as property owners repaired leaking roofs. The increase in revenues was also attributable to Henry Company's increased market penetration into contiguous regions.



    GROSS PROFIT. The Company's gross profit increased to $16.1 million for the six months ended June 30, 1998, an increase of $9.1 million, or 130.0%, from $7.0 million for the six months ended June 30, 1997. The acquisition of Monsey Bakor represented $6.7 million, or 73.6% of the increase. The remaining increase of $2.4 million was primarily due to the increase in revenues, but also reflects an increase in Henry Company's gross profit margin to 30.9% in the first six months of 1998 from 27.2% in the first six months of the prior year. The increase was primarily attributable to a higher proportion of revenues from the sales of roof patching cement, which historically has higher gross profit margins than other roof coatings lines, and polyurethane foam applications.



    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses as a percentage of revenue decreased to 24.2% for the six months ended June 30, 1998 from 29.6% for the six months ended June 30, 1997. The decrease was primarily due to Henry Company's ability to service increased revenues without proportionately increasing administrative costs. Selling, general and administrative expenses increased to $12.6 million for the six months ended June 30, 1998, an increase of $5.0 million, or 65.8%, from $7.6 million for the six months ended June 30, 1997. The acquisition of Monsey Bakor represented $4.3 million, or 86% of the increase. The remaining increase of $0.7 million was primarily due to incremental selling, general and administrative expenses associated with the Company's continued expansion into the roofing systems business as well as increased overhead related to the hiring of additional employees in connection with the overall growth of Henry Company.



    OPERATING INCOME. Operating income increased to $2.9 million for the six months ended June 30, 1998, an increase of $3.6 million, from a loss of $0.7 million for the six months ended June 30, 1997. Operating income as a percentage of revenue increased to 5.5% for the six months ended June 30, 1998, from (2.7%) for the six months ended June 30, 1997. The acquisition of Monsey Bakor represented $2.3 million, or 63.9% of the operating income increase. The remaining increase of $1.3 million was primarily due to higher gross profit margins and lower operating expenses as a percentage of revenues.



    INTEREST EXPENSE. Interest expense increased to $2.1 million for the six months ended June 30, 1998, an increase of $1.4 million, or 200%, from $0.7 million for the six months ended June 30, 1997. The acquisition of Monsey Bakor represented $1.4 million, or 100% of the increase.



    AMORTIZATION OF INTANGIBLES. Amortization of intangibles increased to $0.6 million for the six months ended June 30, 1998, an increase of $0.5 million, or 500%, from $0.1 million for the six months ended June 30, 1997. The acquisition of Monsey Bakor represented $0.5 million, or 100% of the increase. The increase was primarily due to the amortization of the excess purchase price over net assets acquired and amortization of acquisition costs associated with financing, banking, and other associated fees incurred to acquire Monsey Bakor.



    NET INCOME. Net income was $1.4 million for the six months ended June 30, 1998, an increase of $2.6 million, from a loss of $1.2 million for the six months ended June 30, 1997. The acquisition of Monsey Bakor represented $1.3 million, or 50.0% of the increase. The remaining increase of $1.3 million was primarily due to the factors discussed above and due to a deferred tax benefit of $0.9 million recognized upon the Company's conversion from S Corporation to C Corporation status. Net income as a percentage of revenues increased to 2.7% for the six months ended June 30, 1998, from a loss of 4.6% for the six months ended June 30, 1997.


LIQUIDITY AND CAPITAL RESOURCES


    Henry Company's historical capital requirements have been primarily for working capital, capital expenditures and acquisitions. Henry Company's primary sources of capital to finance such needs have been cash flow from operations and borrowings under bank credit facilities. Concurrently with the consummation of the Initial Offering and the Acquisition, the Company entered into the New Bank Credit Facility which provides for $25.0 million which is available in accordance with a borrowing base and is to be used for working capital, and $10.0 million which may be used for capital expenditures. As of June 30, 1998 the outstanding balance was $0.3 million under the revolving line of credit and no balances were outstanding under the capital expenditure facility. See "Description of the Credit Facilities."



    During 1997, Henry Company received a note from an affiliate for $1.9 million for the sale to the affiliate of certain real property, which related solely to the business of the affiliate, with a net book value of $1.9 million. The previously existing receivable from such affiliate decreased to $4.1 million in 1997, a decrease of $0.2 million from $4.3 million in 1996. The decrease was primarily attributable to payments of $2.1 million from the affiliate during 1997, the effect of which was offset in part by Henry Company's sale of the property.


CASH FLOWS 1997 COMPARED TO 1996

    Henry Company's cash flows from operations were $4.8 million and $1.2 million in 1997 and 1996, respectively. The increase from 1996 to 1997 of $3.6 million was primarily attributable to increased profits resulting from increased revenues of $8.2 million during 1997. Net cash used in investing activities during 1997 and 1996 was $0.9 million and $0.8 million, respectively. Additions for capital expenditures for 1997 and 1996 were $0.8 million and $1.4 million, respectively. Net cash used in financing activities during 1997 and 1996 was $4.0 million and $0.3 million, respectively. The increase of $3.7 million from 1996 to 1997 was primarily due to payments applied to the revolving line of credit. Scheduled principal payments on debt were $0.6 million and $0.4 million for 1997 and 1996, respectively.


CASH FLOWS SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30,
  1997



    The Company's cash flows from operations were $0.1 million and $0.6 million for the six months ended June 30, 1998 and 1997, respectively. The decrease from June 30, 1997 to June 30, 1998 of $0.5 million was primarily attributable to increased profits offset by a build-up in inventories and a decrease in repayment of prior advances made to an affiliate during the six months ended June 30, 1998. Net cash provided by financing activities during the six months ended June 30, 1998 was $53.7 million as compared to $0.0 million for the six months ended June 30, 1997. The increase of $53.7 million from the six months ended June 30, 1997 was primarily due to the Acquisition and Offering. Net cash used in investing activities of $44.6 million and $0.5 million during the six months ended June 30, 1998 and 1997, respectively, was comprised primarily of capital expenditures of $0.8 million and $0.3 million, respectively, and the acquisition of a business for $43.8 million and $0.1 million, respectively.

    Henry Company believes that the net proceeds from the Initial Offering, together with available cash, cash generated from operations and available borrowings under the New Bank Credit Facility, will be sufficient to finance working capital, capital expenditures, acquisitions, lease payments and scheduled principal and interest payments for the next twelve months. There can be no assurance, however, that such resources will be sufficient to meet the Company's anticipated working capital, capital expenditure and acquisition financing requirements or that the Company will not require additional financing within this time frame.

SEASONALITY

    Henry Company's business is seasonal. Many of Henry Company's top selling products relate to patching roof leaks. Roof leaks are often not detected in the West and Southwest until the rainy season arrives, which typically occurs from November to February. Retailers and distributors begin to build inventories of these products during the fall in anticipation of consumer demand during the rainy season. As a result, sales for Henry Company tend to begin climbing in July of each year and continue climbing until November of each year. Do-it-yourself and contractor sales of roof patching products increase if rain in the West and Southwest exceeds average levels. These increased sales deplete existing retail and wholesale inventories and require retailers and distributors to order additional product. If rainfall in the West and Southwest is below average levels the build-up of these inventories by retailers in the fall may be adequate to last for much of the rainy season without reordering product. Consequently, the third and fourth calendar quarters have traditionally represented the highest level of sales during the year.

INFLATION AND RAW MATERIAL COSTS

    During the past several years, the general rate of inflation has been relatively low and has not had a significant impact on Henry Company's results of operations. Henry Company purchases raw materials, including asphalt, aluminum paste, rubber and certain diisocynates among others, that are subject to price fluctuations. Prices have also tended to fluctuate based on such factors as the capacity of the respective supply chains, demand in the market, weather, general economic factors and the availability of alternative raw materials. Historically, for example, there have been periods of significant and rapid asphalt, aluminum paste, rubber and diisocynate price changes, both upward and downward, with a concurrent short-term impact on Henry Company's operating margins. Henry Company has historically mitigated the long-term effects of these fluctuations by passing through price increases to its customers, although there is no assurance that the Company will be able to do so in the future. Significant increases in raw material prices could have a material adverse impact on the profit of the Company.

NEW ACCOUNTING PRONOUNCEMENTS


    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." The standard establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Henry Company has adopted the provisions of SFAS No. 130 during the six months ended June 30, 1998.


    Also in June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The standard requires that publically-held companies disclose "operating segments" based on the way management disaggregates the company for making internal operating decisions. The new rules will be effective for Henry Company's December 31, 1998 financial statements. Henry Company has not evaluated the impact, if any, of the new standard.

YEAR 2000 MODIFICATIONS


    Henry Company is not highly dependent on its internal computer systems, and does not generally interact electronically with its customers or suppliers. Henry Company has been and is currently assessing its computer systems and embedded-technology equipment in order to evaluate what, if any, corrections or modifications may be necessary to respond to potential Year 2000 computer issues. Henry Company currently expects to complete any necessary corrections or modifications by December 31, 1998. The historical costs of this assessment and correction have been less than $10,000, and future assessment and correction (including replacement) costs are currently estimated to be less than $50,000. Henry Company relies upon computer systems primarily to invoice its customers, some of whom are billed on an EDI (Electronic Data Invoice) system. The most reasonably likely risk to Henry Company for a Year 2000 failure is believed to involve an interruption of this electronic invoicing system. Henry Company is prepared to invoice its customers manually to respond to such an interruption.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MONSEY BAKOR

    The following selected historical consolidated financial data of Monsey Bakor as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 have been derived from Monsey Bakor's Consolidated Financial Statements and notes thereto that have been audited by Ernst & Young LLP, independent auditors, and whose report thereon is included elsewhere in this Prospectus. The following Selected Historical Consolidated Financial Data as of December 31, 1993, 1994 and 1995 and for each of the two years in the two year period ended December 31, 1994 have been derived from the audited Monsey Bakor Consolidated Financial Statements not included herein. The interim consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 has been derived from the unaudited consolidated financial statements of Monsey Bakor. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the consolidated financial information for such periods. Results for the interim periods are not necessarily indicative of the results for the full fiscal year. The following data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Monsey Bakor," the Consolidated Financial Statements of Monsey Bakor and notes thereto, and the other financial information included elsewhere in this Prospectus.

                                                             YEAR ENDED DECEMBER 31,                      THREE MONTHS
                                              -----------------------------------------------------     ENDED MARCH 31,
                                                1993       1994       1995       1996       1997        1997        1998
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                             (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:(1)
Net sales...................................  $  74,936  $  80,750  $  79,636  $ 108,584  $ 113,175   $  21,620   $  22,738
Cost of sales...............................     54,512     58,281     59,641     79,428     83,082      16,580      17,495
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Gross profit............................     20,424     22,469     19,995     29,156     30,093       5,040       5,243

Operating expenses:
  Selling, general and administrative.......     19,098     19,578     17,818     23,513     24,444       5,693       5,679
  Accounting method change--non-cash
    environmental charge....................         --         --         --         --      3,639       3,639          --
  Amortization of intangibles...............         --         --        120        283        353          78         116
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Operating income (loss).................      1,326      2,891      2,057      5,360      1,657      (4,370)       (552)
Interest expense............................        706      1,141      1,217      1,557      1,576         346         303
Other income, net...........................       (626)      (151)       (81)      (564)      (390)        (61)        (61)
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Income (loss) before income taxes.......      1,246      1,901        921      4,367        471      (4,655)       (794)

Income tax expense (benefit)................        484        649        385      1,537        187      (1,848)       (289)
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Net income (loss).......................  $     762  $   1,252  $     536  $   2,830  $     284   $  (2,807)  $    (505)
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
OTHER FINANCIAL DATA:
Capital expenditures........................  $   2,080  $   1,770  $   1,280  $   1,225  $   2,610   $     780   $     240
Depreciation and amortization (including
  amortization of intangibles)..............      1,522      1,631      1,873      2,482      2,566         643         629
EBITDA(2)...................................      3,474      4,673      4,011      8,406      8,185         (27)        138
Ratio of earnings to fixed charges(3).......        2.5x       2.5x       1.7x       3.4x       1.3x         --(4)        --(4)
Cash flows provided by (used in):
  Operating activities......................        774      3,281      1,968      4,026      6,197      (4,769)     (6,911)
  Investing activities......................     (1,629)    (2,540)    (1,280)    (2,786)    (2,905)       (820)       (250)
  Financing activities......................      1,204       (993)      (739)      (636)    (4,443)      4,893       8,102

                                                                                                        AS OF
                                                               AS OF DECEMBER 31,                     MARCH 31,
                                              -----------------------------------------------------  -----------
                                                1993       1994       1995       1996       1997        1998
                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                             (DOLLARS IN THOUSANDS)

CONSOLIDATED BALANCE SHEET DATA(1):
Cash........................................  $   1,073  $     821  $     770  $   1,375  $     213   $   1,169
Working capital.............................      2,340      1,133        218      3,281        488         271
Total assets................................     30,357     31,402     31,052     46,192     46,217      53,803
Long-term debt, including current
  maturities, and borrowings on lines of
  credit....................................     13,314     12,821     12,361     15,620     11,742      19,844
Total shareholders' equity..................      9,665     10,417     10,673     18,160     17,142      16,652

------------------------------

(1) On March 15, 1996, Monsey Products Co. acquired all of the outstanding common stock of Bakor Holdings, Inc. in exchange for $1,837 plus 1,002,000 shares of its common stock valued at $5,357. The transaction was accounted for as a purchase. The consolidated statements of operations reflect the results of operations of Bakor Holdings, Inc. from the date of its acquisition. On a pro forma basis, assuming that the acquisition of Bakor Holdings, Inc. occurred on January 1, 1996, net sales for 1996 would have been $112,276, net income would have been $2,486, and EBITDA, as defined, would have been $8,384.


(2) EBITDA, as defined in the Indenture, represents net earnings before taking into consideration taxes on earnings, interest expense, depreciation and amortization and non-recurring, non-cash charges, less any cash expended that funds a non-recurring, non-cash charge. While EBITDA should not be construed as a substitute for operating earnings, net earnings, or cash flows from operating activities in analyzing operating performance, financial position or cash flows, EBITDA has been included because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity. This data is relevant to an understanding of the economics of the Company's business as it indicates cash flow available from operations (and/or trends in cash flow available from operations) to service debt and satisfy certain fixed obligations. A reconciliation of net income (loss) to EBITDA for the respective years and related interim periods is as follows:



                                                                                                 THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                      MARCH 31,
                                         -----------------------------------------------------  --------------------
                                           1993       1994       1995       1996       1997       1997       1998
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)......................  $     762  $   1,252  $     536  $   2,830  $     284  $  (2,807) $    (505)
Provision (benefit) for income taxes...        484        649        385      1,537        187     (1,848)      (289)
Interest expense.......................        706      1,141      1,217      1,557      1,576        346        303
Depreciation and amortization..........      1,522      1,631      1,873      2,482      2,566        643        629
Non-cash environmental charge..........         --         --         --         --      3,639      3,639         --
Cash paid on environmental charge......         --         --         --         --        (67)        --         --
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         $   3,474  $   4,673  $   4,011  $   8,406  $   8,185  $     (27) $     138
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------


(3) For purposes of this ratio, "earnings" consists of earnings before income taxes and fixed charges and "fixed charges" consists of interest expense and the portion of rents representative of an interest factor. The ratio of earnings to fixed charges is computed by adding earnings before income taxes and fixed charges and dividing by fixed charges.

(4) Earnings were insufficient to cover fixed charges. The amounts of the deficiencies were $408 and $354 at March 31, 1997 and 1998, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF MONSEY BAKOR

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE CONSOLIDATED FINANCIAL STATEMENTS OF MONSEY BAKOR, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    On March 15, 1996 Monsey Products Co. acquired all of the outstanding stock of Bakor Holdings, Inc. ("Bakor"). Following the acquisition, the consolidated company continued its operations under the name "Monsey Bakor." The consolidated results of operations reflect the results of Monsey Bakor from the date of the Bakor acquisition.

    Monsey Bakor has ten manufacturing and distribution facilities in North America with seven located in the United States and three located in Canada. Monsey Products Co. acquired the three Canadian facilities which were formerly owned by Bakor, in March, 1996. For the year ended December 31, 1997, Monsey Bakor generated $0.3 million in net income (excluding the after-tax impact of the accounting method change, net income would have been $2.4 million) from net sales of $113.2 million.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of net sales represented by certain items reflected in Monsey Bakor's Historical Consolidated Financial Statements.

                                                                                                                            THREE
                                                                                                                           MONTHS
                                                                                                                         ENDED MARCH
                                                                  YEAR ENDED DECEMBER 31,                                    31,
                                     ----------------------------------------------------------------------------------  -----------
                                                1995                        1996                        1997                1997
                                     --------------------------  --------------------------  --------------------------  -----------
                                       AMOUNT      % OF SALES      AMOUNT      % OF SALES      AMOUNT      % OF SALES      AMOUNT
                                     -----------  -------------  -----------  -------------  -----------  -------------  -----------
                                                                          (DOLLARS IN MILLIONS)
Net sales..........................   $    79.6         100.0%    $   108.6         100.0%    $   113.2         100.0%    $    21.6
Cost of sales......................        59.6          74.9          79.4          73.1          83.1          73.4          16.6
                                          -----         -----    -----------        -----    -----------        -----         -----
  Gross profit.....................        20.0          25.1          29.2          26.9          30.1          26.6           5.0
Operating expenses:
  Selling, general and
    administrative.................        17.8          22.4          23.5          21.6          24.4          21.6           5.7
  Accounting method change-non-cash
    environmental charge...........          --            --            --            --           3.6           3.2           3.6
  Amortization of intangibles......         0.1           0.1           0.3           0.3           0.4           0.3           0.1
                                          -----         -----    -----------        -----    -----------        -----         -----
    Operating income (loss)........         2.1           2.6           5.4           5.0           1.7           1.5          (4.4)
Interest expense...................         1.2           1.5           1.6           1.5           1.6           1.4           0.3
Other income, net..................          --            --          (0.6)         (0.6)         (0.4)         (0.3)         (0.1)
                                          -----         -----    -----------        -----    -----------        -----         -----
  Income (loss) before income
    taxes..........................         0.9           1.1           4.4           4.1           0.5           0.4          (4.6)
Income tax expense (benefit).......         0.4           0.5           1.6           1.5           0.2           0.1          (1.8)
                                          -----         -----    -----------        -----    -----------        -----         -----
  Net income (loss)................   $     0.5           0.6%    $     2.8           2.6%    $     0.3           0.3%    $    (2.8)
                                          -----         -----    -----------        -----    -----------        -----         -----
                                          -----         -----    -----------        -----    -----------        -----         -----


                                                               1998
                                                    --------------------------
                                      % OF SALES      AMOUNT      % OF SALES
                                     -------------  -----------  -------------

Net sales..........................        100.0%    $    22.7         100.0%
Cost of sales......................         76.7          17.5          76.9
                                           -----    -----------        -----
  Gross profit.....................         23.3           5.2          23.1
Operating expenses:
  Selling, general and
    administrative.................         26.3           5.7          25.0
  Accounting method change-non-cash
    environmental charge...........         16.8        --            --
  Amortization of intangibles......          0.4           0.1           0.5
                                           -----    -----------        -----
    Operating income (loss)........        (20.2)         (0.6)         (2.4)
Interest expense...................          1.6           0.3           1.3
Other income, net..................         (0.3)         (0.1)         (0.2)
                                           -----    -----------        -----
  Income (loss) before income
    taxes..........................        (21.5)         (0.8)         (3.5)
Income tax expense (benefit).......         (8.5)         (0.3)         (1.3)
                                           -----    -----------        -----
  Net income (loss)................        (13.0%)   $    (0.5)         (2.2%)
                                           -----    -----------        -----
                                           -----    -----------        -----

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    NET SALES. Revenues increased $4.6 million to $113.2 million from $108.6 million, an increase of 4.2%. Sales to retailers declined $2.0 million, or 4.0%, due to volume declines partially offset by price increases. Industrial, commercial and institutional sales increased $3.2 million, or 9.2%, as pricing and mix improvements exceeded volume declines. Sales of industrial emulsions grew $3.7 million, or 23.0%, on higher volumes.

    GROSS PROFIT. Gross profit increased $0.9 million to $30.1 million from $29.2 million, an increase of 3.1% due to increased revenues. Gross profit margin declined slightly from 26.9% to 26.6% due to higher material and overhead costs.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses as a percentage of sales remained constant at 21.6%. Selling, general and administrative expense increased $0.9 million to $24.4 million in 1997 from $23.5 million in 1996 due to higher delivery and sales commissions partially offset by lower administrative expenses.

    AMORTIZATION EXPENSE. Amortization expense increased due principally to having a full year's amortization in 1997 related to the acquisition of Bakor in 1996.

    ACCOUNTING METHOD CHANGE--NON-CASH ENVIRONMENTAL CHARGE. In 1997, Monsey Bakor adopted a new accounting policy for environmental remediation liabilities as required under American Institute of Certified Public Accountants Statement of Position (96-1) which resulted in a non-cash, pretax charge of $3.6 million. This charge related to the operation and maintenance of a remedial action plan at one of Monsey Bakor's facilities under a cost sharing agreement between Monsey Bakor and another potentially responsible party that previously occupied the property. See "Business--Environmental Matters." Monsey Bakor's 1997 cash contribution under the cost sharing agreement was $67,000. Previously, Monsey Bakor charged such contributions to expense in the period in which the expenditures were incurred.

    OPERATING INCOME. Operating income decreased to $1.7 million in 1997 from $5.4 million in 1996. Excluding the impact of the accounting method change, operating income declined $0.1 million, or 1.9%, as operating cost increases exceeded gross margin increases.

    INTEREST EXPENSE AND OTHER INCOME. Interest expense remained flat with 1996. Other income declined due to lower gains on the sale of assets in 1997.

    INCOME TAXES. The effective income tax rate increased to 39.7% in 1997 as compared to 35.2% in 1996. This increase was principally attributable to higher levels of non-deductible expenses in Canada.

    NET INCOME. Net income declined $2.5 million to $0.3 million in 1997 as compared to $2.8 million in 1996. Excluding the after-tax impact of the accounting method change of $2.1 million, net income declined $0.4 million.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Comparisons are affected by the acquisition of Bakor on March 15, 1996 which substantially increased Monsey Bakor's revenues and expenses in 1996.

    NET SALES. Revenues increased $29.0 million of which $19.1 million was due to the acquisition of Bakor in 1996. Other increases totaled $9.9 million. Retail and industrial, commercial and institutional sales increased $4.3 million and $3.3 million, respectively, on higher volumes and pricing. These products were favorably impacted by harsh winter conditions in 1996 throughout the East and Midwest. Sales of speciality emulsions increased $3.7 million which was offset by declines of sales of other products of $1.4 million.

    GROSS PROFIT. Gross profit increased $9.2 million of which $6.1 million was due to the acquisition of Bakor in 1996. The balance of the increase of $3.1 million was due to sales increases. Margins were flat as compared to 1995.

    SELLING, GENERAL AND ADMINISTRATIVE. Operating expenses increased $5.9 million of which $4.7 million was due to the acquisition of Bakor in 1996. Operating expenses as a percentage of sales declined to 21.9% in 1996 from 22.5% in 1995. This was a result of stronger revenues in 1996 and expense control initiatives made in 1995.

    OPERATING INCOME. Operating income increased $3.3 million of which $1.5 million was due to the acquisition of Bakor in 1996. The balance of the increase of $1.8 million was due to increased gross profit margins and improvements of operating expenses as a percentage of net sales.

    INTEREST EXPENSE AND OTHER INCOME. Interest expense increased by $0.4 million of which $0.2 million was due to the acquisition of Bakor in 1996 and the balance of $0.2 million was due to higher borrowing levels. Other income increased principally due to gains on the sale of a subsidiary in 1996.

    INCOME TAXES. The effective income tax rate decreased to 35.2% in 1996 as compared to 41.8% in 1995. This decrease was attributable to the usage of Canadian net operating loss carryforwards, lower levels of non-deductible expenses and higher state income taxes.

    NET INCOME. Net income increased $2.3 million of which $1.0 million was due to the acquisition of Bakor in 1996. Increased operating income was principally responsible for the balance of this improvement.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO MARCH 31, 1997

    NET SALES. Revenues increased $1.1 million to $22.7 million from $21.6 million, an increase of 5.1% principally due to volume increases and improved pricing.

    GROSS PROFIT. Gross profit increased $0.2 million to $5.2 million from $5.0 million, an increase of 4.0% due to increased revenues and a slight decrease in margin.

    OPERATING EXPENSES. Selling, general and administrative expenses remained flat at $5.7 million while declining as a percentage of sales from 26.3% to 25.0%. This is primarily due to increased revenues and expense controls.

    Monsey Bakor adopted a new accounting policy for environmental remediation liabilities as required under an AICPA Statement of Position (96-1) in 1997. Adoption of the new accounting standard resulted in a non-cash, pretax charge of $3.6 million relating to the operation and maintenance of a remedial action plan at one of Monsey Bakor's facilities under a cost sharing agreement executed with another participating responsible party that previously occupied the property. Previously, such contributions were charged to expense in the period in which the expenditures were incurred.

    OPERATING LOSS. Operating loss improved to $0.6 million in 1998 as compared to $4.4 million in 1997. Excluding the impact of the accounting method change, operating losses declined $0.2 million due to the factors described above.

    INTEREST EXPENSE AND OTHER INCOME. Interest expense and other income remained flat with 1997.

    NET LOSS. Net loss improved to $0.5 million in 1998 as compared to $2.8 million 1997, due to increased volumes and the accounting method change in 1997. Excluding the after tax impact of the accounting method change of $2.1 million, net loss declined 0.2 million due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

    Monsey Bakor's historical capital requirements have been primarily for working capital and capital expenditures. Primary sources of support for these needs have been cash flow from operations and borrowings under bank credit facilities. Monsey Bakor has a domestic line of credit, aggregating $13.0 million, subject to availability of qualifying collateral, and a term facility with a bank. Monsey Bakor's Canadian operations are financed with a separate bank line of credit, aggregating Canadian $6.0 million (U.S. $4.4 million) subject to availability of qualifying collateral, as well as two term loans aggregating Canadian $0.9 million (U.S. $0.6 million). Outstanding balances at March 31, 1998 were $4.0 million (Canadian $5.8 million) and $7.3 million under the Canadian and domestic credit facilities, respectively.

CASH FLOWS 1997 COMPARED TO 1996

    Operating cash flows were $6.2 million and $4.0 million in 1997 and 1996, respectively. The increase of $2.2 million from 1996 to 1997 is attributable to changes in working capital. Net cash used in financing activities was $4.4 million and $0.6 million for 1997 and 1996, respectively. The increase in 1997 was due to increased payments on lines of credit of $1.4 million, a decrease in payments on term debt of $1.4 million and 1996 term debt borrowings of $3.8 million. Cash used in investing activities was $2.9 million and $2.8 million for 1997 and 1996, respectively. Investment in plant and equipment increased $1.4 million to $2.6 million in 1997. In 1996, Monsey Products Co. acquired Bakor for stock and $1.8 million in cash.

CASH FLOWS THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED
  MARCH 31, 1997

    Monsey Bakor's cash flows used in operations were $6.9 million and $4.8 million for the quarters ended March 31, 1998 and 1997, respectively. The increase was attributable primarily to increased working capital requirements in 1998. Net cash provided by financing activities was $8.1 million and $4.9 million for the quarters ended March 31, 1998 and 1997, respectively. The increase in 1998 was attributable to increased borrowings on lines of credit to fund working capital requirements. Cash used in investing activities was $0.3 million and $0.8 million for the quarters ended March 31, 1998 and 1997, respectively. The decrease was primarily attributable to decreased investment in plant and equipment by $0.5 million in 1998 compared to the quarter ended March 31, 1997.

SEASONALITY

    Monsey Bakor's business is seasonal. Many of Monsey Bakor's products are roofing or paving products which are best applied in dry, warm periods. Monsey Bakor's sales are focused in the Eastern, Midwest and Southern regions of the United States and in Canada resulting in significant seasonal declines during the winter. Retailers and distributors begin to build inventories of these products in March and Monsey Bakor's business is typically strongest from June through October.

INFLATION AND RAW MATERIAL COSTS

    During the past several years, the general rate of inflation has been relatively low and has not had a significant impact on Monsey Bakor's results of operations. Monsey Bakor purchases raw materials, including asphalt, aluminum paste, rubber and certain diisocynates among others, that are subject to price fluctuations. Prices have also tended to fluctuate based on such factors as the capacity of the supply chain, demand in the market, weather, general economic factors and the availability of alternative raw materials. Historically, for example, there have been periods of significant and rapid asphalt, aluminum paste, rubber and diisocynate price changes, both upward and downward, with a concurrent short-term impact on Monsey Bakor's operating margins. Monsey Bakor has historically mitigated the long-term effects of these fluctuations by passing through price increases to its customers, although there is no assurance that the Company will be able to do so in the future. Significant increases in raw material prices could have a material adverse impact on the profit of the Company.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 130 establishes standards for reporting comprehensive income. Monsey Bakor adopted SFAS 130 in 1998, which had no impact on net income or shareholders' equity at March 31, 1998. SFAS 130 requires foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform with the requirements of SFAS 130.

    SFAS 131 establishes standards for annual and interim disclosures of operating segments, products and services, geographic areas and major customers. The new rules will be effective for Monsey Bakor's

December 31, 1998 financial statements. Monsey Bakor is in the process of evaluating the disclosure requirements of SFAS 131, the adoption of which will have no impact of Monsey Bakor's results of operations or financial condition.

YEAR 2000 MODIFICATIONS

    Monsey Bakor is not highly dependent on its internal computer systems, and does not, as a general matter, interact electronically with its customers or suppliers. Monsey Bakor is currently reviewing its computer systems in order to evaluate what, if any, corrections or modifications may be necessary for the year 2000.


    Followng the Acquisition, the Company has been combining the information-technology operations of Monsey Bakor with those of Henry Company. This integration is expected to be completed by December 31, 1998. Monsey Bakor's business is substantially similar to that of Henry Company in its use of computer systems and embedded-technology equipment and in its exposure to Year 2000 computer issues. For a description of the combined companies' evaluation and response to Year 2000 computer issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Henry Company--Year 2000 Modifications."

                               INDUSTRY OVERVIEW

    The bulk of the Company's products compete in the roofing market which the National Roofing Contractors Association ("NRCA") estimates was a $19.6 billion market in the United States in 1996, an increase of approximately 7% over estimated 1995 U.S. revenues. Further, the NRCA estimates that the reroofing segment of this market accounts for 77% of total roofing industry revenues while the remainder is from new construction. The Company's products are heavily oriented to the reroofing segment of the market. The roofing market is also segmented between commercial and residential markets. The commercial market accounted for an estimated 71% of the U.S. revenues in the roofing industry while residential purchases were estimated at 29%. The Company's products are used both in the commercial and residential segments, although the commercial market accounts for the majority of the Company's roofing sales.

    The largest subsegment of the industry is the commercial reroofing segment which accounts for an estimated 53% of the total U.S. roofing industry revenues and is the primary segment in which the Company's products are sold. The NRCA further divides this segment into types of roofing systems. The second largest system in this segment is built-up-roofing which the NRCA estimates accounts for 29% of the sales in the commercial reroofing market. The next largest category is the modified bitumen segment which accounts for an estimated 23% of the market. The Company's products are focused on these two segments. The Company also competes in the sprayed polyurethane foam subsegment which was one of the fastest growing segments in this market in 1996, although it is still relatively small with an estimated market size of $0.4 billion in 1996.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                      RE-ROOFING
1996 Size: $4.7                                                        1996 Size: $10.4
billion                                                                         billion
Asphalt Shingles            63.5%                                      Asphalt Shingles       6.9%
Cement/Wood Shingles         4.1%                                  Sprayed Polyurethane       3.4%
Built-up Roofing             6.8%                                      Built-up Roofing      29.0%
Modified Bitumen             7.5%                                      Modified Bitumen      23.0%
Other                        2.1%                                                 Other       4.0%
Concrete/Clay Tile           2.1%                                                 Metal       2.5%
Metal                        3.2%                                            Single-Ply      31.2%
Slates                       3.0%
Single-Ply                   7.7%
                                    New Construction
Residential                                                                  Commercial
Asphalt Shingles            57.0%                                            Single Ply      37.0%
Cement/Wood Shingles         4.4%                                  Sprayed Polyurethane       2.5%
Built-up Roofing             4.8%                                      Built-up Roofing      24.6%
Modified Bitumen             5.6%                                      Modified Bitumen      21.2%
Other                        2.6%                                                 Other       3.1%
Concrete/Clay Tile           7.6%                                      Asphalt Shingles       7.7%
Metal                        4.2%                                                 Metal       3.9%
Slates                       5.1%
Single-Ply                   8.7%

Source: National Roofing Contractors Association 1996-1997 Annual Market Survey.

                                    BUSINESS


    Management believes that the combination of Henry Company and Monsey Bakor has created the largest North American manufacturer and marketer of roof coating and roof cement products. Henry Company believes that it is already the largest manufacturer of roof coatings and roof cements in the western United States. Monsey Bakor is a leading manufacturer of roof coatings, adhesives and membranes with its strongest markets in the eastern United States and Canada. Henry Company and Monsey Bakor have 65 and 59 years of experience in the roofing products industry, respectively. After giving effect to the Transactions, the Company would have had pro forma net sales of approximately $180.6 million, pro forma combined Adjusted EBITDA (as defined in "Summary--Notes to Summary Historical and Unaudited Pro Forma Combined Financial Data (note 3)") of approximately $15.5 million and pro forma combined net loss of approximately $2.7 million for the fiscal year ended December 31, 1997 and pro forma net sales of approximately $85.9 million, pro forma combined Adjusted EBITDA of approximately $5.8 million and pro forma combined net loss of approximately $0.1 million, for the six months ended June 30, 1998.


HISTORY

    Henry Company was founded as a roofing company in 1933 by Warner White Henry (the father of Henry Company's current Chairman and CEO) and has since been a leader in the industry. Henry Company's commitment to research and development has led to numerous breakthroughs in mastic, asphalt and reflective coating technologies. Henry Company has developed strong brand awareness and is recognized by its customers as a quality leader in many of its product lines.

    Henry Company operated The W.W. Henry Company, a national manufacturer of flooring and construction adhesives, until its sale to Armstrong World Industries in October 1986. Subsequently, Henry Company operated as an independent, largely Southern California-based roof coatings manufacturer. Beginning in 1988, management focused on expanding the Henry brand through the purchase of regional roof coatings manufacturers and distributors in contiguous regions. GEO Industries, located in El Paso, Texas, was purchased in 1988 and Gilsonite, Inc., headquartered in Portland, Oregon, was purchased in 1992. World Asphalt Company, located in Elk Grove, California (near Sacramento), was purchased in 1994 and the operations of American Blackline, located in Denver, Colorado, were purchased in the first quarter of 1997 (although the Denver facility has since been closed). In each of these regions Henry Company has been successful in introducing the Henry brand and becoming a market share leader. With regional plants and other facilities to support production and distribution needs, Henry Company has become a low cost producer in each of these regions while becoming recognized as a quality leader.

    Monsey Bakor has served the U.S. and Canadian building products markets for over 50 years. Monsey Bakor is a leading manufacturer and distributor of a broad spectrum of building products for residential and commercial uses with a product line consisting of roof coatings, adhesives and membranes, waterproofing and air barrier systems as well as specialized industrial emulsions. Monsey Bakor has manufactured and distributed its products under the Monsey trade name since the founding of Monsey Products Co. in 1939. In March 1996, Monsey Products Co. expanded its operations by acquiring a Canadian competitor, Bakor Holdings, Inc., and thereafter has sold the majority of its products under the "Monsey Bakor" brand. The predecessor company to Bakor Holdings, Inc. had been formed in 1931. Monsey Bakor's corporate headquarters is located in Kimberton, Pennsylvania, 35 miles northwest of Philadelphia. Also located at the Kimberton facility is Monsey Bakor's largest manufacturing operation and warehouse, as well as technical and training centers.

MAP OF THE COMPANY'S MANUFACTURING AND DISTRIBUTION FACILITIES

                                 [LOGO]

The map above does not include over 20 public warehouse distribution facilities that the Company utilizes throughout the United States, Canada and internationally.

COMPETITIVE STRENGTHS

    The Company believes that the following competitive strengths will contribute to the Company's opportunities for future growth.

    LEADING MARKET POSITIONS

    The Company believes that it is the largest manufacturer of roof coatings and roof cements in North America. Henry Company believes that it is already the largest such manufacturer in the western United States. Monsey Bakor is a leading manufacturer of roof coatings, adhesives and membranes in the eastern United States and Canada. Management believes that Monsey Bakor is also the major producer of wax-based emulsions for the gypsum board industry, with a dominant share of the market.

    ESTABLISHED BRAND NAMES AND REPUTATION

    The Company has significant brand name recognition within the roofing and building products industries across each of its core product lines, with popular brand names such as "Henry," "Monsey," "Bakor" and "Wet-Patch-Registered Trademark-." The Company believes that these brands have established a reputation for reliability and high quality in the industry.

    BREADTH OF GEOGRAPHIC COVERAGE

    The Company has manufacturing and distribution facilities strategically located throughout the United States and eastern Canada. This broad geographic coverage is advantageous as roof coatings products are heavy relative to their value, and it is therefore often uneconomic to transport such products more than 500 miles from their place of manufacture. The Company's dispersed facilities position it to better serve national and larger regional customers. Broad geographic product distribution capability is important to many of the Company's customers, particularly the mass merchandisers and roofing wholesalers, which are increasingly being consolidated into large national companies.

    STRONG CUSTOMER RELATIONSHIPS IN MULTIPLE DISTRIBUTION CHANNELS

    Through Henry Company's and Monsey Bakor's 65 and 59 years of operations, respectively, the Company has developed many long-standing relationships with key customers in multiple distribution channels. The Company intends to continue to distribute its products through mass merchandisers such as Home Depot, HomeBase, Lowe's Home Improvement Warehouse and Eagle Hardware and Garden; co-ops such as Ace Hardware and True-Value Hardware; roofing wholesalers such as ABC Supply, Allied Building Products and Cameron Ashley Building Products; and directly to the "industrial-commercial-institutional" market. Selling through multiple distribution channels is intended to maximize the Company's market penetration and reduce its reliance upon the success of any one distribution channel. As evidence of the Company's strong customer relationships, Henry Company was named a "1997 Partner of the Year" by Home Depot.

    LOW COST PRODUCER

    The Company believes that it is one of the lowest cost producers in the roof coatings and roof cements industry. Raw material costs are the single largest portion of finished product costs. Due to the size of its manufacturing operations relative to its competition, management believes that the Company will be positioned to purchase raw materials more efficiently than many of its competitors. Furthermore, management believes that its proprietary manufacturing processes for certain of its products will generate further cost advantages.

    EXPERIENCED MANAGEMENT TEAM

    The Company has assembled a strong and experienced management team at both the corporate and operating levels. More than 75% of the senior managers of the Company have over 10 years of experience in the roofing products industry. In addition, senior management of Henry Company has been responsible for successfully acquiring and integrating seven companies since 1988.

    TECHNICAL AND FORMULA DEVELOPMENT

    The Company has developed an array of products that it believes are recognized as among the highest quality products in their segments, including Henry 208 Wet Patch-Registered Trademark- roof cement and Monsey Bakor's industrial wax emulsions. The Company also believes that it generally allocates greater resources to research and development than any of its roof coatings and roof cements competitors.

BUSINESS STRATEGY AND KEY BENEFITS OF THE ACQUISITION

    The Company's business strategy is to increase its product penetration, create national brands from its core products, further expand its roof systems business, continue to strive to be the lowest cost producer of roof coatings and roof cements and pursue attractive opportunities for strategic acquisitions.

    INCREASED PRODUCT PENETRATION OF CUSTOMER ACCOUNTS AND CREATION OF NATIONAL
     BRANDS

    The Company intends to increase the depth of its product offerings to a number of its major customers and also intends to cross-sell products to customers of its two predecessor companies. The Company expects that roof coatings and roof cements bearing the Henry brand will be sold to a number of Monsey Bakor's accounts in the eastern United States, some of whom already have a relationship with Henry Company in the western United States. Likewise, products bearing the Monsey Bakor name will be introduced into western United States accounts with whom Henry Company has existing relationships.

    As a result, the Company will carry two national branded lines of roof coatings and roof cements products, with "Henry" positioned as the premium line and "Monsey Bakor" positioned as the value line. National brands are situated to take advantage of national advertising, marketing and distribution programs with mass merchandisers and other national customers. The Company will also continue to support several of its regional brands that have a strong local following.

    NORTH AMERICAN EXPANSION OF ROOF SYSTEMS AND BUILDING ENVELOPE SEGMENTS

    Henry Company has developed a successful roof systems business in the western United States, while Monsey Bakor has created substantial demand for its Building Envelope System-Registered Trademark- concept, particularly in Canada. As a result of the Acquisition, the Company believes that it has a highly competitive product offering in the roofing systems market which it believes to have a size in excess of $1 billion. With national manufacturing and sales support, the Company believes that it can leverage its reputation for high quality and expand its product offerings in this segment throughout North America.

    CONTINUED ENHANCEMENT OF LOW-COST MANUFACTURING AND DISTRIBUTION
     OPPORTUNITIES

    The Company will continue to strive to be the lowest cost producer of roof coatings and roof cements, and will target purchasing and manufacturing efficiencies.

    Henry Company and Monsey Bakor purchase many of the same raw materials, some of which are obtained from the same vendors. The Company expects that the combination of purchasing functions will enable it to take advantage of increased volume discounts and should reduce freight costs and produce savings from each company's current negotiated raw material prices.

    The Company believes that both Henry Company and Monsey Bakor lead the roof coatings and roof cements industry in developing high quality products with low cost formulations. The Acquisition will allow the sharing of product formula processes benefitting the product lines of both companies. The Company intends to apply certain of each company's proprietary processes to the other company's products with a view towards reducing manufacturing costs and increasing product quality.

    SELECTIVE EXPANSION THROUGH STRATEGIC ACQUISITIONS

    Henry Company has pursued acquisition opportunities that have complemented and expanded its core business or have enabled it to enter into new markets. Over the past ten years, Henry Company has made the following acquisitions in order to grow regionally and/or build on its core competencies in roofing and asphalt technology:

                                                                                        PRIMARY BENEFITS
                  ACQUISITION                      YEAR        LOCATION                OF THE ACQUISITION
-----------------------------------------------  ---------  ---------------  ---------------------------------------

Resin Technology Company                              1988  Ontario,         Expanded the roofing line into
                                                            California       polyurethane foam

Star Systems                                          1988  Los Angeles,     Expanded the white roof coatings line
                                                            California

GEO Industries                                        1988  El Paso, Texas   Expanded the roof coatings business in
                                                                             the Southwest

K.T. Snyder Co. and related entities                  1990  Houston, Texas   Combined asphalt technology with
                                                                             existing tape sealants business and
                                                                             expanded the roof coatings business in
                                                                             the Southwest

Gilsonite, Inc.                                       1992  Portland,        Further expanded the roof coatings
                                                            Oregon and       business in the Northwest
                                                            Auburn,
                                                            Washington

World Asphalt Company                                 1994  Sacramento,      Further expanded the roof coatings
                                                            California       business in Northern California and
                                                                             established the pavings business

American Blackline                                    1997  Denver,          Further expanded the roof coatings
                                                            Colorado         business in the Rocky Mountain region

Monsey Products Co.                                   1998  Eastern United   Extension of the Company's business
                                                            States and       into Eastern Markets
                                                            Canada


    The Company competes in most of the larger markets within the United States and Canada, but management believes that certain opportunities still exist for strategic acquisitions on a smaller scale that could allow it to leverage its well recognized brand names, achieve cost reductions and further enhance geographic manufacturing and distribution capabilities. Strategic acquisitions could also allow the Company to expand the depth of its product offerings through its existing distribution network. The Company is considering further acquisitions not expected to have a material effect on its business or market position but which are consistent with the strategies outlined above.

ADDITIONAL BENEFITS OF THE ACQUISITION

    In addition to the potential benefits previously discussed, the Company believes that the Acquisition will provide it with a number of additional synergies and opportunities to reduce costs and increase overall profitability.

    RATIONALIZATION OF MANUFACTURING, RESEARCH AND DEVELOPMENT OPERATIONS AND
     REGULATORY FUNCTIONS

    Although Henry Company believes that the combination of its manufacturing operations with those of Monsey Bakor is strategically complementary and will provide efficient coverage of North America, there will be some overlap of operations. The Company expects to close one manufacturing operation without losing significant cost and freight advantages and may close additional facilities. Further efficiencies are also expected with the consolidation of related functions such as research and development and environmental and regulatory compliance.

    REDUCTION IN OVERHEAD AND ADMINISTRATION EXPENSES

    The Company believes that internal savings in certain overhead functions such as accounting, finance, management information systems and administration could be realized through the integration and centralization of these functions. The combination of insurance programs, external accounting and audit functions, benefit and 401(k) plans, tax preparation and telephone and communication systems, among others, are also expected to generate cost savings.

    VERTICAL INTEGRATION OPPORTUNITIES

    Henry Company currently purchases products from third party manufacturers that are also produced by Monsey Bakor, such as roll roofing and other sheet membranes for the coatings and sealants business. It is anticipated that Henry Company will procure a portion of these products from Monsey Bakor's current operations, eliminating the cost of an intermediary markup.

    CONSOLIDATION OF SALES AND MARKETING OPERATIONS

    Both companies currently service a number of common regional or national accounts in the retail and wholesaler segments. Coordinated management of these accounts should produce cost savings while increasing service and will also provide a more effective national brand strategy. Rationalization of regional sales representation will reduce some overlap that currently exists. Certain marketing expenses for such items as trade shows and advertising will also be consolidated to save money on a combined basis.

    DECREASED SEASONALITY AND WEATHER-RELATED CYCLICALITY

    The peak buying season for roof coatings products in the eastern and western parts of the country tend to be complimentary. The peak season in eastern North America tends to be from May until September, while the peak season in western North America tends to be from September until February. The Company believes that the Acquisition will help level the sales volumes throughout the year which should improve overall efficiencies. In addition, management believes that the demand for roof coating products in the eastern and western United States is affected by annual weather patterns that appear to produce extreme weather in the eastern or western parts of the country, but not in both, in any given winter. Therefore, management believes that annual sales performance based on a diversified national enterprise may show less volatility from year to year.

BUSINESS OF THE COMPANY

    The Company is a construction materials company focusing primarily on products for roofing, sealing and paving applications. Henry Company develops, manufactures and markets three separate but related product lines: roof and driveway coatings and paving products through the Henry Coatings Division, polyurethane foam for roofing and commercial uses through the Resin Technology Company, and sealants for construction and marine uses through the Henry Sealants Division. The Company continues to manufacture Monsey Bakor's product line of roof coatings, adhesives and membranes, waterproofing and air barrier systems and specialized industrial emulsions through its Monsey Bakor Division.

    HENRY COATINGS DIVISION

    The Coatings Division accounted for the bulk of Henry Company's 1997 net sales. The Coatings Division is headquartered in Huntington Park, California and produces coatings products at its Elk Grove and Huntington Park, California, Portland, Oregon, El Paso, Texas and Auburn, Washington facilities.

    PRODUCTS

    Henry Company's products include mastics and cements for sealing applications, asphalt protective coatings, aluminum and white reflective coatings, self-adhesive roofing membranes, driveway maintenance and paving products, and other specialty coatings. Henry Company's products are sold in a variety of containers for various customer markets, from 55-gallon drums for the professional market to one gallon cans and 11 oz. cartridges that are primarily sold to retail customers.

    Henry Company's top selling roof mastics are marketed under the names Henry 208 and Henry 204. Henry 208 Wet Patch-Registered Trademark- roof cement is a leading product in the western United States for sealing leaks on wet surfaces. Henry 204 plastic roof cement is used to seal and patch leaks in asphalt, metal, masonry and composition roofs in dry weather.

    Henry Company's protective coatings are used to coat various roofing surfaces and are used as a base coat with other Henry products. A leading product in this category is Henry 107 Asphalt Emulsion.

    Henry Company's leading reflective coatings include Henry 287 Solar-Flex-Registered Trademark- white acrylic roof coating, and Henry 220 Alumi-Top-Registered Trademark- fibered aluminum roof coating. The Coatings Division's reflective roof coatings reflect solar heat and ultra-violet rays and are intended to decrease roof and interior temperatures and prolong roof life.

    Driveway maintenance and paving products are used for the asphalt highway market and the preventative maintenance of asphalt parking lots and driveways. Henry Company produces polymerized asphalt, an asphalt binder that is a key ingredient of paving asphalts. Other key products include polymer modified DuraSeal-Registered Trademark-, a coating with exceptional resistance to ultra-violet radiation, physical abrasion and moisture. Henry Company also manufactures and sells a number of coatings for specialty purposes such as for wood preservation and agricultural purposes.

    MANUFACTURING

    Henry Company produces its roof and driveway coatings from four manufacturing plants utilizing a controlled mixing process. Asphalt cutback (asphalt that has been further liquified through the addition of various solvents) is pumped into large mixers located in the plants from separate storage tanks located in adjacent tank farms. Depending on the end product, additives or fillers are mixed into the asphalt to enhance certain qualities. In addition, some of Henry Company's products are enhanced with cellulose or chrysotile asbestos fibers which significantly increase the strength and durability of the product. The final product is then discharged from mixers into cartridges, pails, drums or bulk tankers.

    The Company, as well as many of its competitors, uses fibers such as chrysotile asbestos in its production process. Management believes that its use of chrysotile asbestos is in accordance with regulations of the Occupational Safety and Health Administration ("OSHA"). OSHA requires that chrysotile asbestos fibers not be exposed to an open-air environment. In Henry Company's production process the cellulose or chrysotile asbestos fiber is pumped through a negative pressure fluffer that separates the fibers for optimal dispersion in the product mixture. The fibers are then mixed into and fully encapsulated by the asphalt. Once encapsulated the fibers are "locked" into the asphalt cutback and cannot be physically separated from the product. OSHA and other regulatory bodies have determined that encapsulation renders the chrysotile asbestos harmless. The Environmental Protection Agency ("EPA") does not regulate or enforce any special procedures for the application of chrysotile asbestos-containing roof coatings or sealants.

    Management believes that chrysotile asbestos-fibered roofing cements have better application quality and durability as compared to those containing chrysotile asbestos substitutes. The primary industries that currently continue to use chrysotile asbestos are those manufacturing chrysotile asbestos-cement pipe and shingles, automobile brake pads, gaskets and roof coatings and sealants. Although chrysotile asbestos-cement pipe and shingles are no longer manufactured in the United States, these products are still currently sold in various parts of the country. Domestic manufacturers of brake pads, gaskets and roof coatings used roughly 22,000 tons of chrysotile asbestos in 1996, because of its strength, durability and heat resistance. Although some roofing products manufacturers have switched to an exclusively non-asbestos line, some of the leading firms in the industry continue to use asbestos in at least some of their products.

    SALES, MARKETING AND DISTRIBUTION

    Henry Company's marketing strategy is to position the Henry brand as the high end, premium-quality product. Henry Company focuses on selling through the Henry Company brand in both the retail and roofing wholesale segments. When necessary or requested by customers, however, Henry Company markets its Henry-branded products with one of its lower-priced brands, such as Gilsonite, GEO or Roofer's Choice. These lower-priced brands are utilized in particular regions and channels of distribution, although nearly 75% of the Coatings Division's sales are made under the Henry brand name.

    The Coatings Division utilizes two primary channels of distribution--the retail segment, primarily marketing to "do-it-yourself" customers and the roofing wholesaler segment, marketing to professional roofing contractors. The retail segment is made up of mass merchandisers such as Home Depot, HomeBase and Eagle Hardware and retail chains or co-ops such as Ace Hardware and True-Value Hardware. The professional roofing wholesale segment is made up of roofing wholesalers such as ABC Supply, Cameron Ashley Building Products and Allied Building Products, each of which has roofing wholesale yards located throughout the country and competes with regional and local roofing wholesalers such as Structural Materials, South Coast Shingle or Ford Wholesale. The Division's remaining sales are for particular manufacturing applications and to overseas customers.

    Over the last ten years Henry Company has expanded significantly from its Southern California base. Although Southern California remains its largest region, Henry Company believes it is also the market share leader in the Northern California, Northwest, Rocky Mountain and Southwest regions. In line with its strategy to grow through regional expansion eastward, Henry Company achieved its largest percentage sales increases over the last two years in the Rocky Mountain and Midwest regions. Currently, Henry Company actively markets its products to all regions west of the Mississippi River, including Hawaii, Alaska and western Canada, and sells small amounts of product into the eastern United States and internationally.

    Henry Company has established its dominant brand awareness in the western United States and particularly in California through its over sixty-year presence in the marketplace. Henry Company has developed consumer-oriented packaging for its products in reflex blue containers and the "wall of Henry blue" that customers see at major retailers and wholesalers has become a distinctive Henry Company marketing characteristic. Henry Company supports its product offerings with product usage illustrations, advertising and a variety of point-of-purchase tools. For example, Henry Company has developed an interactive television display for placement in retail stores that assists customers in assessing their needs and directs them to Henry Company products. These units are placed among Henry brand products on store shelves and have contributed to an increase in sales compared with retail stores without the interactive displays. Henry Company has also sought to improve customer awareness and use of its products through its Internet website which provides customers with detailed product catalogs, specifications and how-to information.

    ROOFING SYSTEMS

    Henry Company has developed a profitable roofing systems segment for one-stop commercial roofing or reroofing or roofing maintenance with warranty protection. Henry Company personnel work with architects, building owners and contractors to develop custom specifications utilizing Henry Company products for the design, construction and maintenance of commercial roofs. An important component of Henry Company's roof systems program's success is that building owners are assured that Henry Company will stand behind the roof from beginning to end. The Henry Company sales consultant will write a custom specification for the roof and the roofing system will be applied by a Henry Company-approved contractor generally using Henry Company products. A Henry Company technical inspector will inspect the roof application during installation and regular follow-up inspections and in some instances maintenance will be performed throughout the life of the warranty. Henry Company offers 20-year warranties on its reroofing systems and 5-year warranties on its maintenance systems calculated on a fee per square-foot basis. Since its inception, expenses for warranty claims experience has been very low. In part, this is due to Henry Company's continuing inspection program. Henry Company roofing systems have been applied throughout the western United States on corporate buildings for customers as diverse as Sun Maid Raisins and Warner Brothers Studios. Management believes that the roofing systems business represents a significant growth opportunity.

    RESIN TECHNOLOGY DIVISION

    The Resin Technology Company ("RTC") was founded as an independent company in 1982 and produces polyurethane foam products for roofing and other industrial applications as a Henry Company division. RTC also sells coating products manufactured for it by third parties for application on foam. The acquisition of RTC in 1988 has enabled Henry Company to offer a broader range of roofing products to meet the needs of the commercial and residential roofing markets.

    PRODUCTS

    RTC's primary product categories are polyurethane foam and coatings. Polyurethane foam has two liquid components--resin and hardener--which are mixed together in a spray unit during application. A chemical reaction causes the liquid to expand many times in thickness creating a rigid layer of closed-cell foam. In roofing applications, this foam is strong enough to be walked on minutes after the application. The result is a seamless barrier against water penetration that is durable and easy to maintain. In roofing applications, an elastomeric coating must be applied as protection against the sun's ultraviolet radiation. RTC sells acrylic, urethane, silicone and polyurea coatings.

    RTC's products offer users several advantages, including a seamless barrier that minimizes the likelihood of leaks versus other types of roofing applications. Polyurethane foam also provides superior insulation characteristics that can reduce energy costs, particularly in either relatively cool or warm climates. It is relatively light in weight and is therefore particularly adaptable to large arenas or other structures that may benefit from a lighter weight roof. Furthermore, it can be applied directly over an existing roof, potentially avoiding the costly "tear-offs" that may be required with other roofing systems.

    RTC's products are also used in a number of original equipment manufacturer applications. The insulation and weight characteristics of polyurethane foam make it an integral part of the thermal panel, spa and packaging industries, among others.

    MANUFACTURING

    RTC manufactures all of its polyurethane foam products in its Ontario, California manufacturing facility. Its polyurethane resin system is made up of two components: a hardening agent that is purchased by Henry Company and resin that is manufactured in the Ontario facility. Raw materials are automatically pumped from one or more of the 11 raw material storage tanks within the facility, blended and then poured into 55-gallon drums, tote capsules or bulk tanker trucks. The production process is highly automated. The bulk of RTC's coatings products for polyurethane foam applications are produced by a third-party manufacturer also located in Ontario. Henry Company believes that it derives its success in the polyurethane foam market from its superior understanding of technology and Henry Company has secured a number of original equipment manufacturer accounts because of its ability to produce product for a customer's very specific technical requirements.

    SALES, MARKETING AND DISTRIBUTION


    The Resin Technology Company sells primarily to roofing contractors and original equipment manufacturers in the western United States. RTC's roofing products are sold directly to pre-qualified contractors experienced in applying and spraying polyurethane foam onto roofs. Sales to original equipment manufacturers include those to spa equipment manufacturers and management believes it is the leading supplier to this market. RTC also supplies manufacturers in many other industries including those producing freezer panels, thermal food transportation equipment, boat floatation and packaging products. RTC's remaining sales are made to several distributors, particularly in the Northwest and upper Midwest, regions that are not as geographically accessible as the West and Southwest.


    RTC supports its sales efforts with a sales staff organized according to market segment and regional location. Henry Company believes that RTC's marketing advantages are based on a commitment to technical development and customer support and also believes that RTC has captured a number of original equipment manufacturer accounts from its competitors by efficiently responding to the customer's technical requirements. In both the roofing and original equipment manufacturer segments Henry Company provides just-in-time delivery capability which is essential in time and labor-sensitive roofing applications.

    HENRY SEALANTS DIVISION

    Henry Company acquired three related distributors of preformed sealants in 1990: K.T. Snyder Company; Diplomatic Marine Inc.; and
Synko-flex-Registered Trademark- Products, which have since been amalgamated into what is now the Henry Sealants Division. These acquisitions were made in part to leverage Henry Company's expertise in manufacturing asphalt-based products and also to provide future manufacturing and distribution locations for its roof coatings business.

    In 1997, Henry Company formed a joint venture with J-K Polysource to sell and manufacture O-ring gaskets to manufacturers of concrete pipe. This operation is based in Henry Company's Houston, Texas facility and allows Henry Company sales personnel to offer a broader array of products to its current customer base.

    PRODUCTS

    The Sealants Division has three distinct product categories: sealants for construction applications; hatch cover sealants for ocean freighters; and preformed adhesive waterstops for expansion joint applications on construction projects.

    RAM-NEK-Registered Trademark-, a preformed plastic gasket for precast concrete structures, was developed in 1955 and was the first product designed for this particular use. This asphalt-based, self-sealing, instant-bonding gasket provides watertight sealing for joints such as those on underground concrete drainage and manhole structures or on precast vault structures used in the underground installation of power and telephone utility lines. The RAM-NEK-Registered Trademark- trade name is also used for the Sealants Division's marine sealants products which were also the first products of their types when introduced to the marine industry in 1968. These products are used for sealing hatch covers on ships to prevent water damage to cargoes that can occur in heavy seas. RAM-NEK's-Registered Trademark- unique marine tape design allows the tape to stretch as the ship bends and turns in heavy seas. Synko-flex-Registered Trademark-, a preformed plastic adhesive waterstop, is used as a construction joint sealant in poured-in-place concrete structures. Henry Company believes this product allows for an easier, more reliable and more efficient sealing method than the traditional PVC-type waterstop. Synko-flex-Registered Trademark- is used in waste water treatment plants, highway tunnels and airport terminals as well as in many other major construction projects.

    MANUFACTURING

    The Sealants Division manufactures various water resistant tape sealants products in its Houston facility which Henry Company constructed in 1991. In the manufacturing process, various raw materials including asphalt and clay are heated, mixed and then extruded onto release paper. The product is then cooled, a top layer of paper is added and then the product is automatically cut to a specific length. Finished products will vary as to raw material content and size depending on the particular tape sealants application.

    SALES, MARKETING AND DISTRIBUTION

    The Sealants Division's products were the first used for their particular application in all three of the Division's market segments. Management believes that the RAM-NEK-Registered Trademark- trade name is widely recognized throughout the concrete pipe and marine supply industries. The Division warehouses product at its Houston facility and at other Henry facilities or at several public warehouses located throughout the world. Due to the size and weight of tape sealants, freight expense considerations are an important element of a customer's buying decision. Henry Company therefore provides its customers with regional access to less-than-truckload quantities at its various regional warehouses. Henry Company has been successful in linking ship owners with marine suppliers so that RAM-NEK-Registered Trademark- can be delivered on board a ship docked in over one hundred ports worldwide, generally within a few hours. Division sales also benefit because marine hatch cover sealants are in many cases required to obtain insurance for particular ocean-going cargoes. Synko-flex-Registered Trademark- is used on a variety of construction projects, most often when specified by the architect. The Sealants Division sales force focuses on identifying projects appropriate for its products and then educating and assisting architects in specifying the particular Henry Company product.

    MONSEY BAKOR DIVISION

    Monsey Bakor is one of the leading manufacturers and distributors in North America of roofing products with a line that includes coatings, cements, adhesives, and modified bitumen membranes, as well as pavement maintenance, air-barrier, waterproofing and speciality products. Traditional Monsey Bakor products include rubberized asphalt, elastomeric roof systems and professional grade roof cements and coatings. Monsey Bakor pioneered the Building Envelope System-Registered Trademark- (the "skin" of a building) which integrates many of these products for use on all of the exterior surfaces of a building. Monsey Bakor is also a world leader in highly specialized emulsions for the gypsum industry and manufactures wax-based emulsions in several plants using proprietary and patented processes.

    ROOFING PRODUCTS

    Roofing products represent the majority of Monsey Bakor's total revenues and are the foundation for the Building Envelope System-Registered Trademark-. Monsey Bakor's roofing products can be classified into two major categories: modified bitumen roofing systems, and roof maintenance coatings, cements and adhesives.

Modified bitumen was developed in Europe in the 1950s as an improvement to traditional built-up-roofing systems. Although similar to built-up-roofing systems, modified bitumen systems are more versatile, less susceptible to environmental stresses and can be applied to both steep and low-slope surfaces. Modified bitumen was brought to the United States in the 1970s by European manufacturers and in over twenty years modified bitumen systems have become one of the fastest growing segments of the United States roofing market because of their specifications, light weight and versatility.

    Monsey Bakor's modified bitumen flagship product, "MODIFIEDPLUS" is sold to industrial, commercial and institutional customers. Monsey Bakor's coatings, cements and adhesives are also used in roofing systems. MBA GOLD MODIFIED BITUMEN MEMBRANE ADHESIVE binds membranes to substrates and is designed specifically to be used with MODIFIEDPLUS or other asphalt coated membranes. MONSEY BAKOR ELASTOMERIC FLASHING CEMENT is used to repair leaks in asphalt or modified bitumen membranes and bond with MODIFIEDPLUS membranes for vertical wall applications, flashings, projections and edge detail work. Monsey Bakor also produces a full line of coatings, cements and adhesives formulated especially for contractors under the brand PRO-GRADE. Specific products include variations of roof cement, plastic cement, flashing cement, tile cement, modified bitumen adhesive, cold process adhesive and roof repair. PRO-GRADE also includes a line of reflective aluminum roof coatings and white acrylic roof coatings which help reduce a roof's temperature, retarding the deterioration process and prolonging the life of the roofing material.

    The MONSEY BAKOR METALSHIELD ELASTOMERIC ROOF SYSTEM is an economical alternative to a complete metal roof replacement, at approximately 50% less cost per square foot versus other reroofing alternatives. METALSHIELD ELASTOMERIC ROOF SYSTEM is an elastomeric polymer latex-based roof coating designed to provide a pliable, monolithic, weather resistant roof system. The METAL SHIELD ELASTOMERIC ROOF SYSTEM is specifically designed for use over existing corrugated steel, standing seam or metal roof substrate. Monsey Bakor also produces flashing compounds under the brand name METALSHIELD to be used in conjunction with the METALSHIELD ELASTOMERIC ROOF COATING.

    INDUSTRIAL EMULSIONS

    Monsey Bakor's industrial emulsions are used as coating, sizing, strengthening and moisture-proofing additives by manufacturers of fiber products such as gypsum wallboard, insulation board, gaskets, paper board, and glass fibers. Monsey Bakor's primary emulsion product, wax-based industrial emulsions, are specifically used by manufacturers of gypsum wallboards. Management believes that Monsey Bakor is the major producer for this market with a dominant market share. Sales of industrial emulsions have increased in recent years partially due to increased environmental restrictions on volatile organic compound emissions, which has created a demand for emulsion-based products over solvent-based products. Monsey Bakor's wax-based emulsions are manufactured with proprietary and patented processes that management believes contributes to higher margins relative to those of competitors.

    AIR BARRIERS

    Monsey Bakor's air barrier systems are designed to reduce air flows through exterior walls of buildings. The movement of air into a building (infiltration) and out of a building (exfiltration) is caused by pressure differences produced by wind, chimney effect and pressurization. If air flows through a building and exfiltrates, it can deposit moisture on the cold masonry cladding, causing brick or stone to undergo major changes due to moisture absorption. This dampness can cause dimensional changes and accelerate the deterioration process. Moisture-laden air from a humidified building can also develop into ice under freezing conditions, causing displacement of the exterior masonry cladding, corrosion, and lower energy efficiency. In 1986, Canada required air barriers in all buildings as an amendment to the National Building Code. In the United States, however, there is no national standard and the air barrier market remains in its infancy.

    Monsey Bakor is the only company that produces both air barrier designs: modified bitumen sheets and liquid. The advantage of a prefabricated modified bitumen sheet is that it provides a flexible air barrier membrane capable of bridging construction gaps and absorbing deflection. Monsey Bakor manufactures four variants of BLUESKIN-REGISTERED TRADEMARK- differentiated by application method. BLUESKIN-REGISTERED TRADEMARK- can be heat fused, self-adhered, or embedded in adhesive. Adhesive-applied BLUESKIN-REGISTERED TRADEMARK- is often used as a thru-wall flashing. AIR-BLOC 21 and 21 FR are liquid barriers designed to be trowel-applied over blocks or concrete and AIR-BLOC 06 is an elastomeric trowel or spray-applied membrane designed for masonry blocks. Monsey Bakor's line of air barriers can be installed into existing buildings on either internal or external walls or in the construction of new buildings.

    SPECIALTY PRODUCTS

    Monsey Bakor's specialty products include protective coatings for a variety of industrial and commercial applications, such as specialty asphalt coatings to protect wood, metal, mortar or thermal insulation. Monsey Bakor manufactures undercoatings for mobile homes, as well as both solvent and water-based rust-proofing products for the automobile industry. Monsey Bakor provides specially formulated products to tractor trailer and mobile home manufacturers. Monsey Bakor also produces three categories of pavement sealers and a broad range of paint products for interior and exterior use.

    MANUFACTURING

    Monsey Bakor's products can be segmented into six product groups for purposes of describing the manufacturing process. Of Monsey Bakor's ten manufacturing facilities, eight produce essentially the same product groups. The exceptions are the two Canadian facilities located in Petrolia, Ontario and Mirabel, Quebec, which produce membranes and specialty adhesives, respectively. Monsey Bakor's product groups are as follows:

    - Cold applied liquid coatings, cements and adhesives

    - Asphalt, coal tar and wax emulsions

    - Acrylic-based roof and insulation coatings

    - Hot melt rubberized asphalt roofing and waterproofing products (Ville St. Pierre, Quebec only)

    - Styrene-butadiene-styrene ("SBS") modified bitumen membranes, air barrier and waterproofing membranes (Petrolia, Ontario only)

    - Specialty adhesives (Mirabel, Quebec only)

    The production process for cold applied coatings, cements and adhesives is basically a controlled mixing process. Asphalt cutback and additional solvents are pumped from separate storage tanks located in the tank farm into large mixers. Depending on the end product, additives or fillers such as neoprene modifiers or SBS polymers are mixed into the asphalt to enhance certain qualities. In addition, some of Monsey Bakor's products are enhanced with cellulose or chrysotile asbestos fibers which significantly increase the strength and durability of the product. The final product is then discharged from the mixers into drums, pails or bulk tankers.

    Asphalt, coal tar and wax emulsions are manufactured with a slight variation to the above process. These emulsions are manufactured in high speed colloid mills which combine the base material (asphalt, coal tar or wax) with a water and clay mixture. The resulting product is an emulsion which "suspends" the base material. From the colloid mill, the mixture enters an emulsion storage tank, from which the product is either packaged or moved to another mixer. The second mixer blends the emulsion with various additives or mineral fillers. The final product is usually loaded into bulk tankers for shipment to industrial end-users.

    Acrylic-based roof and insulation coatings, as well as specialty paint products, are manufactured in high-speed dispersing equipment and packaged in drums or standard metal pails. Many of the specialty paint products include additives in order to create a textured finish.

    Hot melt rubberized asphalt roofing and waterproofing products are blended in special temperature controlled mixers and packaged for easy handling at the job site. These products are currently made only at the Ville St. Pierre, Quebec facility.

    In contrast to the batch production process for the products discussed above, the production process for roofing and other membrane products is a continuous process. The three primary products are SBS modified bitumen roofing membranes, BLUESKIN-REGISTERED TRADEMARK- air-barrier membranes, and EAVEGUARD-REGISTERED TRADEMARK- waterproofing membranes. These products are manufactured at the Petrolia, Ontario facility which has three membrane production lines. The process for roofing membranes begins with rolls of fiberglass or polyester reinforcement which is unwound and saturated with modified bitumen. The bitumen-saturated reinforcement then proceeds through a thickness adjuster and excess liquid bitumen is scraped off. One side of the membrane may then be coated with granules similar to those found on residential shingles. If not coated with granules, both sides of the membrane are covered with a polyfilm which prevents the modified bitumen from bonding when the membrane is rolled prior to packaging. The membrane then proceeds through a cooling process, after which it is cut, rolled, taped, and packed onto skids. The production process for BLUESKIN-REGISTERED TRADEMARK- and EAVEGUARD-REGISTERED TRADEMARK- is similar, but these products are manufactured on a steel belt as they do not have a reinforcement matting.

    The key materials used in the production of roofing and pavement products are asphalt, mineral spirits, various fibers, resins, and polyester and glass matting. For the production of industrial emulsions, the primary material is refined wax. These raw materials are generally available on a regional basis and supply disruptions are very rare. The Company maintains multiple sourcing arrangements for all of its key materials and has experienced low price volatility over the past several years. In addition to raw materials, packaging supplies represent a meaningful portion of production cost.

    SALES, MARKETING AND DISTRIBUTION

    The majority of Monsey Bakor's revenues are derived from the sale of roofing products in the United States. The Company believes that significant additional revenue synergies remain to be achieved between U.S. and Canadian operations. For example, Monsey Bakor has been working to increase the sale of Canadian manufactured modified bitumen membranes in the United States. Although an established product in Canada, modified bitumen membranes are a new product for Monsey Bakor in the United States and have considerable sales growth potential.

    Monsey Bakor employs a variety of distribution channels and marketing strategies, including sales to distributors and retail outlets and direct sales to end-users such as original equipment manufacturers and professional contractors. Monsey Bakor's customer base is diversified, including "do-it-yourself" retailers such as Lowe's Home Improvement Warehouse, Builders Square and Hechinger Company, commercial distributors and original equipment manufacturers such as U.S. Gypsum. No one customer accounted for more than 10% of Monsey Bakor's sales and the top ten customers represent approximately 26% of total sales.

    Monsey Bakor's primary retail distribution channel is through large format do-it-yourself retailers and other retailers such as Agway and Sears and account for approximately 48% of total sales. The majority of the products sold through this channel are coatings, adhesives and sealants mainly sold in prepackaged containers. Monsey Bakor's two most popular products sold through this channel are aluminum roof coatings and driveway sealants. Monsey Bakor has built strong relationships with retailers such as Lowe's Home Improvement Warehouse, Hechinger Company, Agway, Sears and Builders Square. The strategic location of Monsey Bakor's 10 production facilities near major markets allows it to provide nearly "just-in-time" delivery while limiting the need for significant finished goods inventories.

    The second major segment of customers for Monsey Bakor's roofing, air-barrier and waterproofing products is the "industrial-commercial-institutional" market. These customers include the general contractors, sub-contractors and other professionals who operate in the roofing and construction industries. The sales and marketing process for the industrial-commercial-institutional market is substantially more complex than for the retail market because the "project specifier" and the ultimate purchaser are often not the same in the industrial-commercial-institutional market. The industrial-commercial-institutional market is composed of a sequence of decision makers including building owners, architects and engineers (project specifiers), general contractors, sub-contractors, and distributors. A core element of Monsey Bakor's marketing strategy has been to invest significant resources toward hiring technically proficient salespeople, and providing them with intensive training to enable them to communicate with customers at each level of the decision process. Monsey Bakor's sales representatives and independent representatives invest significant time and resources educating architects as to the specifications and attributes of Monsey Bakor's products--especially the specialty products. The goal is to have the architect design Monsey Bakor's products (or at a minimum the "specifications") into the plans for a commercial project, increasing the probability that the general contractor or sub-contractor will select a Monsey Bakor product or system when they receive the design specifications.

    Monsey Bakor's industrial emulsions are sold almost exclusively to original equipment manufacturers in bulk form. Monsey Bakor's wax based emulsions are sold primarily to manufacturers of gypsum wallboard such as U.S. Gypsum and National Gypsum. Monsey Bakor supplies approximately 70 of the estimated 85 plants in North America that produce gypsum board and also supplies plants in Europe. Monsey Bakor's line of specialty products such as undercoatings for mobile homes and rust proofing products for the auto industry are also sold directly to manufacturers.

EMPLOYEES


    As of June 30, 1998, Henry Company and Monsey Bakor together employed approximately 617 persons, the majority of whom were involved in production and distribution, with the balance engaged in administration, sales and clerical work. Of these employees, approximately 495 were employed in the United States and 122 in Canada. Approximately 42 employees located in Huntington Park, California, 36 employees in Kimberton, Pennsylvania, 12 employees in Rock Hill, South Carolina, 29 employees in Ville St. Pierre, Quebec and 2 employees in Mirabel, Quebec are unionized and covered by collective bargaining agreements. These collective bargaining agreements expire on June 30, 2000, March 31, 2000, February 3, 2001, June 30, 1999 and February 28, 2000, respectively. The Company believes that its relationship with its employees is good. Neither Henry Company nor Monsey Bakor have experienced a work stoppage at any of its facilities in over 20 years.

PROPERTIES

    The Company's operations are conducted at the owned or leased facilities described below:

                                                                                       FACILITY
       LOCATIONS                    PRODUCTS MANUFACTURED/PRINCIPAL USE             SQUARE FOOTAGE  OWNED/LEASED
------------------------  --------------------------------------------------------  --------------  -------------
UNITED STATES
Huntington Park,          - Solvent and emulsion-based bituminous coatings                95,478         Leased
California                - Mastics
                          - Pavement/driveway sealers
                          - Asphalt emulsions
                          - Acrylic coatings

Sacramento (Elk Grove),   - Solvent and emulsion-based bituminous coatings                18,871         Leased
California                - Mastics
                          - Pavement/driveway sealers
                          - Asphalt emulsions

El Paso, Texas            - Solvent and emulsion-based bituminous coatings                10,583          Owned
                          - Mastics
                          - Pavement/driveway sealers
                          - Asphalt emulsions

Portland, Oregon          - Solvent and emulsion-based bituminous coatings                55,735         Leased
                          - Mastics
                          - Pavement/driveway sealers
                          - Asphalt emulsions
                          - Acrylic coatings

Seattle (Auburn),         - Distribution center                                           12,500         Leased
Washington                - Asphalt emulsions

Ontario, California       - Polyurethane foam                                             13,330         Leased
                          - Coatings for polyurethane foam

Houston, Texas            - Asphalt tape sealants                                         44,000          Owned

Kimberton, Pennsylvania   - Solvent and emulsion-based bituminous coatings               147,400          Owned
                          - Mastics
                          - Pavement sealers
                          - Asphalt and wax industrial emulsions

Indianapolis, Indiana     - Solvent and emulsion-based bituminous coatings                63,000          Owned
                          - Mastics
                          - Pavement sealers
                          - Asphalt and wax industrial emulsions

Waterford, New York       - Solvent and emulsion-based bituminous coatings               120,000          Owned
                          - Mastics
                          - Pavement sealers
                          - Acrylic and solvent-based coatings

Rock Hill, South          - Solvent and emulsion-based bituminous coatings                40,000          Owned
Carolina                  - Mastics
                          - Pavement sealers
                          - Asphalt and wax industrial emulsions

                                                                                       FACILITY
       LOCATIONS                    PRODUCTS MANUFACTURED/PRINCIPAL USE             SQUARE FOOTAGE  OWNED/LEASED
------------------------  --------------------------------------------------------  --------------  -------------
Garland, Texas            - Solvent and emulsion-based bituminous coatings                76,500          Owned
                          - Mastics
                          - Pavement sealers
                          - Asphalt and wax industrial emulsions
                          - Acrylic coatings

Bartow, Florida           - Solvent based bituminous coatings                             34,000          Owned
                          - Mastics
                          - Pavement sealers
                          - Acrylic coatings

Kingman, Arizona          - Solvent and emulsion-based bituminous coatings                39,275          Owned
                          - Mastics
                          - Pavement sealers
                          - Asphalt and wax industrial emulsions
                          - Acrylic coatings

CANADA

Petrolia, Ontario         - Roofing membranes                                             58,500          Owned
                          - Waterproofing
                          - Air barriers
                          - Protection/Recovery Board

Mirabel, Quebec           - Insulation additives and coatings                              6,100          Owned
                          - Liquid air barrier membranes
                          - Specialty primers

Ville St. Pierre          - Insulating coatings and adhesives                             44,000          Owned
(Montreal), Quebec        - Air barriers
                          - Solvent and emulsion-based bituminous coatings
                          - Road emulsions
                          - Asphalt and wax industrial emulsions

    The Company also owns or leases smaller sales and administration facilities in Costa Mesa, California, Irvington, New Jersey and Mississauga, Ontario. In addition, the Company owns a small facility in Troy, New York that it leases to a third party. The Company believes that its facilities are in good operating condition and are adequate to meet anticipated future requirements.

LITIGATION

    In the ordinary course of business, the Company is periodically named as a defendant in a variety of product liability lawsuits including "slip and fall" claims relating to pavement sealants and claims for alleged product failure. The Company does not believe these cases will have a material adverse effect on the Company's business, financial condition or results of operations.

    Monsey Bakor has been identified as a participating responsible party by the EPA under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, in litigation in the Federal District Court for the Eastern District of Pennsylvania. Monsey Bakor's involvement with the property, a former waste oil recycling facility in Douglassville, Pennsylvania, was limited to the temporary storage and treatment of certain solvents on the site. A proposed consent decree covering the EPA's alleged response costs has been negotiated with the EPA which would fix the responsibility for Monsey Bakor and approximately 150 other potentially responsible parties who were determined to be responsible for a minor portion of such costs. Monsey Bakor's portion of this settlement would be approximately $372,000.


    As of September 2, 1998, Monsey Bakor was a party to 58 state court cases alleging certain asbestos-related injuries. There were two new cases filed in 1997 and four cases were filed each in 1996 and 1995. The Company believes that its use of chrysotile asbestos fibers, which are encapsulated by asphalt in the manufacturing process, is in accordance with applicable laws. Although Monsey Bakor has not paid any amounts in judgment or settlement of any asbestos-related claim to date, there can be no assurance that any such claim will not in the future result in a material adverse judgment against, or settlement by, the Company. The costs of these suits are currently funded by a joint-defense arrangement among Monsey Bakor's insurance carriers and the Company believes that such insurance coverage is adequate. However, neither Henry Company nor Monsey Bakor is covered by insurance for asbestos-related claims for injuries that are alleged to have arisen after 1985. The Company does not believe that the outcome of these suits will have a material adverse effect on the Company's business, financial condition or results of operations.


ENVIRONMENTAL MATTERS

    The Company is subject to extensive and changing Environmental Laws with which it believes it is in substantial compliance. However, there can be no assurance that the discovery of presently unknown environmental conditions or changes in the scope, interpretation or enforcement of Environmental Laws will not have a material adverse effect on the Company's business, financial condition or results of operations.

    Monsey Bakor's Kimberton facility was formerly occupied by a pharmaceutical manufacturer whose operations resulted in groundwater contamination identified on the site and surrounding area. The contaminant of concern was trichloroethylene which required various remedial activities, including the provision of alternate water supplies to users in the surrounding area and a groundwater treatment program. Remedial work is being completed under a consent decree the EPA negotiated in 1990 with the pharmaceutical manufacturer and Monsey Bakor and a confidential cost sharing agreement between these two companies. Monsey Bakor's costs under the consent decree in 1995, 1996 and 1997 were approximately $60,000, $63,000 and $67,000, respectively, and are not expected to be significantly different during 1998 and 1999. Effective January 1, 1997, the Company adopted a new accounting pronouncement, American Institute of Certified Public Accountants' Statement of Position 96-1, Environmental Remediation Liabilities, relating to this consent decree and cost-sharing agreement. Upon adoption, Monsey Bakor recorded a charge against operations and accrued as a liability the entire expected costs to it of the remedial work over the remaining term of the consent decree and cost-sharing agreement. Costs paid under the consent decree and cost-sharing agreement of $67,000 in 1997 reduced the liability to $3.6 million at December 31, 1997.

    Under current Federal and state regulatory programs, the Company is obligated to upgrade, replace or close all non-complying underground storage tanks that it owns or operates to meet certain corrosion protection and overfill/spill containment standards on or before December 22, 1998. The Company estimates that the capital expenditures required to comply with these regulatory programs for the remainder of the 1998 fiscal year and for the 1999 fiscal year will not be material or have a material adverse effect on the Company's earnings or competitive position. Such estimates, however, are based on factors and assumptions that are subject to change, including modifications of regulatory requirements, detection of unanticipated environmental conditions or other currently unexpected circumstances.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table sets forth certain information regarding each of the Company's directors and executive officers as of September 1, 1998:


              NAME                     AGE                            POSITION
---------------------------------      ---      ----------------------------------------------------
Warner W. Henry(1)(2)............          60   Chairman of the Board and Chief Executive Officer

Joseph T. Mooney, Jr.(1).........          63   Vice Chairman of the Board

Paul H. Beemer(1)(2).............          75   Vice Chairman of the Board

Richard B. Gordinier(1)(2).......          56   President, Chief Operating Officer and Director

Jeffrey A. Wahba(1)(2)...........          41   Chief Financial Officer, Secretary and Director

S. Duncan Moffat.................          50   President--Henry Coatings Division

James Doose......................          50   President--Resin Technology Company

John R. Enright..................          58   President--Henry Sealants Division

Larry A. Karasiuk................          52   President--Monsey Bakor Canada

Norman F. Nickerson..............          58   Vice President of Sales--Monsey Bakor U.S.

Frederick H. Muhs(1).............          59   Director

Carol F. Henry...................          59   Director

Donald H. Ford...................          91   Director

Terrill M. Gloege(2).............          62   Director

------------------------

(1) Member of the Executive Committee

(2) Member of the Audit Committee

    WARNER W. HENRY has been Chairman of the Board, Chief Executive Officer and a director of Henry Company or its parent since 1974, and had served in various sales and sales management positions with Henry Company from 1963 to 1974. Mr. Henry also serves on the board or is an Overseer of the following organizations:
The Employers Group, Hoover Institution, Los Angeles Music Center Opera and the Los Angeles Chamber Orchestra. Mr. Henry received his B.A. in Economics and M.B.A. from Stanford University.

    JOSEPH T. MOONEY, JR. Mr. Mooney has served as a Vice Chairman of the Board of the Company since the closing of the Acquisition. Mr. Mooney began his career with Monsey Bakor in 1960 and previously served as Chairman of the Board and President of Monsey Bakor from 1972 to 1998, where his responsibilities included major strategic decisions regarding product and equipment purchases as well as oversight of all of Monsey Bakor's financial operations. Mr. Mooney received a B.S. from Villanova University.

    PAUL H. BEEMER has served as Vice Chairman of Henry Company since 1983, and as a director of Henry Company or its parent since 1964. Mr. Beemer began with Henry Company in 1947, holding various technical and sales management positions, and has also served as General Manager and President. Mr. Beemer was responsible for the formulation and development of a number of Henry Company's key products and continues to serve in a part-time technical consulting role. Mr. Beemer received a B.S. from Loyola University (Los Angeles).

    RICHARD B. GORDINIER has been President and a director of Henry Company since 1988. From 1985 to 1988, Mr. Gordinier was President of Van De Kamp Dutch Bakers. From 1979 to 1984, Mr. Gordinier served as President of the International Division of Max Factor and Co., and from 1964 to 1979 held senior management positions at Estee Lauder, Procter and Gamble Co. and Bristol-Myers Squibb Co. Mr. Gordinier is currently a director of The Raymond Company and Lawry's Restaurants, Inc. Mr. Gordinier received a B.S. in Civil Engineering from Princeton University.

    JEFFREY A. WAHBA has been Chief Financial Officer, Secretary and a director of Henry Company since 1986. From 1984 to 1985, Mr. Wahba served as Chief Financial Officer of Vault Corporation. From 1980 to 1984, Mr. Wahba was with Max Factor and Co. and served as Controller of the International Division. Mr. Wahba received a B.S. in Industrial Engineering and an M.S. in Industrial Engineering and Engineering Management from Stanford University, as well as an M.B.A. from the University of Southern California.

    S. DUNCAN MOFFAT has served as President--Henry Coatings Division since 1997. From 1992 to 1997, Mr. Moffat was Senior Vice President of Coatings Operations for Henry Company, and from 1989 to 1992 served as Director of West Coast Operations for Esselte Pendaflex Corporation. Prior to that time, Mr. Moffat served in various operations management capacities for Procter and Gamble Co. Mr. Moffat received a B.S. in Mechanical Engineering from Princeton University.

    JAMES DOOSE has been the President of the Resin Technology Company since 1994. Mr. Doose and a partner founded the Resin Technology Company in 1982. Mr. Doose served as Executive Vice President of the Resin Technology Company from 1982 to 1994. From 1973 to 1982, Mr. Doose was with Reichold Chemical Company in various sales and technical positions. Mr. Doose received a B.S. in Chemistry from California Polytechnic University at Pomona.

    JOHN R. ENRIGHT has served as President--Henry Sealants Division, since 1993. From 1983 to 1992, Mr. Enright was Vice President of Sales and held other management positions with Lennox Industries. From 1976 to 1983, Mr. Enright held various sales management positions with Wallace Silversmiths Inc. Mr. Enright received a B.S. in Business Management from San Jose State University.

    LARRY A. KARASIUK Mr. Karasiuk has served as President--Monsey Bakor Canada since the closing of the Acquisition. Mr. Karasiuk served as the President of Bakor Holdings, Inc. and as the President of Monsey Bakor's Canadian operations beginning in 1991. From 1982 to 1991, Mr. Karasiuk was the Vice President of Marketing and Sales with the predecessor company of Bakor Holdings, Inc., Bakelite Thermosets Building Materials Division. Prior to that time, Mr. Karasiuk served in various management positions with Hunter Douglas, a subsidiary of Alcan. Mr. Karasiuk attended Simon Fraser University and York University. Upon the closing of the Acquisition, Mr. Karasiuk will serve as President--Monsey Bakor Canada.

    NORMAN F. NICKERSON Mr. Nickerson has served as Vice President of Sales--Monsey Bakor U.S. since the closing of the Acquisition. Mr. Nickerson served as Vice President of Sales of Monsey Bakor from 1985 to 1998. From 1979 to 1985, Mr. Nickerson was General Manager of Monsey Bakor's Southeastern division. From 1972 to 1979, Mr. Nickerson was General manager of Cosmicoat, Inc. Mr. Nickerson received his B.A. in History from Allegheny College.

    FREDERICK H. MUHS has been a director of Henry Company since 1996. Since 1991, Mr. Muhs has been a private investor and business consultant. From 1963 to 1990, Mr. Muhs held various positions in the investment and investment banking operations of the Prudential Insurance Company of America, including as Managing Director for its Prudential Bache Securities, Inc. subsidiary. Mr. Muhs received a B.A. in Economics and an M.B.A. from Stanford University.

    CAROL F. HENRY has been a director of Henry Company since 1970. She is currently involved with several civic and charitable organizations. Mrs. Henry received a B.A. and M.A. in Education from Stanford University.

    DONALD H. FORD has been director of Henry Company since 1958. From 1933 to the present, Mr. Ford has practiced law with the law firm of Overton, Lyman and Prince in Los Angeles, California. Mr. Ford received a B.S. in Commerce from Oregon State University and a J.D. from the University of Michigan.

    TERRILL M. GLOEGE has been a director of Henry Company since 1993. He is currently the Chief Financial Officer of the Carson Companies. Mr. Gloege is currently a director of Dominguez Services Corporation, a water services utility company. Mr. Gloege received a B.S. from the United States Coast Guard Academy and an M.B.A. from Stanford University.

    The Company's bylaws provide that the Board of Directors of the Company shall consist of nine directors. The number of authorized directors may be increased or decreased from time to time by an amendment to the bylaws adopted by the Board of Directors or by the Company's shareholders. Directors are elected at each annual meeting of the Company's shareholders to hold office until the next annual meeting and until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the Board's discretion, subject to any contracts of employment with the Company.

    Warner W. Henry and Carol F. Henry are husband and wife.

BOARD COMMITTEES

    The Executive Committee is comprised of Warner W. Henry, Paul H. Beemer, Joseph T. Mooney, Jr., Richard B. Gordinier and Frederick H. Muhs. Jeffrey A. Wahba serves as Secretary of the Executive Committee without a vote. The Executive Committee has the full authority of the Board of Directors, except with respect to the approval of any action for which shareholder approval is required by law or for certain other fundamental corporate actions, which require the act of the full Board. The Audit Committee is comprised of Warner W. Henry, Paul H. Beemer, Richard B. Gordinier, Terrill M. Gloege and Jeffrey A. Wahba. The Audit Committee oversees the activities of Henry Company's independent accountants.

EXECUTIVE AND DIRECTOR COMPENSATION

    The Company's directors do not receive any cash compensation for service on the Board of Directors or any Committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings.

    Henry Company does not have a compensation committee or other Board committee performing equivalent functions. Executive and employee compensation is determined by Richard B. Gordinier. Annual increases in compensation for Mr. Gordinier are determined by the Executive Committee of the Board without the participation of Mr. Gordinier and increases in Mr. Henry's annual compensation is determined by the Executive Committee without the participation of Mr. Henry. During the 1997 fiscal year, Messrs. Henry, Beemer, Gordinier and Wahba participated in deliberations of the Executive Committee regarding compensation of Henry Company executive officers. No executive officer of the Company serves as a member of the Board of Directors of any other entity which has one or more members serving as a member of the Company's Board of Directors.


    Paul H. Beemer is compensated for consulting advisory services pursuant to a consulting agreement with the Company. Mr. Beemer provides the Company with a certain number of hours of consulting advisory services each quarter for compensation of $100,000 per year. Mr. Beemer may also provide additional services which are compensated at the rate of $105 per hour. The consulting agreement also contains a noncompetition clause restricting Mr. Beemer's employment or service with a business entity that competes with the Company in its present or future marketing areas. Mr. Beemer's consulting agreement expired June 30, 1998, but has been extended by the Company to June 30, 1999. In fiscal year 1997, Mr. Beemer received $112,705 in compensation under his consulting agreement.


    Through The Muhs Company, Inc., Frederick H. Muhs provides certain business and financial consulting services to Henry Company. Henry Company pays The Muhs Company, Inc. a retainer of $3,000 per month for these services. See "Certain Transactions."

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning compensation received for services rendered to Henry Company in all capacities during the fiscal year ended December 31, 1997 by Henry Company's Chief Executive Officer and each of Henry Company's five other most highly compensated executive officers whose annual salary and bonus for the year ended December 31, 1997 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                                       LONG-TERM
                                                             ANNUAL COMPENSATION            OTHER      INCENTIVE
                                                      ---------------------------------    ANNUAL        PLAN        ALL OTHER
            NAME AND PRINCIPAL POSITION                 YEAR       SALARY      BONUS      COMP.(1)    LTIP PAYOUT  COMPENSATION
----------------------------------------------------  ---------  ----------  ----------  -----------  -----------  -------------
Warner W. Henry ....................................       1997  $  330,000  $       --   $  21,450           --            --
  Chairman of the Board and
  Chief Executive Officer

Richard B. Gordinier ...............................       1997     245,415     122,523      23,888           --        30,187(2)
  President and Chief
  Operating Officer

James Doose ........................................       1997     229,400       3,000          --           --            --
  President--Resin Technology Company

Jeffrey A. Wahba ...................................       1997     151,400      29,000      11,381       11,168(3)      12,494(4)
  Chief Financial Officer,
  Vice President and Secretary

John R. Enright ....................................       1997     154,500      31,000       4,295           --            --
  President--Henry Coatings Division

James T. Nelligan(5)................................       1997     149,000      33,000      11,450           --            --

------------------------

(1) "Other Annual Compensation" represents contributions to the accounts of the Named Executive Officers under Henry Company's Nonqualified Executive Deferral Plan and Profit Sharing / 401(k) Plan. See "Management--Executive Deferral Plan" and "Management--Profit Sharing/401(k) Plan."

(2) Included in this amount is $17,937 of debt owed to and forgiven by Henry Company and $12,250 in annual compensation as result of the difference between the market rate and actual interest rate on certain loans from Henry Company. See "Management--Employment Agreements and Compensation Arrangements" and "Certain Transactions."

(3) Represents incentive plan compensation payments received in 1997 and earned as follows: $5,629 in 1995 and $5,539 in 1996. See "Management--Employment Agreements and Compensation Arrangements."

(4) Represents an elected payout from Henry Company's Executive Deferral Plan for contributions to such plan by Mr. Wahba and Henry Company of $2,400 and $7,487, respectively, which were made in 1992. The remainder of $2,607 represents interest earned on the contributed amounts.

(5) James T. Nelligan was the former President of Henry Company's Coatings Division. Mr. Nelligan's employment with the Company terminated on March 31, 1998.

WARRANT GRANTS IN LAST FISCAL YEAR

    The following table provides certain information regarding warrants to purchase shares of Henry Company's capital stock granted to any Named Executive Officer during the year ended December 31, 1997:

                       WARRANT GRANTS IN LAST FISCAL YEAR

                                                                         INDIVIDUAL GRANTS
                                                       -----------------------------------------------------
                                                        NUMBER OF     % OF TOTAL
                                                       SECURITIES      WARRANTS
                                                       UNDERLYING     GRANTED TO      EXERCISE                  GRANT DATE
                                                        WARRANTS     EMPLOYEES IN       PRICE     EXPIRATION      PRESENT
                        NAME                             GRANTED      FISCAL YEAR        (2)         DATE        VALUE(3)
-----------------------------------------------------  -----------  ---------------  -----------  ----------  ---------------
Warner W. Henry......................................     400,000(1)          100     $   12.94    9/30/12       $  44,000

------------------------

(1) On October 1, 1997 Henry Company granted the Warner W. Henry Living Trust warrants to purchase an aggregate of 400,000 shares of Henry Company capital stock, consisting of 12,000 shares of Class A Common Stock and 388,000 shares of Common Stock (the "Henry Warrants"). The Henry Warrants expire on September 30, 2012 and may be exercised in whole or in part at variable and increasing exercise prices over the term of the Henry Warrants. The current and maximum exercise prices of the Henry Warrants for both Class A Common Stock and Common Stock are $12.94 and $38.82 per share, respectively. Warner
    W. Henry is the trustee of the Warner W. Henry Living Trust and may be assumed to have beneficial ownership of the Henry Warrants and shares purchasable upon exercise of the Henry Warrants. The Henry Warrants were issued as further consideration for certain loans made to Henry Company by Mr. Henry.

(2) The warrants have an exercise price that exceeded the fair value of the capital stock at the date of grant.

(3) The grant date present value of each warrant is estimated at 11 CENTS using the Black-Scholes pricing model with the following assumptions: risk-free rate of return of 6.0%, expected warrant life of 15 years; forfeiture rate of zero (0); volatility of 20%; no expected dividends; and no adjustments for non-transferability.

EXECUTIVE DEFERRAL PLAN

    Henry Company has adopted an Executive Deferral Plan (the "Plan") to allow certain management personnel and highly compensated employees to defer a portion of their annual salary and bonus to be paid at a future date chosen by them or upon their retirement, death, disability or termination of employment. Participants in the Plan are selected by an administrative committee (the "Plan Committee") appointed by the Board of Directors which establishes eligibility qualifications and manages and administers the Plan. To participate in the Plan for any year, a participant must make an irrevocable election to defer at least $2,000 to a maximum of 100% of his or her base salary and bonus for such year prior to the beginning of the year for which the salary and bonus relate. For each Plan year Henry Company may contribute to each participant's account at the Plan Committee's discretion. Deferred amounts are credited with interest at the September "Moody's Seasoned Corporate Bond" rate that is published prior to the end of the Plan year preceding the Plan year for which the rate is used. Participants are at all times fully vested in their deferred compensation accounts except in the event of a termination of their employment, in which case participants are vested to only a percentage of any Company contributions that have been made, calculated according to the executive's number of years of employment. At the time of deferral, participants may elect to receive future short-term payouts with respect to each year's deferral, payable in a lump sum not prior to the sixth Plan year following such deferral. Amounts payable to a participant pursuant to the Plan are unfunded amounts to be paid from the general assets of the Company and are at all times subject to the risk of the Company's business. The Company funds the Plan with whole life insurance policies. The policies are held by a trust that ensures funding of employee benefits upon a change of control, a change in management or a change in the Company's financial condition.

PROFIT SHARING/401(K) PLAN

    Henry Company's Profit Sharing / 401(k) Plan, as amended and restated as of January 1, 1995 (the "401(k) Plan") is a qualified profit sharing plan with a 401(k) feature covering all employees of Henry Company and its affiliates who have completed one year of service and attained the age of 21. Participants in the 401(k) Plan may contribute up to 15% of their annual compensation to the 401(k) Plan through salary deferral. In addition, Henry Company may make annual discretionary matching contributions not to exceed 10% of a participant's annual compensation. Participating employees are 100% vested in participant contributions and become vested to a certain percentage of any Henry Company discretionary matching contributions according to the employee's years of service with Henry Company or its affiliates.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

    Henry Company has entered into employment agreements with Mr. Gordinier, Mr. Doose, Mr. Enright, Mr. Mooney and Mr. Karasiuk, and into incentive compensation agreements with Mr. Enright and Mr. Wahba.

    Mr. Gordinier's employment agreement entitles him to a base salary and a bonus, subject to annual review by the Executive Committee of the Board of Directors, and to certain other benefits, including reimbursement of certain club memberships. In fiscal year 1997, Mr. Gordiner's base salary was $245,415 and his bonus was $122,523. Mr. Gordinier is also entitled to a bonus if a distribution of money or assets is made to the shareholders of the Company. If a distribution is made because of a sale of the Company, Mr. Gordinier would receive 10% of the sale amount in excess of $5,895,595, reduced by $200,000 and the outstanding balance of any outstanding loans to Mr. Gordinier (the "Reduction Amount"). In connection with Mr. Gordiner's employment, Henry Company has loaned him a total of $175,000 of loans which do not bear interest. As of December 31, 1997, the aggregate amount outstanding under these loans was $175,000. If Mr. Gordinier voluntarily terminates his employment or if the Company terminates his employment for any reason other than "for cause" (as defined in the employment agreement), Mr. Gordinier is entitled to a one-year severance payment equal to his then salary and guaranteed bonus and a termination award (the "Termination Award"). The Termination Award is equal to 10% of the amount by which the fair market value of the Company exceeds $5,895,595, such fair market value to be determined by appraisal, subject to reduction by the Reduction Amount. The Company maintains a life insurance policy on the life of Mr. Gordinier in the amount of $2,000,000 to assist in funding the Termination Award. The Termination Award is payable in four equal annual installments, with the unpaid balance bearing interest at the Bank of America prime rate existing on the due date of the first installment. Mr. Gordinier's employment agreement automatically renews annually, unless terminated earlier by either party.

    Mr. Doose's employment agreement provides for a base salary, subject to annual cost-of-living and discretionary increases. For 1997, Mr. Doose's base salary was $229,400. Mr. Doose also receives annual bonuses based on the net operating profits of, and on the return on capital employed at, RTC. If Mr. Doose is terminated without cause, he is entitled to base compensation plus the bonus calculated on net operating profits for the remaining term of the agreement. The agreement contains a covenant restricting Mr. Doose from competing with Henry Company for two years after the termination of employment. Mr. Doose's employment agreement terminates January 1, 2004.

    Pursuant to his employment agreement, Mr. Enright receives an annual base salary, currently $154,500, subject to annual discretionary increases, and an annual incentive bonus based upon certain agreed-upon objectives. During the term of Mr. Enright's employment, and for twelve months following termination, Mr. Enright has agreed not to directly or indirectly compete with or engage in a business competitive with the Company. Mr. Enright's employment agreement is automatically extended for additional one-year terms each July 1, unless terminated sooner.

    Mr. Enright's incentive compensation agreement provides for deferred compensation based upon an increase in the net book value of the Henry Sealants Division. This amount is payable to Mr. Enright upon his termination or the Division's cessation of operations (the "Termination Date"), although the Company may accelerate the benefit in the event of Mr. Enright's death or disability. Beginning January 1, 1998, Mr. Enright will receive annually 25% of the deferred benefit amount that would be payable if the Termination Date had occurred as of the end of the previous fiscal year. In addition, if Henry Company sells all or substantially all of the assets of the Henry Sealants Division, Mr. Enright is entitled to an amount equal to the greater of the deferred benefit amount as of the month preceding such sale or an amount based on the excess of the amount of sales proceeds over the Division's initial book value.

    Henry Company has entered into an incentive compensation agreement with Mr. Wahba providing for additional compensation to Mr. Wahba upon the termination of his employment, Henry Company's liquidation or cessation of business, or a change of control of Henry Company. Such compensation is based upon the cumulative operating profit for certain Henry Company divisions from a starting date in 1988 or 1990. A portion of the deferred benefit amount may be paid to Mr. Wahba following each fiscal year. In addition, Mr. Wahba is entitled to receive a payment based on the excess of the amount of proceeds received from the sale of a Henry Company division over an initial defined book value for that division.

    Mr. Mooney is a Vice Chairman of the Board of the Company with an annual base salary of $350,000, subject to annual review. The term of Mr. Mooney's employment agreement is for two years from the closing of the Acquisition. With respect to the capital stock of the Company that was purchased by Mr. Mooney in connection with the Acquisition, Mr. Mooney has the right to require the Company to repurchase one-sixth of such capital stock each year over a five-year period beginning January 1, 2004 (except that the last one-sixth would be repurchased July 1, 2008) for an aggregate purchase price of $3.0 million. Such capital stock would also be repurchased upon Mr. Mooney's death, in which event the purchase would be funded by the proceeds from the key person life insurance policies the Company holds on Mr. Mooney's life. See "The Transactions" and "Management--Key Person Life Insurance."

    Mr. Karasiuk is employed as the President of the Company's Monsey Bakor division with an annual base salary of Canadian $250,000, subject to annual review. Mr. Karasiuk is also entitled to an annual bonus of up to 50% of his base salary in the discretion of the Company's Board of Directors. The term of Mr. Karasiuk's employment agreement is for three years from the closing of the Acquisition.

INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Company's Articles of Incorporation authorize the indemnification of Company officers and directors to the fullest extent permissible under California law. Subject to the Articles of Incorporation and California law, the Bylaws provide that Henry Company shall indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a Company director or officer. The Company also purchased a director's and officer's liability insurance policy following the Acquisition.


KEY PERSON LIFE INSURANCE

    Henry Company currently maintains a term life insurance policy in the amount of $2,000,000 on the life of Richard B. Gordinier, under which Henry Company is the sole beneficiary. The Company also maintains whole life insurance policies in the amount of $7,770,000 on the life of Joseph T. Mooney, Jr., under which the Company is the sole beneficiary.

                                  SHAREHOLDERS


    The following sets forth information regarding beneficial ownership of the Common Stock and the Class A Common Stock of the Company as of September 1, 1998. Henry Company believes that persons and entities named in the table have sole voting and investment power with respect to all shares of Class A Common Stock and Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. There is no established public trading market for any class of Henry Company's equity securities. See "The Transactions."

                                                                 BENEFICIAL OWNERSHIP OF
                                  BENEFICIAL OWNERSHIP OF
                                       COMMON STOCK                CLASS A COMMON STOCK         TOTAL VOTING
                             ---------------------------------  --------------------------  POWER(1)(2)(3)(4)(5)
     NAME AND ADDRESS         NUMBER OF                           NUMBER OF                 ---------------------
    OF BENEFICIAL OWNER         SHARES      PERCENT(1)(2)(3)       SHARES        PERCENT           PERCENT
---------------------------  ------------  -------------------  -------------  -----------  ---------------------
Warner W. Henry, Trustee,
Warner W. Henry Living
Trust(6)...................     388,000(1)           53.0%          18,000(4)       100.0%            74.7%
    2911 Slauson Ave.
    Huntington Park, CA
    90255
Terrill M. Gloege as
Trustee of the William
Warner Henry Trust
established under the Henry
Trust dated 9/17/93........      64,106               8.8               --             --              4.7
    2911 Slauson Ave.
    Huntington Park, CA
    90255
Terrill M. Gloege as
Trustee of the Catherine
Anne Henry Trust
established under the Henry
Trust dated 9/17/93........      64,106               8.8               --           --                4.7
    2911 Slauson Ave.
    Huntington Park, CA
    90255
Terrill M. Gloege as
Trustee
of the Michael Andrew Henry
Trust established under the
Henry Trust dated
9/17/93....................      64,106               8.8               --             --              4.7
    2911 Slauson Ave.
    Huntington Park, CA
    90255
Frederick H. Muhs..........      82,500  (2)           11.3             --             --              6.1
Joseph T. Mooney, Jr.......      67,500  (3)            9.2             --             --              5.0
Carol F. Henry.............       1,682               0.2               --             --              0.1


                                TOTAL ECONOMIC
                             INTEREST(1)(2)(3)(4)
     NAME AND ADDRESS        ---------------------
    OF BENEFICIAL OWNER             PERCENT
---------------------------  ---------------------
Warner W. Henry, Trustee,
Warner W. Henry Living
Trust(6)...................            54.1%
    2911 Slauson Ave.
    Huntington Park, CA
    90255
Terrill M. Gloege as
Trustee of the William
Warner Henry Trust
established under the Henry
Trust dated 9/17/93........             8.6
    2911 Slauson Ave.
    Huntington Park, CA
    90255
Terrill M. Gloege as
Trustee of the Catherine
Anne Henry Trust
established under the Henry
Trust dated 9/17/93........             8.6
    2911 Slauson Ave.
    Huntington Park, CA
    90255
Terrill M. Gloege as
Trustee
of the Michael Andrew Henry
Trust established under the
Henry Trust dated
9/17/93....................             8.6
    2911 Slauson Ave.
    Huntington Park, CA
    90255
Frederick H. Muhs..........            11.0
Joseph T. Mooney, Jr.......             9.0
Carol F. Henry.............             0.2

------------------------------
(1) Assumes exercise of the Henry Warrants to purchase 388,000 shares of Common Stock which expire on September 30, 2012. The warrants may be exercised in whole or in part at variable exercise prices which increase over the term of the warrant. The current and maximum exercise prices for such Common Stock is $12.94 and $38.82 per share, respectively. See "Management-- Executive and Director Compensation."
(2) Assumes the exercise of Mr. Muhs' right to purchase up to 55,000 shares of Common Stock in amounts sufficient to maintain his current percentage of economic interest in the Company following the exercise of any of the Henry Warrants (and the purchase of shares of Common Stock by Mr. Mooney pursuant to his similar rights).
(3) Assumes the conversion of Mr. Mooney's redeemable convertible preferred stock into 22,500 shares of Common Stock and the exercise of Mr. Mooney's right to purchase up to 45,000 shares of Common Stock in amounts sufficient to maintain his current percentage of economic interest in the Company following the exercise of any of the Henry Warrants (and the purchase of shares of Common Stock by Mr. Muhs pursuant to his similar right).
(4) Assumes exercise of the Henry Warrants to purchase 12,000 shares of Class A Common Stock which expire on September 30, 2012. The warrants may be exercised in whole or in part at variable exercise prices which increase over the term of the warrants. The current and maximum exercise prices for such Class A Common Stock is $12.94 and $38.82 per share, respectively. See "Management--Executive and Director Compensation."
(5) The Common Stock and the Class A Common Stock vote together as a single class. However, each share of Class A Common Stock entities the holder to 35 votes on all matters for which there is a vote, while each share of Common Stock entitles the holder to one vote on all such matters.
(6) Warner W. Henry is the trustee of the Warner W. Henry Living Trust and may be assumed to have beneficial ownership of all shares and warrants held by the trust. Amount shown does not include 1,682 shares owned by Carol Henry, as to which shares Mr. Henry disclaims beneficial ownership.

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
                              CERTAIN TRANSACTIONS

    The Company leases its Huntington Park headquarters and certain operating equipment from a family trust and living trust for which Warner W. Henry is the trustee pursuant to three separate real property leases and one equipment lease. These leases expire in 2002, 2006 and 2016. The total rent paid in 1997 for the Huntington Park leases was approximately $424,904. The Company leases additional property at its Huntington Park headquarters from Alamo Development Company. Frederick H. Muhs, a director of the Company, is a shareholder of Alamo Development Company along with certain other members of his family. The Company currently pays rent of $5,330 per month pursuant to this lease which is subject to annual adjustments to reflect changes in the Bank of America prime rate. The lease expires February 28, 2002 and provides for the Company's option to purchase the property upon six months written notice. The Company also leases certain warehouse facilities in Irvington, New Jersey, from Sea Jay, Inc. The shareholders of Sea Jay, Inc. are Joseph T. Mooney, Jr. and certain of his family members. The Company currently pays rent of $2,333 per month pursuant to this lease which expires December 31, 1999. The Company has the option to extend the lease for five additional consecutive one year terms at increasing annual rental amounts. The Company believes that the rent paid under the above leases represent substantially fair market value and that the other terms and conditions of the leases are commercially reasonable.

    Henry Company has made loans to Richard B. Gordinier for personal reasons pursuant to various loan agreements and promissory notes originated at various times since 1988 for one year terms that were subsequently extended for successive one year terms. The loans currently bear interest at Bank of America's prime rate, currently 8.5%, and may be prepaid without penalty. As of December 31, 1997, an aggregate of $376,428 was outstanding on these loans. In addition, Mr. Gordinier has received $175,000 of non-interest bearing loans in connection with his employment. See "Management--Employment Agreements and Compensation Arrangements."

    Warner Henry previously loaned approximately $5.0 million to Henry Company on a subordinated basis. The indebtedness accrued interest at a variable rate based on Bank of America's prime rate. As of December 31, 1997, the accrued interest on this indebtedness was $36,774. The Company repaid this indebtedness in full at the closing of the Acquisition.

    Mr. Muhs has purchased 27,500 shares of Common Stock of the Company for $2.0 million in cash at the closing of the Acquisition. Mr. Muhs was also granted rights to purchase sufficient shares of Common Stock of the Company to prevent dilution of Mr. Muhs' ownership percentage in the event of the exercise of the Henry Warrants and outstanding rights held by Mr. Mooney.

    Henry Company performs certain administrative services for an affiliate, Henry II Company, a California corporation, pursuant to an administrative services agreement that provides for payments from Henry II Company to Henry Company. These payments are expected to total $1.1 million in 1998. Henry II Company's shareholders are Warner W. Henry, Carol Henry, and certain trusts for the benefit of their children.


    At December 31, 1997, Henry Company received a note from Henry II Company for $1.9 million for the sale to Henry II Company of certain real property, which related solely to the business of Henry II Company, with a net book value of $1.9 million. The note bears interest at the prime rate, and is repayable in a lump sum at any time up to December 31, 2002. The balance of such note was $2.0 million at August 31, 1998, which amount reflects $0.1 million of accrued interest. In addition, at December 31, 1997 Henry II Company owed $2.2 million to Henry Company, representing past advances made on behalf of Henry II Company. Henry II Company repaid $2.1 million of principal in 1997. The note evidencing this debt is payable upon demand.

    Henry Company receives business and financial consulting services from The Muhs Company, Inc., of which Frederick H. Muhs, a director of the Company, is the President and controlling shareholder. Henry Company paid $33,000 for these services in 1997. See "Management--Executive and Director Compensation."

    Joseph T. Mooney, Jr. and certain of his family members are the shareholders of Sea Jay, Inc. Monsey Bakor sold approximately $39,000 of product to Sea Jay in fiscal year 1997.

    The Company is a party to employment and consulting agreements with certain directors and officers of the Company. See "Management."

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
                      DESCRIPTION OF THE CREDIT FACILITIES

THE NEW BANK CREDIT FACILITY

    Concurrently with the consummation of the Transactions, the Company entered into a credit agreement providing for a new $35.0 million credit facility (the "New Bank Credit Facility"). The New Bank Credit Facility allows the Company to obtain revolving credit loans for working capital in an aggregate amount outstanding of up to $25.0 million subject to a borrowing base, plus $10.0 million for capital expenditures. Working capital loans under the New Bank Credit Facility bear interest at the lender's prime rate or at a LIBOR-based rate, and capital expenditure loans bear interest at slightly higher rates than the working capital loans.

    The New Bank Credit Facility terminates on the fifth anniversary of the consummation of the Acquisition. As of December 31, 1997, on a pro forma basis, the Company would have had an estimated $17.2 million available under the working capital facility. Amounts become available under the capital expenditure facility in connection with the purchase of a qualifying asset. If the Acquisition had closed on December 31, 1997, the Company's borrowings under the New Bank Credit Facility would have totaled approximately $0.0 million. As of June 30, 1998, such borrowings totaled approximately $0.2 million.

    The obligations of the Company under the New Bank Credit Facility are secured by a first priority lien on the Company's accounts receivable, inventory, the assets financed under the capital expenditure facility and certain other assets. The Notes are effectively subordinated to the obligations under the New Bank Credit Facility.


    The New Bank Credit Facility contains various covenants that restrict the Company from taking various actions and that require that the Company achieve and maintain certain levels of performance as measured by certain financial ratios. Such covenants include provisions relating to minimum current ratio, minimum tangible net worth, minimum fixed charge ratio, maximum leverage ratio and limitations on capital expenditures, investments, indebtedness, liens, dividends, sales of assets, guarantee obligations, prepayments of other indebtedness, mergers, acquisitions or sales of assets, change in business activities, affiliate transactions, issuance of equity and certain corporate activities. The New Bank Credit Facility also prohibits the Company from prepaying the Exchange Notes.


    The New Bank Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, default under certain other indebtedness, bankruptcy, material judgments and liabilities and change of control.

CANADIAN CREDIT FACILITIES


    The holding company for the Company's Canadian subsidiaries has financed its and its subsidiaries' working capital needs as of June 30, 1998 through a Canadian $6.0 million (approximately U.S. $4.4 million) secured credit facility guaranteed by its Canadian subsidiaries. Borrowings under this facility are subject to a borrowing base, and the principal thereunder is due upon demand. The facility bears interest at National Bank of Canada's prime rate.



    In addition, a Canadian subsidiary of the Company had approximately $0.4 million (Canadian $0.5 million) outstanding at June 30, 1998 pursuant to a secured term loan facility which matures in 2000. Another Canadian subsidiary had approximately $0.2 million (Canadian $0.3 million) of term indebtedness outstanding at December 31, 1997 which was retired in February 1998.

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Exchange Notes will be issued under an indenture (the "Indenture"), dated as of April 22, 1998 by and among the Company, the Guarantors and U.S. Trust Company, N.A., as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchaser. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.

    The Exchange Notes will be senior unsecured obligations of the Company, ranking PARI PASSU in right of payment with all other senior unsecured obligations of the Company.

    The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the Exchange Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Exchange Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Indenture is limited in aggregate principal amount to $150,000,000, of which $85,000,000 has been issued as Old Notes, some or all of which may be exchanged for Exchange Notes. will be issued in the Exchange Offer. The Exchange Notes will mature on April 15, 2008. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under "--Certain Covenants-- Limitation on Incurrence of Additional Indebtedness" and restrictions contained in the New Bank Credit Facility. Interest on the Exchange Notes will accrue at the rate of 10% per annum and will be payable semiannually in cash on each April 15 and October 15 commencing on October 15, 1998, to the persons who are registered Holders at the close of business on April 1 and October 1, respectively, immediately preceding the applicable interest payment date. The Exchange Notes will bear interest from April 22, 1998 at the rate of 10% per annum, payable semi-annually in arrears, in cash, on April 15 and October 15 of each year, commencing October 15, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from April 22, 1998 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on October 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

    The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

    OPTIONAL REDEMPTION.

    The Exchange Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after April 15, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     105.000%
2004..............................................................................     103.333%
2005..............................................................................     101.667%
2006 and thereafter...............................................................     100.000%

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS.

    At any time, or from time to time, on or prior to April 15, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the sum of (i) the initial aggregate principal amount of the Notes issued in the Initial Offering and (ii) the respective initial aggregate principal amounts of the Notes issued under the Indenture after the Initial Issue Date, at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED, HOWEVER, that at least 65% of the sum of (i) the initial aggregate principal amount of the Notes issued in the Initial Offering and (ii) the respective initial aggregate principal amounts of the Notes issued under the Indenture after the Initial Issue Date remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

GUARANTEES

    Each Guarantor unconditionally guarantees, on a senior basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor, determined in accordance with GAAP.

    Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "--Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be released.

CHANGE OF CONTROL

    The Indenture will provide that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

    Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

    Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    The Indenture will contain, among others, the following covenants:

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS.

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

    The Company will not, and will not permit any Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of the Company or such Guarantor, as the case may be.

    LIMITATION ON RESTRICTED PAYMENTS.

    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee, as the case may be, or (d) make any Investment (each of the foregoing actions set forth in clauses (a), (b), (c) and (d), other than Permitted Investments, being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (y) to the extent not otherwise included in Consolidated Net Income of the Company, an amount equal to the net reduction in Investments (other than reductions in Permitted Indebtedness) in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case, to the Company or to any Wholly Owned Restricted Subsidiary of the Company from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in the definition of "Investment"), not to exceed, in the case of an Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary of the Company in such Unrestricted Subsidiary and which were treated as a Restricted Payment under the Indenture; plus (z) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses
(iii)(x) and (z), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes).

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee, as the case may be, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, (i) repurchases by the Company of Common Stock of the Company (or rights to acquire such Common Stock) from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, or as otherwise required by existing employment agreements, in an aggregate amount not to exceed $500,000 in any calendar year and $3,000,000 in the aggregate (PROVIDED that, notwithstanding the foregoing $500,000 per year limitation, on or after April 22, 2003, the Company may repurchase Common Stock of the Company (or rights to acquire such Common Stock) through the issuance of indebtedness subordinated in right of payment to the Notes in an aggregate principal amount of not more than $3,000,000 less the aggregate amount of Restricted Payments made pursuant to this clause (4) prior to the date of such issuance, which indebtedness shall provide for no payments of principal in excess of $500,000 per year prior to the repayment in full of the Notes) plus (ii) the aggregate cash proceeds from any payments on life insurance policies for which the Company or its Subsidiaries is the beneficiary with respect to any employees, officers or directors of the Company and its Subsidiaries which proceeds are used to purchase the Common Stock of the Company held by any such employees, officers or directors. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(A), and (4)(i) shall be included in such calculation.

    The amount of any non-cash Restricted Payment shall be the fair market value, on the date such Restricted Payment is made, of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10,000,000. Not later than 50 days after the end of any fiscal quarter (100 days in the case of the last fiscal quarter of the fiscal year) during which any Restricted Payment in made, the Company shall deliver to the Trustee an officers' certificate stating that all Restricted Payments made during such fiscal quarter were permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.

    LIMITATION ON ASSET SALES.

    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors),
(ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; PROVIDED that the provisions of this clause (ii) shall not apply to an Asset Sale to the extent comprised of real property; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay any Indebtedness under the New Bank Credit Facility and, in the case of any Indebtedness under any Revolving Credit Facility, effect a permanent reduction in the availability under such Revolving Credit Facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

    Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; PROVIDED that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

    Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a PRO RATA basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING
     SUBSIDIARIES.

    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date (including the New Bank Credit Facility); or (6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4) or (5).

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES.

    The Company will not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

    LIMITATION ON LIENS.

    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Guarantee, the Notes and such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes and the Guarantees are equally and ratably secured, except for

(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Indebtedness under the New Bank Credit Facility or the Canadian Credit Facility; (C) Liens securing the Notes and the Guarantees; (D) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; PROVIDED, HOWEVER, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

    MERGER, CONSOLIDATION AND SALE OF ASSETS.

    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the

Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

    Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the "--Limitation on Asset Sales" covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a cor-poration organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;
(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a PRO FORMA basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (iv) of the first paragraph of this covenant.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES.

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $500,000 shall be approved by a majority of non-interested directors of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such majority of non-interested directors of the Board of Directors have determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

    (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and (iv) Restricted Payments permitted by the Indenture.

    ADDITIONAL SUBSIDIARY GUARANTEES.

    If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary (other than a Foreign Subsidiary) that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary (other than a Foreign Subsidiary) having total assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall
(i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and
(ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

    CONDUCT OF BUSINESS.

    The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

    REPORTS TO HOLDERS.

    The Indenture will provide that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

        (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

        (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

       (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $2,500,000 or more at any time;

        (v) one or more judgments in an aggregate amount in excess of $2,500,000 shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

        (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

       (vii) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

    If an Event of Default (other than an Event of Default specified in clause
(vi) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above with respect to a Legal Defeasance need not be delivered if all Notes not therefore delivered to the Trustee for cancellation

(x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

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GOVERNING LAW

    The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

    "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "ASSET ACQUISITION" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or
(b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

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PROVIDED, HOWEVER, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000 and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under the "Merger, Consolidation and Sale of Assets" covenant.

    "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "CANADIAN CREDIT FACILITY" means the Credit Agreement dated as of February 27, 1995, between Bakor Holdings Inc. and National Bank of Canada, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (PROVIDED that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or (with respect to any Restricted Subsidiary) any foreign country in which such Restricted Subsidiary is principally located, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) in the case of any foreign Restricted Subsidiary, Investments: (a) in direct obligations of the sovereign nation (or any agency thereof) in which such foreign Restricted Subsidiary is organized or is conducting a substantial amount of business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (b) of the type and maturity described in clauses (i) through (v) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from

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comparable foreign rating agencies or (c) of the type and maturity described in clauses (i) through (v) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors), are not rated as provided in such clauses or in clause (vi) (b) but which are, in the reasonable judgment of the Company, comparable in investment quality to such Investments and obligors (or the parents of such obligors); and (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

    "CHANGE OF CONTROL OFFER" has the meaning set forth under "--Change of Control."

    "CHANGE OF CONTROL PAYMENT DATE" has the meaning set forth under "--Change of Control."

    "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in ac-cordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and
(C) Consolidated Non-cash Charges (1) LESS any non-cash items increasing Consolidated Net Income for such period (but not including non-cash income recognized under the Company's warranty programs where such income reflects cash already or simultaneously received by the Company), and (2) LESS any cash payments made pursuant to the accounting method change "-non-cash environmental charge," all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the

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ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any asset sales or other distribution or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) or any Guarantor paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations,
(c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person,

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(d) the net income (but not loss) of any Restricted Subsidiary of the referent
Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

    "CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

    "FOREIGN SUBSIDIARY" means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations in a country other than the United States of America.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

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    "GUARANTOR" means (i) the domestic Subsidiaries of the Company on the Issue
Date and (ii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

    "INDEBTEDNESS" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person, (ix) all Obligations for Preferred Stock of a Guarantor and all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Preferred Stock or Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Preferred Stock of any Guarantor or Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Preferred Stock or Disqualified Capital Stock as if such Preferred Stock or Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Preferred Stock or Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Preferred Stock or Disqualified Capital Stock.

    "INDEPENDENT FINANCIAL ADVISOR" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is

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designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "ISSUE DATE" means the date of original issuance of the Notes.

    "LEGAL DEFEASANCE" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "NET PROCEEDS OFFER" has the meaning set forth under "--Certain Covenants--Limitations on Asset Sales."

    "NET PROCEEDS OFFER AMOUNT" has the meaning set forth under "--Certain Covenants--Limitations on Asset Sales."

    "NET PROCEEDS OFFER PAYMENT DATE" has the meaning set forth under "--Certain Covenants--Limitations on Asset Sales."

    "NET PROCEEDS OFFER TRIGGER DATE" has the meaning set forth under "--Certain Covenants--Limitations on Asset Sales."

    "NEW BANK CREDIT FACILITY" means the Amended and Restated Financing and Security Agreement dated as of April 22, 1998, between the Company and NationsBank, N.A., together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity

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of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (PROVIDED that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED HOLDER" means Warner W. Henry, and each of his immediate family members, the Warner W. Henry Living Trust, trustees of the Warner W. Henry Living Trust or trusts, entities or arrangements for the benefit of the foregoing persons and entities.

    "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

        (i) Indebtedness under the Notes issued in the Offering and the Guarantees thereof;

        (ii) Indebtedness incurred pursuant to the New Bank Credit Facility in an aggregate principal amount at any time outstanding not to exceed $25,000,000 and Indebtedness incurred pursuant to the Canadian Credit Facility in an aggregate principal amount at any time outstanding not to exceed Canadian $8,000,000, in each case, less any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder; and additional Indebtedness incurrred pursuant to a capital expenditure facility under the New Bank Credit Facility in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

       (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

        (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (v) Indebtedness under Currency Agreements; PROVIDED that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; PROVIDED that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

       (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in

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    each case subject to no Lien; PROVIDED that (a) any Indebtedness of the
    Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

      (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within five business days of incurrence;

        (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (x) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; PROVIDED that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiary in connection with such disposition;

        (xi) Refinancing Indebtedness; and

       (xii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.

    "PERMITTED INVESTMENTS" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company, (ii) Investments in the Company by any Restricted Subsidiary of the Company; PROVIDED that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in Unrestricted Subsidiaries not to exceed $2,500,000 at any one time outstanding; PROVIDED that such Unrestricted Subsidiary is engaged in a business or businesses which are the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (ix) Investments by the Company or a Wholly Owned Restricted Subsidiary of the Company not in excess of $500,000 at any one time outstanding in any partnership, joint venture, limited liability partnership, limited liability company or similar entity of which (A) at least 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by the Company or a Wholly Owned Restricted Subsidiary of the Company whether

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in the form of membership, general, special or limited partnership interests or otherwise and (B) the Company or any Wholly Owned Restricted Subsidiary of the Company is a controlling general partner, member or manager or otherwise controls such entity which is engaged in a business or businesses which are the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date; and (x) additional Investments not to exceed $2,500,000 at any one time outstanding.

    "PERMITTED LIENS" means the following types of Liens:

        (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

       (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obliga-tions (exclusive of obligations for the payment of borrowed money);

        (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

        (vi) any interest or title of a lessor under any Capitalized Lease Obligation; PROVIDED that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

       (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; PROVIDED, HOWEVER, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and
    (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

      (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

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        (xi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

       (xii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

      (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

       (xiv) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

       (xv) Liens securing Indebtedness under Currency Agreements; and

       (xvi) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; PROVIDED that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

    "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

    "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix) or (xi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; PROVIDED that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

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    "REVOLVING CREDIT FACILITY" means one or more revolving credit facilities under the New Bank Credit Facility or the Canadian Credit Facility.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

    "SUBSIDIARY", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "UNRESTRICTED SUBSIDIARY" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account ("Participating Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale, or such shorter period as will terminate when all Old Notes acquired by broker dealers for their own account as a result of market making activities or other trading activities has been exchanged for Exchange Notes and resold by such broker
dealers. In addition, until              , 1998 (90 days after the date of this
Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-dealer for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such Exchange Notes. Any Participating Broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, or such shorter period as will terminate when all Old Notes acquired by broker dealers for their own account as a result of market making activities or other trading activities has been exchanged for Exchange Notes and resold by such broker dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Initial Purchaser and the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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                       TRANSFER RESTRICTIONS ON OLD NOTES

    Unless and until an Old Note is exchanged for an Exchange Note pursuant to the Exchange Offer, it will bear a legend substantially similar to the following effect unless otherwise agreed by the Company and the holder thereof:

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 (a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT) (AN "ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY THEREOF OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,
    (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY),
    (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

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                         BOOK ENTRY; DELIVERY AND FORM

    The Old Notes and the related Guarantees were initially, and the Exchange Notes and the related Guarantees will be, represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC (except such Old Notes or Exchange Notes, if any, that are issued in certificated form as described below).

    Notes (i) originally purchased by or transferred to "foreign purchasers" (persons other than U.S. Persons) or (ii) held by QIBs or other institutional Accredited Investors who elect to take physical delivery of their certificates instead of holding their interests through a Global Note (and which are thus ineligible to trade through DTC (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB or another institutional Accredited Investor of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in a Global Note.

    THE GLOBAL NOTES. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

    Payments of the principal of, premium (if any), interest (including Liquidated Damages) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Liquidated Damages) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

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
    Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will bear the legends referred to under the heading "Transfer Restrictions."

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers. dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Notes, which certificates will bear the legends referred to under the heading "Transfer Restrictions."

                                 LEGAL MATTERS

    The validity of the Exchange Notes offered by the Company hereby were passed upon for the Company by Munger, Tolles & Olson LLP, Los Angeles, California. The validity of the issuance of the Guarantees offered by Monsey Products Co., Kimberton Enterprises, Inc. and Monsey Products of Arizona LLC were passed upon for those companies by John D. O'Keefe, Esq., Philadelphia, Pennsylvania.

                                    EXPERTS

    The combined financial statements of Henry Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Monsey Products Co., T/A Monsey Bakor at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


COMBINED FINANCIAL STATEMENTS OF HENRY COMPANY                                                                 PAGE
-----------------------------------------------------------------------------------------------------------  ---------

Report of Independent Accountants..........................................................................        F-2

Combined Balance Sheets as of December 31, 1996 and 1997...................................................        F-3

Combined Statements Of Operations for each of the years in the three year period ended December 31, 1997...        F-4

Combined Statements Of Shareholders' Equity for each of the years in the three year period ended December
 31, 1997..................................................................................................        F-5

Combined Statements Of Cash Flows for each of the years in the three year period ended December 31, 1997...        F-6

Notes To Combined Financial Statements.....................................................................        F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
-----------------------------------------------------------------------------------------------------------

Condensed Consolidated Balance Sheets as of December 31, 1997 and June 30, 1998-- Unaudited................       F-16

Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 1997 and
 1998......................................................................................................       F-17

Unaudited Consolidated Statements of Shareholders' Equity for the Six Months Ended June 30, 1998...........       F-18

Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1997 and
 1998......................................................................................................       F-19

Notes to Unaudited Condensed Consolidated Financial Statements.............................................       F-20

CONSOLIDATED FINANCIAL STATEMENTS OF MONSEY BAKOR
-----------------------------------------------------------------------------------------------------------

Report of Independent Auditors.............................................................................       F-29

Consolidated Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998 (unaudited)................       F-30

Consolidated Statements of Operations for each of the years in the three year period ended December 31,
 1997 and the three months ended March 31, 1997 and 1998 (unaudited).......................................       F-31

Consolidated Statements of Shareholders' Equity for each of the years in the three year period ended
 December 31, 1997 and for the three months ended March 31, 1998 (unaudited)...............................       F-32

Consolidated Statements of Cash Flows for each of the years in the three year period ended December 31,
 1997 and for the three months ended March 31, 1997 and 1998 (unaudited)...................................       F-33

Notes to Consolidated Financial Statements.................................................................       F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
  Henry Company
  Huntington Park, California

We have audited the accompanying combined balance sheets of Henry Company as of December 31, 1996 and 1997, and the related combined statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Henry Company as of December 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
Los Angeles, California
February 9, 1998

                                 HENRY COMPANY
                            COMBINED BALANCE SHEETS


                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1996           1997
                                                                                     -------------  -------------
                                                     ASSETS:
Current assets:
  Cash and cash equivalents........................................................  $     300,162  $     118,857
  Trade accounts receivable, net of allowance for doubtful accounts of $141,786 and
    $161,365 for 1996 and 1997, respectively.......................................      9,146,272     10,368,904
  Inventories......................................................................      5,924,765      5,882,262
  Receivables from affiliate.......................................................      4,297,773      2,264,341
  Notes receivable.................................................................        408,838        448,721
  Prepaid expenses and other current assets........................................        839,451      1,197,167
                                                                                     -------------  -------------
        Total current assets.......................................................     20,917,261     20,280,252
Property and equipment, net........................................................      7,957,535      5,483,188
Cash surrender value of life insurance, net........................................        992,501      1,658,305
Noncompetition agreements, net.....................................................        765,438        702,091
Notes receivable...................................................................        363,396        299,654
Note receivable from affiliate.....................................................             --      1,863,072
Other..............................................................................        207,588        131,085
                                                                                     -------------  -------------
        Total assets...............................................................  $  31,203,719  $  30,417,647
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable.................................................................  $   5,148,271  $   4,846,131
  Accrued expenses.................................................................      2,941,580      3,622,011
  Notes payable, current portion...................................................        644,796        638,199
  Borrowings under line of credit..................................................      7,061,528      3,970,381
                                                                                     -------------  -------------
        Total current liabilities..................................................     15,796,175     13,076,722
Notes payable......................................................................      4,286,840      4,116,345
Deferred warranty revenue..........................................................      1,833,430      2,002,569
Deferred compensation..............................................................        930,349      1,076,187
Subordinated shareholder debt......................................................      5,422,555      5,023,466
                                                                                     -------------  -------------
        Total liabilities..........................................................     28,269,349     25,295,289
Commitments and contingencies (Note 5)
Common stock.......................................................................      2,853,669      2,853,669
Additional paid-in capital.........................................................      2,682,152      2,682,152
Accumulated deficit................................................................     (2,601,451)      (413,463)
                                                                                     -------------  -------------
        Total shareholders' equity.................................................      2,934,370      5,122,358
                                                                                     -------------  -------------
        Total liabilities and shareholders' equity.................................  $  31,203,719  $  30,417,647
                                                                                     -------------  -------------
                                                                                     -------------  -------------


    The accompanying notes are an integral part of these combined financial statements.

                                 HENRY COMPANY
                       COMBINED STATEMENTS OF OPERATIONS


                                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------

Net sales...........................................................  $  61,059,484  $  59,186,000  $  67,423,603
Cost of sales.......................................................     42,290,227     40,866,724     46,412,828
                                                                      -------------  -------------  -------------
    Gross profit....................................................     18,769,257     18,319,276     21,010,775

Operating expenses:
  Selling, general and administrative...............................     17,518,731     16,934,453     17,508,108
  Amortization of intangibles.......................................        703,003        182,693        137,241
                                                                      -------------  -------------  -------------
    Operating income (loss).........................................        547,523      1,202,130      3,365,426
Other expense (income):
  Interest expense..................................................      1,453,946      1,474,899      1,464,665
  Interest and other income, net....................................       (402,257)      (344,841)      (320,547)
                                                                      -------------  -------------  -------------
    Income (loss) before provision for income taxes.................       (504,166)        72,072      2,221,308

Provision for income taxes..........................................             --          1,081         33,320
                                                                      -------------  -------------  -------------
    Net income (loss)...............................................  $    (504,166) $      70,991  $   2,187,988
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


    The accompanying notes are an integral part of these combined financial statements.

                                 HENRY COMPANY
                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                    COMMON STOCK         ADDITIONAL
                                               -----------------------    PAID-IN      ACCUMULATED
                                                SHARES       AMOUNT       CAPITAL        DEFICIT        TOTAL
                                               ---------  ------------  ------------  -------------  ------------
Balance, December 31, 1994...................    200,100  $  2,853,669  $  2,682,152  $  (2,168,276) $  3,367,545
  Net loss...................................         --            --            --       (504,166)     (504,166)
                                               ---------  ------------  ------------  -------------  ------------

Balance, December 31, 1995...................    200,100     2,853,669     2,682,152     (2,672,442)    2,863,379
  Net income.................................         --            --            --         70,991        70,991
                                               ---------  ------------  ------------  -------------  ------------

Balance, December 31, 1996...................    200,100     2,853,669     2,682,152     (2,601,451)    2,934,370
  Net income.................................         --            --            --      2,187,988     2,187,988
                                               ---------  ------------  ------------  -------------  ------------

Balance, December 31, 1997...................    200,100  $  2,853,669  $  2,682,152  $    (413,463) $  5,122,358
                                               ---------  ------------  ------------  -------------  ------------
                                               ---------  ------------  ------------  -------------  ------------


    The accompanying notes are an integral part of these combined financial statements.

                                 HENRY COMPANY
                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                        FOR THE YEAR ENDED
                                                                                           DECEMBER 31,
                                                                            -------------------------------------------
                                                                                1995           1996           1997
                                                                            -------------  -------------  -------------
Cash flows from operating activities:
  Net income (loss).......................................................  $    (504,166) $      70,991  $   2,187,988
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.........................................      1,439,595      1,582,974      1,404,361
    Provision for doubtful accounts.......................................        698,628        178,963        179,374
    Noncompetition and goodwill amortization..............................        467,428         61,716         65,014
    Interest on subordinated shareholder debt.............................        343,033        377,205        345,441
    (Gain) loss on disposal of property and equipment.....................         19,610        (45,611)         2,278
    Changes in operating assets and liabilities, net of assets acquired:
      Accounts receivable.................................................     (2,573,847)      (300,283)    (1,402,006)
      Inventories.........................................................        479,595       (508,358)        64,126
      Receivables from affiliates.........................................     (1,031,664)      (265,047)     2,033,432
      Notes receivable....................................................        496,272        271,888         23,859
      Cash surrender value of life insurance..............................       (242,748)      (129,479)      (665,804)
      Other assets........................................................        227,520       (408,237)      (150,535)
      Accounts payable and accrued expenses...............................      2,219,245       (132,985)       378,293
      Deferred warranty revenue...........................................        185,363        210,441        169,138
      Deferred compensation...............................................            202        206,603        145,838
                                                                            -------------  -------------  -------------
          Net cash provided by operating activities.......................      2,224,066      1,170,781      4,780,797
                                                                            -------------  -------------  -------------
Cash flows from investing activities:
  Capital expenditures....................................................     (1,389,094)    (1,448,693)      (801,239)
  Proceeds from the disposal of property and equipment....................         47,046        666,224         50,874
  Acquisition of business, net of cash acquired...........................             --             --       (134,779)
  Investment in affiliate.................................................             --             --        (64,189)
                                                                            -------------  -------------  -------------
          Net cash used in investing activities...........................     (1,342,048)      (782,469)      (949,333)
                                                                            -------------  -------------  -------------
Cash flows from financing activities:
  Net borrowings (repayments) under line-of-credit agreement..............      1,100,000       (738,472)    (3,091,147)
  Repayments under note payable agreements................................       (937,650)      (437,266)      (604,370)
  Borrowings under note payable agreements................................             --      1,908,333        427,278
  Payments on subordinated shareholder debt...............................       (641,380)      (827,947)      (744,530)
  Payments under capital lease obligations................................       (306,415)      (162,950)      --
                                                                            -------------  -------------  -------------
          Net cash used in financing activities...........................       (785,445)      (258,302)    (4,012,769)
                                                                            -------------  -------------  -------------

          Net increase (decrease) in cash and cash equivalents............         96,573        130,010       (181,305)

Cash and cash equivalents at beginning of period..........................         73,579        170,152        300,162
                                                                            -------------  -------------  -------------
Cash and cash equivalents at end of period................................  $     170,152  $     300,162  $     118,857
                                                                            -------------  -------------  -------------
                                                                            -------------  -------------  -------------


    The accompanying notes are an integral part of these combined financial statements.

                                 HENRY COMPANY
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The combined financial statements include the accounts of Henry Company and Warner Development Company of Texas (the "Company"), both companies under common ownership and control. All significant intercompany accounts and transactions have been eliminated.

    The Company is a manufacturer of materials for the construction industry focusing primarily on roofing, sealing and paving applications. The Company develops, manufactures and distributes the following related product lines: roof/driveway coatings and paving products, polyurethane foam for roofing and commercial uses, and sealants for the construction and marine industries.

    REVENUE RECOGNITION

    Revenues are recognized when products are shipped. The Company has established programs which, under specified conditions, allow customers to return products. The Company establishes liabilities for estimated returns and allowances at the time of shipment. In addition, accruals for customer discounts and returns are recorded when revenues are recognized.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are included in "Accounts Payable" in the accompanying balance sheet. At December 31, 1996 and 1997, these overdraft balances amounted to $355,089 and $1,488,003, respectively.

    INVENTORIES

    Inventories are valued at the lower of cost (first-in, first-out) or market. Cost is determined using standard cost which approximates actual costs on a first-in, first-out method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Leasehold improvements are amortized on a straight-line basis over the remaining lease term, or the asset's estimated useful life, whichever is shorter. All other depreciable assets are depreciated using the double-declining-balance method or the straight-line method, over the assets' estimated useful lives.

    Estimated useful lives are as follows:

Buildings.....................................       25 to 30 years
Machinery and equipment.......................             10 years
Office furniture and equipment................              5 years
Automotive equipment..........................         3 to 5 years
                                                    Primary term of
Leasehold improvements........................                lease
Other.........................................              5 years

                                 HENRY COMPANY
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Additions, major renewals and betterments are capitalized, while repair and maintenance costs are expensed as incurred. Upon sale or retirement of property and equipment, the cost and accumulated depreciation are removed from the appropriate accounts and any gain or loss is included in income in the year the asset was disposed.

    INCOME TAXES

    The Company elected to be taxed under Section 1361 of the Internal Revenue Code as an S Corporation. Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are individually liable for federal income taxes based on the Company's taxable income. This election is also valid for state income tax reporting. However, a provision for state income taxes is required based on a 1.5% state income tax rate, and this state tax provision is included in the provision for income taxes in the accompanying combined statements of operations.

    NONCOMPETITION AGREEMENT

    A noncompetition agreement related to the acquisition of World Asphalt Paving has been recorded at the present value of the future payments under the agreement and is being amortized over the life of the agreement using the straight-line method. The statement of operations includes amortization and imputed interest related to this noncompetition agreement.

    DEFERRED WARRANTY REVENUE

    The Company offers its customers an optional separately purchased warranty program for its Henry commercial roofing systems. Revenue from the warranty program is recognized over the 20 year warranty period. Warranty repair expenses under the program are charged to expense as incurred.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


    Selling, general and administrative expenses include all costs associated with marketing and distributing the Company's products. Also included in selling, general and administrative expenses are research and development costs. Research and development costs incurred in developing and improving product formulas are charged to expense in the year incurred. Total research and development costs were $321,811, $320,961 and $320,275 for the years ended December 31, 1995, 1996 and 1997, respectively.


    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company currently maintains substantially all of its day-to-day operating cash balances with major financial institutions. At times, cash balances may be in excess of Federal Depository Insurance Corporation ("FDIC") insurance limits. Cash equivalents principally consist of money market funds on deposit with major financial institutions.


    Concentration of credit risk with respect to trade receivables is derived from the Company's largest customer, which represents approximately 13% and 15% at December 31, 1996 and 1997, respectively. This customer also accounted for approximately 12% of net sales in fiscal years 1995 and 1996 and 15% of net sales in fiscal year 1997. However, the majority of the Company's customers are geographically diverse roofing distributors and contractors located in the western United States, which limits the extent of trade

                                 HENRY COMPANY
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) credit risk. The Company also maintains credit insurance that provides substantial reimbursement for actual credit losses relating to its Henry Coatings Division. In addition, the Company controls credit risk through credit approvals, credit limits and monitoring procedures.

    THE VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" ("SFAS No. 107"), requires disclosure of fair value information about most financial instruments both on and off the balance sheet, if it is practicable to estimate. SFAS No. 107 excludes certain financial instruments, such as certain insurance contracts and all non-financial instruments from its disclosure requirements. A financial instrument is defined as a contractual obligation that ultimately ends with the delivery of cash or an ownership interest in an entity. Disclosures regarding the fair value of financial instruments are derived using external market sources, estimates using present value or other valuation techniques. Cash, accounts receivable, accounts payable, accrued liabilities and short-term debt are reflected in the financial statements at fair value because of the short-term maturity of these instruments. The fair value of long-term debt approximates its carrying value.

    The Company has issued a standby letter of credit relating to their business insurance and is contingently liable for approximately $490,000. The standby letter of credit is in force for the term of the insurance policy, and reflects a fair value based on the condition of its purpose.

    USE OF ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG-LIVED ASSETS

    The carrying value of long-lived assets is periodically reviewed by management, and impairment losses, if any, are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying value. During the year ended December 31, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangible assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. The adoption of SFAS No. 121 did not have any impact on the financial position, results of operations or cash flows of the Company.

                                 HENRY COMPANY
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    ADVERTISING AND PROMOTION COSTS

    All costs associated with advertising and promoting products are expensed in the year incurred and are included in selling, general and administrative expenses. Advertising and promotion expenses were $623,589, $485,069 and $579,250 for 1995, 1996 and 1997, respectively.

    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." The standard establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. The Company has adopted the provisions of SFAS No. 130 as of March 31, 1998, however, there was no impact to the Company as there are no elements of comprehensive income not included in the Company's operating results.


    Also in June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The standard requires that publicly-held companies disclose "operating segments" based on the way management disaggregates the company for making internal operating decisions. The new rules will be effective for the Company's December 31, 1998 financial statements. The Company has not evaluated the impact, if any, of the new standard.


2. INVENTORIES:

    Inventories consist of the following:


                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Raw materials.....................................................  $  2,133,565  $  2,232,684
Finished goods....................................................     3,791,200     3,649,578
                                                                    ------------  ------------
                                                                    $  5,924,765  $  5,882,262
                                                                    ------------  ------------
                                                                    ------------  ------------


3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:


                                                                         DECEMBER 31,
                                                                ------------------------------
                                                                     1996            1997
                                                                --------------  --------------
Buildings.....................................................  $    2,572,513  $      463,375
Machinery and equipment.......................................       8,984,603      10,129,940
Office furniture and equipment................................       2,352,896       2,344,253
Automotive equipment..........................................       1,595,398       1,447,456
Leasehold improvements........................................       3,008,308       3,047,521
Other.........................................................         313,360         330,695
                                                                --------------  --------------
                                                                    18,827,078      17,763,240
Less, accumulated depreciation and amortization...............      12,341,532      13,207,170
                                                                --------------  --------------
                                                                     6,485,546       4,556,070
Land..........................................................         472,162         472,162
Construction-in-progress......................................         999,827         454,956
                                                                --------------  --------------
                                                                $    7,957,535  $    5,483,188
                                                                --------------  --------------
                                                                --------------  --------------

                                 HENRY COMPANY
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. NOTES PAYABLE:

    Notes payable consist of the following:


                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                               1996           1997
                                                                           -------------  -------------
Line of credit borrowings, at the bank's prime interest rate (8.75% at
 December 31, 1996 and 1997).............................................  $   7,061,528  $   3,970,381
Term note payable to bank, with interest at 9% at December 31, 1996 and
 1997, interest payable monthly, principal payable in monthly
 installments of $41,667, due in fiscal year 1999........................      3,958,333      3,499,996
Term note payable to bank, with interest at 9%, interest and principal payable quarterly, principal installments of $31,250, due in fiscal year
 1999....................................................................             --        427,278
Term note payable, with interest at 9.25% at December 31, 1996 and 1997, interest and principal payable quarterly, principal installments of
 $31,250, due in fiscal year 1999........................................        456,250        331,250
Term note payable to third party, with interest at 8.0% at December 31,
 1996 and 1997, principal and interest payable monthly in installments of
 $4,705, due in fiscal year 2013.........................................        511,287        495,147
Other....................................................................          5,766            873
                                                                           -------------  -------------
                                                                              11,993,164      8,724,925
Less, current maturities.................................................      7,706,324      4,608,580
                                                                           -------------  -------------
                                                                           $   4,286,840  $   4,116,345
                                                                           -------------  -------------
                                                                           -------------  -------------


    As of December 31, 1997, the Company had a $10,000,000 line of credit facility, a $4,000,000 term loan and a $1,000,000 capital expenditure note. The Company's line of credit facility expires on November 30, 1999. The Company's line of credit and term loan contain certain covenants requiring the Company to maintain certain financial ratios and minimum net worth requirements, and have as collateral the Company's property and equipment, inventory, and receivables. There is a guarantee in the amount of $6,000,000 of the outstanding principal balance from the Company's Chairman of the Board related to all the Company's credit facilities.

    The following are future maturities of long-term debt for each of the next five years ending December 31 and in total thereafter:

1998....................................................  $4,608,580
1999....................................................  3,596,861
2000....................................................    103,453
2001....................................................     24,047
2002....................................................     26,042
Thereafter..............................................    365,942
                                                          ---------
    Total...............................................  $8,724,925
                                                          ---------
                                                          ---------

5. COMMITMENTS AND CONTINGENCIES:

    The Company conducts certain operations out of leased facilities, including the corporate office and divisional warehouses. The lease terms range from 1 to 6 years and begin to expire in 1998. Certain of the

                                 HENRY COMPANY
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
Company's operating lease agreements provide for escalation of payments, which are based on fluctuations of certain published cost-of-living indices. The Company also leases certain land, buildings and equipment from related parties, with terms expiring in 1998. Various leases also contain certain renewal options.

    Total rent expense was $712,097, $693,320 and $896,465 for the years ended December 31, 1995, 1996 and 1997, respectively. Included in rent expense is rent paid to related parties of $609,053, $630,747 and $735,960 for the years ended December 31, 1995, 1996 and 1997, respectively. The minimum rental commitments for land, buildings and equipment under all noncancellable operating leases, with lease terms in excess of one year, are as follows:

1998....................................................  $ 876,722
1999....................................................    581,017
2000....................................................    520,911
2001....................................................    498,423
2002....................................................    435,559
Thereafter..............................................    424,898
                                                          ---------
                                                          $3,337,530
                                                          ---------
                                                          ---------

    Included in the annual minimum rental commitments are operating lease payments to related parties of $710,541 in 1998, $496,951 in 1999, $488,861 in
2000 and $488,861 in 2001, $435,559 in 2002 and $424,898 thereafter.

    The Company is involved in various lawsuits, claims and inquiries, most of which are routine to the nature of their business. In the opinion of management, the resolution of these matters will not materially affect the financial position, results of operations or cash flows of the Company.

6. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


                                                          1995          1996          1997
                                                      ------------  ------------  ------------
Cash Paid During The Year For:
  Interest..........................................  $  1,673,324  $  1,912,996  $  1,461,977
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
  Income taxes......................................  $      1,600  $      1,600  $      1,600
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------


    NON-CASH TRANSACTIONS

    At December 31, 1997, the Company sold property to the Henry II division of the Henry Wine Group ("Wine Group") for the net book value of $1,863,072. This transaction is excluded from the statement of cash flows for the year ended December 31, 1997 as the consideration was received in the form of a note, as more fully described in Note 8.

7. PROFIT-SHARING AND PENSION PLAN:

    The Company sponsors a deferred profit-sharing plan for employees. Contributions into the plan are maintained in a trust. Contributions are discretionary and determined by the Board of Directors each year. Participants are salaried regular employees with at least one year of continuous Company employment. The Company has expensed $530,664, $232,951 and $403,242, respectively, during 1995, 1996 and 1997 in contributions.

                                 HENRY COMPANY
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. PROFIT-SHARING AND PENSION PLAN: (CONTINUED)
    Hourly employees of the Henry Coatings Division at the Huntington Park plant are covered by the Employers'-Warehousemen's Pension Trust Fund, a multi-employer union plan to which the Company makes periodic contributions as determined by a collective bargaining agreement effective through June 30, 2000. The Company is also subject to additional charges as determined by the plan's trustees during the term of the agreement to maintain the current level of health and welfare benefits. The information with respect to the plan's net assets and actuarial present value of accumulated plan benefits are not determinable due to the nature of the plan. The costs incurred during the years ended December 31, 1995, 1996 and 1997 were $76,175, $75,766 and $71,532, respectively.

8. RELATED PARTIES:

    The Company is obligated under certain leases at December 31, 1997 and has incurred rent expense in 1995, 1996 and 1997 with related parties, as more fully described in Note 5.

    Receivables from affiliate represents amounts due from the Henry Wine Group, an affiliated group of companies under common control, and relates to operating advances made to the Wine Group.

    The note receivable from affiliate relates to proceeds due the Company on the sale of property to the Wine Group at its net book value at December 31, 1997. The note receivable is repayable by December 31, 2002, bears interest at the prime interest rate and is secured by an interest in the property.

    The Company charges the Wine Group certain direct administrative costs for services provided by the Company's finance, human resources, and management information systems departments. The administrative costs charged totalled $50,000, $110,000 and $199,000 for the years ended 1995, 1996 and 1997, respectively.


    As of December 31, 1996 and 1997, notes receivable in the accompanying balance sheet include outstanding principal and accrued interest due from the Company's President in the amount of $526,000 and $559,557, respectively. The notes bear interest at Bank of America's First Rate and are payable in installments or lump sum payments due through December 31, 1998 with the exception of $175,000 which is due and payable upon termination.


    Subordinated shareholder debt financing has been obtained from the Chairman of the Board. The notes have a variable interest rate based on the Bank of America "First Rate". Payments of principal and interest may be made in a lump sum or installments at the option of the borrower. As of December 31, 1996 and 1997, accrued interest payable on the subordinated shareholder debt was $97,098 and $1,405, respectively.

9. ACQUISITIONS:

    On February 3, 1997, the Company entered into a joint venture with J-K Polysource, Inc. to form RamSource L.L.C. for an initial investment of $60,000 and additional investments of $4,189. RamSource L.L.C. manufactures and distributes gaskets to the concrete pipe industry. The Company accounts for their investment in the joint venture under the equity method of accounting.

    On March 7, 1997, the Company purchased the net assets of American Blackline Coatings, Inc. for cash payments totalling $134,779. American Blackline Coatings, Inc. was based in Denver, Colorado, and manufactured and distributed roof coating products in the Rocky Mountain region. In 1997, the Company

                                 HENRY COMPANY
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. ACQUISITIONS: (CONTINUED)
closed the manufacturing operations and transferred all assets to other Company facilities. The Company continues to sell and distribute products in the Rocky Mountain region.

    The net effect of these acquisitions did not have a material effect on the financial position, results of operations or cash flows of the Company in 1997.

10. COMMON STOCK:

    As of December 31, 1996 and 1997, common stock is composed of the following:

                                                                                  1996          1997
                                                                              ------------  ------------
Henry Company, common stock, stated value $5 per share, 100,000 shares,
 issued and outstanding.....................................................  $    500,000  $    500,000
Henry Company, common stock, stated value $21.78 per share, authorized
 94,000 shares, issued and outstanding......................................     2,047,320     2,047,320
Warner Development of Texas, common stock, stated value $1,616.20 per share,
 authorized 94 shares, issued and outstanding...............................       151,922       151,922
Henry Company, super voting class A common stock, stated value $23.96 per
 share, authorized 6,000 shares, issued and outstanding.....................       143,760       143,760
Warner Development of Texas, super voting class A common stock, stated value
 $1,777.82 per share, authorized 6 shares, issued and outstanding...........        10,667        10,667
                                                                              ------------  ------------
                                                                              $  2,853,669  $  2,853,669
                                                                              ------------  ------------
                                                                              ------------  ------------

    On October 1, 1997, Henry Company granted the Warner W. Henry Living Trust warrants to purchase an aggregate of 400,000 shares of Henry Company capital stock, consisting of 12,000 shares of Class A common stock and 388,000 shares of common stock (the "Warrants"). The Warrants expire on September 30, 2012 and may be exercised in whole or in part at variable and increasing exercise prices over the term of the warrants. The current and maximum exercise prices for both Class A common stock and common stock are $12.94 and $38.82 per share, respectively.

    The warrants have an initial exercise price that exceeds the fair value of the capital stock at the date of grant. The grant date present value of each warrant is estimated at 11 CENTS or an aggregate of $44,000 using the Black-Scholes pricing model, using the following assumptions: risk-free interest rate at 6.0%; expected warrant life of 15 years; volatility of 20.0%; forfeiture rate zero (0); no expected dividends; and no adjustments for nontransferability. As of December 31, 1997, no warrants have been exercised.

11. SUBSEQUENT EVENT (UNAUDITED):

    On April 22, 1998, Henry Company completed the acquisition of Monsey Products Co. ("Monsey") and its subsidiaries (the "Acquisition") engaged in the distribution and manufacture of roof coatings, adhesives and membranes, and waterproofing and air barrier systems, for residential and commercial applications. The cash purchase price was $42,750,000 with an additional $3,250,000 paid at closing to certain selling shareholders of Monsey for noncompetition agreements. A selling shareholder also purchased 22,500 of redeemable convertible preferred stock of the Company for $600,000 cash. The Acquisition will be accounted for using the purchase method of accounting.

                                 HENRY COMPANY
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

11. SUBSEQUENT EVENT (UNAUDITED): (CONTINUED)
    Concurrent with the Acquisition, the Company conducted a senior note offering (the "Offering") in the aggregate principal amount of $85,000,000. The proceeds of the Offering were used to acquire Monsey, retire a substantial portion of Monsey's existing bank debt, and retire the existing Henry Company bank debt and subordinated shareholder debt included in the accompanying combined balance sheet at December 31, 1997 in the amounts of $7,897,255 and $5,023,466, respectively.


    Concurrent with the Acquisition and Offering, the Company's bank credit line was replaced with a $35 million credit facility, $25 million of which is available in accordance with a borrowing base and to be used for working capital and $10 million of which may be used for capital expenditures.

                                 HENRY COMPANY
                CONDENSED CONSOLIDATED BALANCE SHEETS--UNAUDITED



                                                                                    DECEMBER 31,      JUNE 30,
                                                                                        1997            1998
                                                                                    -------------  --------------
                                     ASSETS:

Current assets:
  Cash and cash equivalents.......................................................  $     118,857  $    9,482,810
  Trade accounts receivable, net of allowance for doubtful accounts of $161,365
    and $202,487 for 1997 and 1998, respectively..................................     10,368,904      28,189,390
  Inventories.....................................................................      5,882,262      16,593,863
  Receivables from affiliate......................................................      2,264,341       2,495,128
  Notes receivable................................................................        448,721         468,552
  Prepaid expenses and other current assets.......................................      1,197,167       1,827,819
                                                                                    -------------  --------------
      Total current assets........................................................     20,280,252      59,057,562

Property and equipment, net.......................................................      5,483,188      27,252,712
Cash surrender value of life insurance, net.......................................      1,658,305       3,674,564
Intangibles, net..................................................................        702,091      38,241,271
Notes receivable..................................................................        299,654         265,195
Note receivable from affiliate....................................................      1,863,072       1,942,692
Other.............................................................................        131,085         181,533
                                                                                    -------------  --------------
      Total assets................................................................  $  30,417,647  $  130,615,529
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                      LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
  Accounts payable................................................................  $   4,846,131  $   11,393,720
  Accrued expenses................................................................      3,622,011       9,886,021
  Notes payable, current portion..................................................        638,199         391,923
  Income taxes payable............................................................       --               722,389
  Borrowings under line of credit.................................................      3,970,381       4,149,950
                                                                                    -------------  --------------
      Total current liabilities...................................................     13,076,722      26,544,003
Notes payable.....................................................................      4,116,345         888,860
Environmental reserve.............................................................       --             3,455,626
Deferred income taxes.............................................................       --             2,323,067
Deferred warranty revenue.........................................................      2,002,569       2,032,084
Deferred compensation.............................................................      1,076,187       1,099,358
Subordinated shareholder debt.....................................................      5,023,466        --
Senior notes......................................................................       --            85,000,000
                                                                                    -------------  --------------
      Total liabilities...........................................................     25,295,289     121,342,998

Redeemable convertible preferred stock............................................       --             1,439,000

Shareholders' equity:
  Common stock....................................................................      2,853,669       4,691,080
  Additional paid-in capital......................................................      2,682,152       2,844,741
  Cumulative translation account..................................................       --                92,982
  Retained earnings (accumulative deficit)........................................       (413,463)        204,728
                                                                                    -------------  --------------
      Total shareholders' equity..................................................      5,122,358       7,833,531
                                                                                    -------------  --------------
      Total liabilities and shareholders' deficit.................................  $  30,417,647  $  130,615,529
                                                                                    -------------  --------------
                                                                                    -------------  --------------



  The accompanying notes are an integral part of these consolidated financial statements.

                                 HENRY COMPANY
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED



                                                                                           SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                     ----------------------------
                                                                                         1997           1998
                                                                                     -------------  -------------
Net sales..........................................................................  $  25,716,491  $  52,107,603
Cost of sales......................................................................     18,700,734     36,007,304
                                                                                     -------------  -------------
    Gross profit...................................................................      7,015,757     16,100,299

Operating expenses:
    Selling, general and administrative............................................      7,573,774     12,604,961
    Amortization of intangibles....................................................         68,621        622,213
                                                                                     -------------  -------------
    Operating income (loss)........................................................       (626,638)     2,873,125

Other expense (income):
    Interest expense...............................................................        731,411      2,099,036
    Interest and other income, net.................................................       (176,182)      (122,100)
                                                                                     -------------  -------------
    Income (loss) before provision for income taxes................................     (1,181,867)       896,189
Benefit for income taxes...........................................................       --             (522,002)
                                                                                     -------------  -------------
    Net income (loss)..............................................................  $  (1,181,867) $   1,418,191
                                                                                     -------------  -------------
                                                                                     -------------  -------------



  The accompanying notes are an integral part of these consolidated financial statements.

                                 HENRY COMPANY
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY--UNAUDITED



                                            COMMON STOCK         ADDITIONAL   CUMULATIVE     RETAINED
                                       -----------------------    PAID-IN     TRANSLATION    EARNINGS
                                        SHARES       AMOUNT       CAPITAL       ACCOUNT     (DEFICIT)       TOTAL
                                       ---------  ------------  ------------  -----------  ------------  ------------

Balance, December 31, 1997...........    200,100  $  2,853,669  $  2,682,152   $  --       $   (413,463) $  5,122,358
Merger of Warner Development Company
  of Texas into Henry Company........       (100)     (162,589)      162,589      --            --            --

Issuance of common stock.............     27,500     2,000,000       --           --            --          2,000,000

Dividend to shareholders.............     --           --            --           --           (800,000)     (800,000)

Comprehensive loss:
  Net income.........................     --           --            --           --          1,418,191     1,418,191

  Other comprehensive income:
    Change in cumulative translation
      account........................     --           --            --           92,982        --             92,982
                                                                                                         ------------
Total comprehensive loss.............                                                                       1,511,173
                                       ---------  ------------  ------------  -----------  ------------  ------------

Balance, June 30, 1998...............    227,500  $  4,691,080  $  2,844,741   $  92,982   $    204,728  $  7,833,531
                                       ---------  ------------  ------------  -----------  ------------  ------------
                                       ---------  ------------  ------------  -----------  ------------  ------------



  The accompanying notes are an integral part of these consolidated financial statements.

                                 HENRY COMPANY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS--UNAUDITED



                                                                                           SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                     -----------------------------
                                                                                         1997            1998
                                                                                     -------------  --------------
Cash flows from operating activities:
  Net income (loss)................................................................  $  (1,181,866) $    1,418,191
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization..................................................        640,681       1,028,766
    Provision for doubtful accounts................................................         98,503         141,426
    Amortization of intangibles....................................................         32,506         595,292
    Interest on subordinated shareholder debt......................................        218,911         176,506
    (Gain) loss on disposal of property and equipment..............................       --               (17,000)
    Changes in operating assets and liabilities, net of assets acquired:
      Accounts receivable..........................................................        (11,664)       (691,912)
      Inventories..................................................................        661,736      (1,196,601)
      Receivables from affiliates..................................................      1,199,719        (310,407)
      Notes receivable.............................................................         21,634          14,628
      Cash surrender value of life insurance.......................................       (432,478)       (344,259)
      Other assets.................................................................       (660,293)       (218,744)
      Accounts payable and accrued expenses........................................        (80,592)       (506,320)
      Deferred warranty revenue....................................................         58,783          29,516
      Deferred compensation........................................................         21,125          23,171
                                                                                     -------------  --------------
          Net cash provided by operating activities................................        586,705         142,253
                                                                                     -------------  --------------

Cash flows from investing activities:
  Capital expenditures.............................................................       (349,562)       (753,290)
  Proceeds from the disposal of property and equipment.............................         22,799          17,000
  Acquisition of business, net of cash acquired....................................       (134,779)    (43,819,000)
  Investment in affiliate..........................................................        (53,391)         (9,828)
                                                                                     -------------  --------------
          Net cash used in investing activities....................................       (514,933)    (44,565,118)
                                                                                     -------------  --------------

Cash flows from financing activities:
  Net borrowings (repayments) under line-of-credit agreements......................        446,819     (14,160,431)
  Repayments under notes payable agreements........................................       (322,857)    (11,200,042)
  Borrowings under notes payable agreements........................................       --                 4,281
  Payments on subordinated shareholder debt........................................       (156,275)     (5,199,972)
  Payments of finance fees for note offering.......................................       --            (2,550,000)
  Proceeds from Series A Senior Notes..............................................       --            85,000,000
  Proceeds from issuance for common stock..........................................       --             2,000,000
  Proceeds from issuance of preferred stock........................................       --               600,000
  Dividends paid...................................................................       --              (800,000)
                                                                                     -------------  --------------
          Net cash provided by (used in) financing activities......................        (32,313)     53,693,836
                                                                                     -------------  --------------
          Effect of changes in exchange rate on cash...............................       --                92,982
                                                                                     -------------  --------------
          Net increase in cash and cash equivalents................................         39,459       9,363,953
Cash and cash equivalents at beginning of year.....................................        300,162         118,857
                                                                                     -------------  --------------
Cash and cash equivalents at end of year...........................................  $     339,621  $    9,482,810
                                                                                     -------------  --------------
                                                                                     -------------  --------------



  The accompanying notes are an integral part of these consolidated financial statements.

                                 HENRY COMPANY



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                  (UNAUDITED)



1. INTERIM FINANCIAL STATEMENTS:



    The accompanying unaudited condensed consolidated financial statements of Henry Company, a California corporation (the "Company"), include all adjustments (consisting of normal recurring entries) which management believes are necessary for a fair presentation of the financial position and results of operations for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. It is suggested that the accompanying financial statements be read in conjunction with the Company's audited financial statements and footnotes as of and for the year ended December 31, 1997 and the Monsey Products Co. audited financial statements and footnotes as of and for the year ended December 31, 1997. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the operating results for the full fiscal year.



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    As more fully described in Note 2, the interim financial statements for the six months ended June 30, 1998 include the financial results and accounts of Monsey Products Co. ("Monsey") and its subsidiaries which were acquired by Henry Company on April 22, 1998. The Acquisition was accounted for using the purchase method of accounting and accordingly the results of operations of Monsey since the acquisition date have been included in the consolidated financial statements of Henry Company.



2. BUSINESS ACQUISITION AND NOTE OFFERING:



    On April 22, 1998, Henry Company completed the acquisition of Monsey and its subsidiaries (the "Acquisition") engaged in the distribution and manufacture of roof coatings, adhesives and membranes, and waterproofing and air barrier systems, for residential and commercial applications. The cash purchase price was $42,750,000 with an additional $3,227,000 paid at closing to certain selling shareholders of Monsey for noncompetition agreements. A selling shareholder also purchased 22,500 shares of redeemable convertible preferred stock of the Company for $600,000 cash. The Acquisition was accounted for using the purchase method of accounting.



    Concurrent with the Acquisition, the Company conducted a senior note offering (the "Offering") in the aggregate principal amount of $85,000,000 as more fully described in Note 5.



    Also concurrent with the Acquisition, the Company converted its tax status from an S Corporation under Section 1361 of the Internal Revenue Code to a C Corporation status. Subsequent to the election the Company will be required to pay federal and state corporate income taxes on its taxable income.

                                 HENRY COMPANY

                                  (UNAUDITED)



2. BUSINESS ACQUISITION AND NOTE OFFERING: (CONTINUED)


    The Company is in the process of completing the final purchase price allocation, however, the preliminary purchase price allocation is as follows:



Cash paid at closing for Monsey stock and noncompetition
  agreements.......................................................  $45,977,000
Fair value of redeemable convertible preferred stock in excess of
  cash received....................................................     839,000
Financing fees related to the Note Offering and other costs related
  to the transactions..............................................   4,200,000
                                                                     ----------
                                                                     51,016,000
Tangible net assets acquired.......................................  17,366,000
                                                                     ----------
                                                                     $33,650,000
                                                                     ----------
                                                                     ----------



                                                                                       AMORTIZABLE
                                                                           AMOUNT         LIFE
                                                                        -------------  -----------
Excess of cost over the estimated fair value of net assets acquired...  $  27,873,000    15 years
Noncompetition agreements.............................................      3,227,000    10 years
Financing fees........................................................      2,550,000    10 years
                                                                        -------------
                                                                        $  33,650,000
                                                                        -------------
                                                                        -------------



3. INVENTORIES:



    Inventories consist of the following:



                                                                       DECEMBER 31,    JUNE 30,
                                                                           1997          1998
                                                                       ------------  -------------
Raw materials........................................................   $2,232,684   $   7,653,266
Finished goods.......................................................    3,649,578       8,940,597
                                                                       ------------  -------------
                                                                        $5,882,262   $  16,593,863
                                                                       ------------  -------------
                                                                       ------------  -------------

                                 HENRY COMPANY

                                  (UNAUDITED)



4. PROPERTY AND EQUIPMENT:



    Property and equipment consist of the following:



                                                                           DECEMBER 31,     JUNE 30,
                                                                               1997           1998
                                                                           -------------  -------------
Buildings................................................................  $     463,375  $  10,192,584
Machinery and equipment..................................................     10,129,940     19,920,266
Office furniture and equipment...........................................      2,344,253      3,258,094
Automotive equipment.....................................................      1,447,456      1,737,790
Leasehold improvements...................................................      3,047,521      3,089,497
Other....................................................................        330,695        330,695
                                                                           -------------  -------------
                                                                              17,763,240     38,528,926
Less, accumulated depreciation and
  amortization...........................................................     13,207,170     15,338,320
                                                                           -------------  -------------
                                                                               4,556,070     23,190,606
Land.....................................................................        472,162      3,176,757
Construction-in-progress.................................................        454,956        885,349
                                                                           -------------  -------------
                                                                           $   5,483,188  $  27,252,712
                                                                           -------------  -------------
                                                                           -------------  -------------



5. LONG-TERM DEBT AND CREDIT FACILITIES:



    On April 22, 1998 the Company issued $85,000,000 of Senior Notes due in 2008. Interest is payable semi-annually at 10% per annum. The proceeds from the offering were used to (i) retire existing Henry Company bank debt, (ii) retire existing Henry Company subordinated shareholder debt, (iii) acquire Monsey, (iv) retire a substantial portion of Monsey's then-existing bank debt with (v) the remainder providing additional working capital. Long-term debt consists of the following at June 30, 1998:



10.0% Senior Notes due 2008............................................  $85,000,000
Various term notes payable to third parties with interest rates ranging
 from 6% to 9.25%, maturing from 1999 to 2013..........................   1,280,783
                                                                         ----------
                                                                         86,280,783
Less current portion...................................................    (391,923)
                                                                         ----------
                                                                         $85,888,860
                                                                         ----------
                                                                         ----------



    The Company's 10% Senior Notes are guaranteed by all U.S. subsidiaries of the Company (the "Subsidiary Guarantors"). The guarantee obligations of the Subsidiary Guarantors are full, unconditional and joint and several. See Note 10 for the Guarantor Condensed Consolidating Financial Statements.



    Concurrent with the Offering, Henry Company's bank credit line was replaced with a $35 million credit facility, $25 million of which is available in accordance with a borrowing base and to be used for working capital needs and $10 million of which may be used for capital expenditures. The credit facility expires on April 22, 2003. At June 30, 1998, $270,915 was outstanding under the credit facility with interest charged at prime or LIBOR plus 2.25% (8.5% at June 30, 1998).

                                 HENRY COMPANY

                                  (UNAUDITED)



5. LONG-TERM DEBT AND CREDIT FACILITIES: (CONTINUED)


    The Company also has a Canadian bank line of credit, subject to annual confirmation, aggregating $4,440,000 with interest charged at prime plus 0.5% (6.5% at December 31, 1997). At December 31, 1997 and June 30, 1998, there was $2,642,296 and $3,263,000, respectively, outstanding under this Canadian line.



6. INCOME TAXES:



    Concurrent with the Acquisition and the Offering Henry Company converted its tax status from an S Corporation under Section 1361 of the Internal Revenue Code to a C Corporation status. Subsequent to the conversion Henry Company will be required to pay federal and state corporate income taxes on its taxable income.



    Upon conversion to C status Henry Company recognized deferred taxes in accordance with the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.



    The significant components of the provision (benefit) for income taxes are as follows:



                                                                                       SIX MONTHS ENDED
                                                                                         JUNE 30, 1998
                                                                                       -----------------
Current:
  Federal............................................................................     $  (274,471)
  State..............................................................................          46,906
  Foreign............................................................................         588,000
                                                                                       -----------------
                                                                                              360,435
                                                                                       -----------------

Deferred:
  Federal............................................................................        (692,907)
  State..............................................................................        (189,530)
                                                                                       -----------------
                                                                                             (882,437)
                                                                                       -----------------
                                                                                          $  (522,002)
                                                                                       -----------------
                                                                                       -----------------



    The Company's effective tax rate differs from the federal statutory tax rate for the six-months ended June 30, 1998 as follows:



Provision for income taxes at the federal statutory tax rate..............       34.0%
State taxes net of federal tax benefit....................................        0.3
Foreign income taxes in excess of U.S. statutory rate.....................        3.0
Recognition of deferred tax benefits upon conversion to C status..........      (98.5)
Nondeductible intangibles.................................................       13.4
Income not subject to federal and state income tax prior to conversion to
  C status................................................................      (13.0)
Other, net................................................................        2.6
                                                                            ----------
                                                                                (58.2)%
                                                                            ----------
                                                                            ----------

                                 HENRY COMPANY

                                  (UNAUDITED)



6. INCOME TAXES: (CONTINUED)


    Income (loss) before income taxes of the Company's Canadian operations was $451,803 for the six-month period ended June 30, 1998.



    The significant components of the Company's deferred tax assets and liabilities as of June 30, 1998 are as follows:



Deferred tax assets:
  Environmental reserve.................................................  $1,397,356
  Allowances and reserves deductible in the future......................     172,218
  Deferred revenue......................................................     871,597
  Other accruals........................................................     483,447
                                                                          ----------
  Deferred tax assets...................................................   2,924,618
                                                                          ----------

Deferred tax liabilities:
  Depreciation..........................................................  (4,429,377)
  Deferred gain on discharge of liability...............................    (818,308)
                                                                          ----------
  Deferred tax liabilities..............................................  (5,247,685)
                                                                          ----------
  Net deferred tax liability............................................  $(2,323,067)
                                                                          ----------
                                                                          ----------



    The deferred tax provision (benefit) recognized as a result of the conversion from S corporation status to C status and the related recognition of deferred taxes is as follows:



Allowances and reserves deductible in the future.........................  $(172,218)
Deferred revenue.........................................................   (871,597)
Depreciation.............................................................    644,825
Other accruals...........................................................   (483,447)
                                                                           ---------
  Net deferred tax benefit from conversion...............................  $(882,437)
                                                                           ---------
                                                                           ---------



7. CAPITAL STOCK



    On April 21, 1998, Warner Development Company of Texas ("Warner Development") was merged into Henry Company. The outstanding shares of Warner Development were cancelled in the merger. For periods prior to this date, the financial results of Henry Company and Warner Development were presented on a combined basis as both entities were under common control with identical management and shareholder ownership and interests.



    In addition, on April 21, 1998, the number of authorized shares of Henry Company Common Stock was increased to 1,000,000 shares.



    On April 22, 1998, the Company issued 27,500 shares of Common Stock to Frederick Muhs for $2,000,000 in cash.



8. REDEEMABLE CONVERTIBLE PREFERRED STOCK:



    In connection with the Acquisition, the Company sold 22,500 shares of redeemable convertible preferred stock in the Company to Joseph T. Mooney, Jr. for $600,000. The Company is obligated, upon

                                 HENRY COMPANY

                                  (UNAUDITED)



8. REDEEMABLE CONVERTIBLE PREFERRED STOCK: (CONTINUED)


the exercise of Mr. Mooney's put option, to redeem the stock for cash in annual amounts of $500,000 beginning in 2004 and aggregating $3,000,000, or for $3,000,000 upon the death of Mr. Mooney. The shares are convertible into shares of Common Stock. The fair value recorded for the issuance of the preferred stock represents the estimated present value of the redemption payments.



9. RELATED PARTY TRANSACTIONS



    During the six months ended June 30, 1998, the Company has charged the Henry Wine Group approximately $552,000 for reimbursement of administrative services provided by Henry Company pursuant to an administrative services agreement that was effective as of January 1, 1998.



10. GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS:



    In connection with the Offering, the Company's United States subsidiaries, Monsey Products Co., Kimberton Enterprises, Inc. and Monsey Products of Arizona LLC (the "Guarantor Subsidiaries") are unconditional guarantors, on a full, joint and several basis, of the Company's debt represented by the Senior Notes. The Company's Canadian subsidiaries are not guarantors of the Notes.



    Condensed consolidating financial statements of the Guarantors, from the date of acquisition, are presented below. The Company wholly owns all Guarantor Subsidiaries. Separate financial statements of the Guarantors are not presented because the Guarantors are jointly, severally and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantors.

                                 HENRY COMPANY

                                  (UNAUDITED)



10. GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS: (CONTINUED)


    The following summarizes the Condensed Consolidating Financial Statements of the guarantors subsequent to the date of Henry Company's acquisition of Monsey:



                CONDENSED CONSOLIDATING BALANCE SHEET--UNAUDITED



                                                                      JUNE 30, 1998
                                          ----------------------------------------------------------------------
                                           HENRY COMPANY
                                              (PARENT       GUARANTOR   NONGUARANTOR   ELIMINATION  CONSOLIDATED
                                           CORPORATION)    SUBSIDIARIES SUBSIDIARIES     ENTRIES       TOTAL
                                          ---------------  -----------  -------------  -----------  ------------
                ASSETS:
Current assets:
  Cash and cash equivalents.............   $   6,052,107    $3,025,213   $   405,490   $   --        $9,482,810
  Accounts receivable, net..............       9,946,950   14,116,730      4,125,710       --        28,189,390
  Inventories...........................       5,941,738    6,519,405      4,132,720       --        16,593,863
  Receivables from affiliate............      22,235,149    1,081,532        749,662   (21,571,215)   2,495,128
  Notes receivable......................         468,552       --            --            --           468,552
  Prepaid expenses and other current
    assets..............................       1,526,178       78,191        223,450       --         1,827,819
                                          ---------------  -----------  -------------  -----------  ------------
    Total current assets................      46,170,674   24,821,071      9,637,032   (21,571,215)  59,057,562
Property and equipment, net.............       5,336,810   15,418,317      6,458,286        39,299   27,252,712
Investment in subsidiaries..............      26,204,492    8,793,275        --        (34,997,767)      --
Cash surrender value of life insurance,
  net...................................       1,963,035    1,711,529        --            --         3,674,564
Intangibles, net........................      33,869,120    1,468,108      2,904,043       --        38,241,271
Notes receivable........................         265,195       --            --            --           265,195
Note receivable from affiliate..........       1,942,692       --            --            --         1,942,692
Other...................................         122,441       --             59,092       --           181,533
                                          ---------------  -----------  -------------  -----------  ------------
    Total assets........................   $ 115,874,459   5$2,212,300   $19,058,453   ($56,529,683) 1$30,615,529
                                          ---------------  -----------  -------------  -----------  ------------
                                          ---------------  -----------  -------------  -----------  ------------
          LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable......................   $   5,022,433    $3,603,220   $ 2,768,067   $   --        $11,393,720
  Accrued expenses......................       5,219,123    3,871,995        794,903       --         9,886,021
  Intercompany payables.................         758,762   19,731,331      1,081,532   (21,571,625)      --
  Notes payable, current portion........         142,480       52,043        197,400       --           391,923
  Income taxes payable..................        --            711,991         10,398       --           722,389
  Borrowings under line of credit.......         270,915       --          3,879,035       --         4,149,950
                                          ---------------  -----------  -------------  -----------  ------------
    Total current liabilities...........      11,413,713   27,970,580      8,731,335   (21,571,625)  26,544,003
Notes payable...........................         569,101      166,109        153,650       --           888,860
Environmental reserve...................        --          3,455,626        --            --         3,455,626
Deferred income taxes...................        (882,437)   1,330,293      1,875,211       --         2,323,067
Deferred warranty revenue...............       2,032,084       --            --            --         2,032,084
Deferred compensation...................       1,099,358       --            --            --         1,099,358
Subordinated shareholder debt...........        --             --            --            --            --
Bond debt...............................      85,000,000       --            --            --        85,000,000
                                          ---------------  -----------  -------------  -----------  ------------
    Total liabilities...................      99,231,819   32,922,608     10,760,196   (21,571,625) 121,342,998
Redeemable convertible preferred
  stock.................................       1,439,000       --            --            --         1,439,000

Shareholders' equity:
  Common stock..........................      12,756,868    2,505,000      7,194,402   (17,765,190)   4,691,080
  Additional paid-in capital............       2,623,678    7,152,000        --         (6,930,937)   2,844,741
  Cumulative translation accounts.......        --             --           (495,018)      588,000       92,982
  (Accumulated deficit) retained
    earnings............................        (176,906)   9,632,692      1,598,873   (10,849,931)     204,728
                                          ---------------  -----------  -------------  -----------  ------------
    Total shareholders' equity..........      15,203,640   19,289,692      8,298,257   (34,956,058)   7,833,531
                                          ---------------  -----------  -------------  -----------  ------------
    Total liabilities and shareholders'
      deficit...........................   $ 115,874,459   5$2,212,300   $19,058,453   ($56,529,683) 1$30,615,529
                                          ---------------  -----------  -------------  -----------  ------------
                                          ---------------  -----------  -------------  -----------  ------------

                                 HENRY COMPANY

                                  (UNAUDITED)



10. GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS: (CONTINUED)


           CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS--UNAUDITED



                                                            SIX MONTHS ENDED JUNE 30, 1998
                                      ---------------------------------------------------------------------------
                                       HENRY COMPANY
                                          (PARENT        GUARANTOR    NONGUARANTOR    ELIMINATION   CONSOLIDATED
                                       CORPORATION)    SUBSIDIARIES   SUBSIDIARIES      ENTRIES         TOTAL
                                      ---------------  -------------  -------------  -------------  -------------
Net sales...........................   $  30,267,784   $  17,668,030   $ 5,605,816   $  (1,434,027) $  52,107,603
Cost of sales.......................      20,884,389      12,458,969     4,160,877      (1,496,931)    36,007,304
                                      ---------------  -------------  -------------  -------------  -------------
    Gross profit....................       9,383,395       5,209,061     1,444,939          62,904     16,100,299
Operating expenses:
  Selling, general and
    administrative..................       8,293,072       3,078,849       905,160         327,880     12,604,961
  Amortization of intangibles.......         522,618          49,531        50,064        --              622,213
                                      ---------------  -------------  -------------  -------------  -------------
    Operating income (loss).........         567,705       2,080,681       489,715        (264,976)     2,873,125
Other expense (income):
  Interest expense..................       2,023,718          27,579        47,739        --            2,099,036
  Interest and other income, net....        (122,100)       --             --             --             (122,100)
                                      ---------------  -------------  -------------  -------------  -------------
    Income (loss) before provision
      (benefit) for income taxes....      (1,333,913)      2,053,102       441,976        (264,976)       896,189
Provision (benefit) for income
  taxes.............................      (1,416,002)        717,000       177,000        --             (522,002)
                                      ---------------  -------------  -------------  -------------  -------------
    Net income (loss)...............   $      82,089   $   1,336,102   $   264,976   $    (264,976) $   1,418,191
                                      ---------------  -------------  -------------  -------------  -------------
                                      ---------------  -------------  -------------  -------------  -------------

                                 HENRY COMPANY

                                  (UNAUDITED)



10. GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS: (CONTINUED)


           CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS--UNAUDITED



                                                                       JUNE 30, 1998
                                           ----------------------------------------------------------------------
                                            HENRY COMPANY
                                               (PARENT       GUARANTOR   NONGUARANTOR   ELIMINATION  CONSOLIDATED
                                            CORPORATION)    SUBSIDIARIES SUBSIDIARIES     ENTRIES       TOTAL
                                           ---------------  -----------  -------------  -----------  ------------
Net cash provided (used) by operating
  activities.............................   $  (1,075,928)   $  50,591    $ 1,167,590    $      --    $  142,253
                                           ---------------  -----------  -------------  -----------  ------------
Cash flows from investing activities:
  Capital expenditures...................        (627,198)     (63,941)       (62,151)          --      (753,290)
  Proceeds from the disposal of property
    and equipment........................          17,000           --             --           --        17,000
  Acquisition of business, net of cash
    acquired.............................     (46,870,312)          --             --    3,051,312   (43,819,000)
  Investment in affiliate................          (9,828)          --             --           --        (9,828)
                                           ---------------  -----------  -------------  -----------  ------------
    Net cash used in investing
      activities.........................     (47,490,338)     (63,941)       (62,151)   3,051,312   (44,565,118)
                                           ---------------  -----------  -------------  -----------  ------------
Cash flows from financing activities:
  Net repayments under line-of-credit
    agreement............................     (13,396,755)          --       (763,676)          --   (14,160,431)
  Repayments under notes payable
    agreements...........................     (11,158,038)      (9,104)       (32,900)          --   (11,200,042)
  Borrowings under notes payable
    agreements...........................           4,281           --             --           --         4,281
  Payments on subordinated shareholder
    debt.................................      (5,199,972)          --             --           --    (5,199,972)
  Payments under capital lease
    obligations..........................              --           --             --           --            --
  Payments of finance fees for note
    offering.............................      (2,550,000)          --             --           --    (2,550,000)
  Proceeds from senior notes.............      85,000,000           --             --           --    85,000,000
  Proceeds from issuance for common
    stock................................       2,000,000           --             --           --     2,000,000
  Proceeds from issuance of preferred
    stock................................         600,000           --             --           --       600,000
  Dividends paid.........................        (800,000)          --             --           --      (800,000)
                                           ---------------  -----------  -------------  -----------  ------------
    Net cash used in financing
      activities.........................      54,499,516       (9,104)      (796,576)          --    53,693,836
                                           ---------------  -----------  -------------  -----------  ------------
    Effect of changes in exchange rate on
      cash...............................              --           --         92,982           --        92,982
                                           ---------------  -----------  -------------  -----------  ------------
    Net increase (decrease) in cash and
      cash equivalents...................       5,933,250      (22,454)       401,845    3,051,312     9,363,953

Cash and cash equivalents at beginning of
  year...................................         118,857    3,047,667          3,645   (3,051,312)      118,857
                                           ---------------  -----------  -------------  -----------  ------------
Cash and cash equivalents at end of
  year...................................   $   6,052,107    $3,025,213   $   405,490    $      --    $9,482,810
                                           ---------------  -----------  -------------  -----------  ------------
                                           ---------------  -----------  -------------  -----------  ------------

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  Monsey Products Co.

We have audited the accompanying consolidated balance sheets of Monsey Products Co., T/A Monsey Bakor, as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Monsey Products Co., T/A Monsey Bakor, at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, in 1997 the Company changed its method of accounting for environmental remediation liabilities.

                                                               ERNST & YOUNG LLP

Philadelphia, PA
February 6, 1998

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

                          CONSOLIDATED BALANCE SHEETS


                                                                                            DECEMBER 31,
                                                                                     --------------------------
                                                                                         1996          1997
                                                                                     ------------  ------------   MARCH 31,
                                                                                                                 ------------
                                                                                                                     1998
                                                                                                                 ------------
                                                                                                                 (UNAUDITED)
                                                    ASSETS
Current assets:
  Cash.............................................................................  $  1,375,167  $    213,034  $  1,168,611
  Accounts receivable, net of allowance for doubtful accounts of $412,000 and
    $289,000 at December 31, 1996 and 1997, respectively and $289,000 at March 31,
    1998...........................................................................     9,228,612     9,783,653    14,477,293
  Inventories......................................................................     7,018,984     6,883,809     9,187,700
  Prepaid expenses and other current assets........................................       618,868       640,753       553,995
  Refundable income taxes..........................................................        93,723            --        58,559
                                                                                     ------------  ------------  ------------
    Total current assets...........................................................    18,335,354    17,521,249    25,446,158
Property and equipment:
  Land.............................................................................     2,599,501     2,693,300     2,693,300
  Buildings and improvements.......................................................    16,008,570    16,460,028    16,442,194
  Machinery and equipment..........................................................    19,292,217    20,288,192    20,332,920
  Furniture and fixtures...........................................................     1,840,270     2,350,824     2,556,381
  Transportation equipment.........................................................     3,580,612     1,856,469     1,615,015
                                                                                     ------------  ------------  ------------
                                                                                       43,321,170    43,648,813    43,639,810
  Less accumulated depreciation....................................................    20,604,088    21,164,710    21,439,445
                                                                                     ------------  ------------  ------------
                                                                                       22,717,082    22,484,103    22,200,365
Cash surrender value of insurance..................................................     1,258,730     1,591,529     1,651,529
Intangibles and other assets net of accumulated amortization of $598,975 and
 $806,249 at December 31, 1996 and 1997, respectively and $890,686 at March 31,
 1998..............................................................................     1,679,315     1,695,066     1,611,509
Goodwill, net of accumulated amortization of $65,277 and $185,267 at December 31,
 1996 and 1997, respectively and $216,367 at March 31, 1998........................     2,201,175     2,924,757     2,893,656
                                                                                     ------------  ------------  ------------
                                                                                     $ 46,191,656  $ 46,216,704  $ 53,803,217
                                                                                     ------------  ------------  ------------
                                                                                     ------------  ------------  ------------
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit..................................................................  $  4,920,051  $  2,642,296  $ 11,298,822
  Accounts payable.................................................................     5,638,291     7,228,813     8,139,144
  Accrued expenses.................................................................     2,943,823     3,036,284     2,486,083
  Income taxes payable.............................................................            --       259,079            --
  Current portion of long-term debt................................................     1,552,652     3,866,566     3,251,949
                                                                                     ------------  ------------  ------------
    Total current liabilities......................................................    15,054,817    17,033,038    25,175,998
Long-term debt, less current portion...............................................     9,147,492     5,232,797     5,293,267
Environmental reserve..............................................................            --     3,502,510     3,502,510
Deferred income taxes..............................................................     3,829,221     3,305,967     3,178,715
Shareholders' equity:
  Preferred stock, $100 par value; Authorized shares--14,000 shares authorized
    issued and outstanding shares--7,000 in 1996 and 0 in 1997 and 1998............       700,000            --            --
  Common stock, $1.00 par value; 3,000,000 shares authorized: Issued and
    outstanding shares--2,505,000..................................................     2,505,000     2,505,000     2,505,000
  Additional paid-in capital.......................................................     7,152,000     7,152,000     7,152,000
  Cumulative translation account...................................................            --      (602,198)     (587,590)
  Retained earnings................................................................     7,803,126     8,087,590     7,583,317
                                                                                     ------------  ------------  ------------
    Total shareholders' equity.....................................................    18,160,126    17,142,392    16,652,727
                                                                                     ------------  ------------  ------------
                                                                                     $ 46,191,656  $ 46,216,704  $ 53,803,217
                                                                                     ------------  ------------  ------------
                                                                                     ------------  ------------  ------------


                            See accompanying notes.

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                    THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                            ----------------------------------------------  ----------------------------
                                                 1995            1996            1997           1997           1998
                                            --------------  --------------  --------------  -------------  -------------
                                                                                                    (UNAUDITED)
Net sales.................................  $   79,635,623  $  108,583,539  $  113,174,990  $  21,619,844  $  22,738,151
Cost of sales.............................      59,640,781      79,428,328      83,082,278     16,580,018     17,495,298
                                            --------------  --------------  --------------  -------------  -------------
  Gross profit............................      19,994,842      29,155,211      30,092,712      5,039,826      5,242,853
Selling, general and administrative.......      17,817,697      23,513,166      24,444,040      5,693,127      5,679,072
Accounting method change--non-cash
 environmental charge for change in
 estimate.................................              --              --       3,638,965      3,638,965             --
Amortization of intangibles...............         120,459         282,537         352,535         77,283        115,538
                                            --------------  --------------  --------------  -------------  -------------
Operating income (loss)...................       2,056,686       5,359,508       1,657,172     (4,369,549)      (551,757)
Interest expense..........................       1,217,043       1,557,017       1,576,135        346,691        302,552
Other income, net.........................         (81,572)       (564,445)       (390,427)       (61,196)       (60,786)
                                            --------------  --------------  --------------  -------------  -------------
Income (loss) before income taxes.........         921,215       4,366,936         471,464     (4,655,044)      (793,523)
Income tax expense (benefit)..............         385,000       1,537,000         187,000     (1,848,000)      (289,250)
                                            --------------  --------------  --------------  -------------  -------------
  Net income (loss).......................  $      536,215  $    2,829,936  $      284,464  $  (2,807,044) $    (504,273)
                                            --------------  --------------  --------------  -------------  -------------
                                            --------------  --------------  --------------  -------------  -------------


                            See accompanying notes.

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                              COMMON    COMMON   ADDITIONAL  CUMULATIVE
                                     PREFERRED     COMMON     STOCK     STOCK     PAID-IN    TRANSLATION   RETAINED
                                       STOCK       STOCK     CLASS A   CLASS B    CAPITAL      ACCOUNT     EARNINGS       TOTAL
                                     ----------  ----------  --------  --------  ----------  -----------  -----------  -----------
Balances, December 31, 1994........  $5,600,000  $       --  $10,000   $90,000   $      --   $       --   $ 4,716,975  $10,416,975
  Net income.......................                                                                           536,215      536,215
  Dividends Paid...................                                                                          (280,000)    (280,000)
                                     ----------  ----------  --------  --------  ----------  -----------  -----------  -----------
Balances, December 31, 1995........   5,600,000               10,000    90,000                       --     4,973,190   10,673,190
  Recapitalization.................  (4,200,000)  1,503,000  (10,000 ) (90,000 ) 2,797,000
  Redemption of preferred stock....    (700,000)                                                                          (700,000)
  Purchase of Canadian
    subsidiary.....................               1,002,000                      4,355,000                               5,357,000
  Net income.......................                                                                         2,829,936    2,829,936
                                     ----------  ----------  --------  --------  ----------  -----------  -----------  -----------
Balances, December 31, 1996........     700,000   2,505,000       --        --   7,152,000           --     7,803,126   18,160,126
Redemption of preferred stock......    (700,000)                                                                          (700,000)
Comprehensive loss:
  Net income.......................                                                                           284,464      284,464
  Other comprehensive income--
    change in cumulative
    translation account............                                                            (602,198 )                 (602,198)
                                                                                                                       -----------
Total comprehensive loss...........                                                                                       (317,734)
                                     ----------  ----------  --------  --------  ----------  -----------  -----------  -----------
Balances, December 31, 1997........          --   2,505,000       --        --   7,152,000     (602,198 )   8,087,590   17,142,392

Comprehensive loss:
  Net loss (unaudited).............                                                                          (504,273)    (504,273)
  Other comprehensive income--
    change in cumulative
    translation account
    (unaudited)....................                                                              14,608                     14,608
                                                                                                                       -----------
Total comprehensive loss
 (unaudited).......................                                                                                       (489,665)
                                     ----------  ----------  --------  --------  ----------  -----------  -----------  -----------
Balances, March 31, 1998
 (unaudited).......................          --  $2,505,000       --        --   $7,152,000  $ (587,590 ) $ 7,583,317  $16,652,727
                                     ----------  ----------  --------  --------  ----------  -----------  -----------  -----------
                                     ----------  ----------  --------  --------  ----------  -----------  -----------  -----------

                            See accompanying notes.

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      THREE MONTHS ENDED MARCH
                                                      YEAR ENDED DECEMBER 31                    31,
                                               -------------------------------------  ------------------------
                                                  1995         1996         1997         1997         1998
                                               -----------  -----------  -----------  -----------  -----------
                                                                                            (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss)..........................  $   536,215  $ 2,829,936  $   284,464  $(2,807,044) $  (504,273)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
  Depreciation...............................    1,752,059    2,199,118    2,213,205      565,536      513,355
  Amortization of intangible assets..........      120,459      282,537      352,535       77,283      115,538
  Environmental charge.......................           --           --    3,638,965    3,638,965           --
  Deferred tax provision.....................     (154,000)     107,000   (1,243,000)  (1,508,000)     (39,000)
  (Gain) loss on sale of assets..............        5,623     (323,961)    (227,545)     (22,423)     (33,650)
  Changes in operating assets and
    liabilities:
    Accounts receivable......................     (376,557)  (1,127,381)    (778,993)  (5,779,512)  (4,693,640)
    Inventories..............................      (44,852)  (1,162,867)     (31,737)  (1,927,145)  (2,303,891)
    Prepaid expenses and other...............       31,871      168,136      (69,929)    (674,872)      94,576
    Income taxes payable (refundable)........       90,691       62,337      299,446     (272,602)    (420,002)
    Accounts payable and accrued expenses....        6,321      991,579    1,759,090    3,940,844      360,130
                                               -----------  -----------  -----------  -----------  -----------
      Net cash provided by (used in)
        operating activities.................    1,967,830    4,026,434    6,196,501   (4,768,971)  (6,910,857)

INVESTING ACTIVITIES
  Purchases of property and equipment........   (1,279,671)  (1,224,845)  (2,609,947)    (779,712)    (240,480)
  Acquisitions of intangible assets..........           --     (910,784)    (347,102)          --           --
  Proceeds from sale of assets...............           --      573,479      384,784       27,000       50,000
  Investment in Canadian subsidiary, net of
    cash acquired............................           --   (1,437,887)          --           --           --
  (Increase) decrease in cash surrender value
    of life insurance........................           --      214,436     (332,799)     (67,150)     (60,000)
                                               -----------  -----------  -----------  -----------  -----------
      Net cash used in investing activities..   (1,279,671)  (2,785,601)  (2,905,064)    (819,862)    (250,480)

FINANCING ACTIVITIES
  Long-term borrowings.......................      150,000    3,789,478           --           --           --
  Repayment of long-term debt................   (1,763,553)  (2,978,026)  (1,555,740)    (392,670)    (554,147)
  Net (repayments) borrowings under lines of
    credit...................................    1,154,554     (747,416)  (2,187,755)   5,285,600    8,656,453
  Redemption of preferred stock..............     (280,000)    (700,000)    (700,000)          --           --
                                               -----------  -----------  -----------  -----------  -----------
  Cash provided by (used in) financing
    activities...............................     (738,999)    (635,964)  (4,443,495)   4,892,930    8,102,306
  Effect of changes in exchange rate on
    cash.....................................           --           --      (10,075)          --       14,608
                                               -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash..............      (50,840)     604,869   (1,162,133)    (695,903)     955,577
Cash, beginning of period....................      821,138      770,298    1,375,167    1,375,167      213,034
                                               -----------  -----------  -----------  -----------  -----------
Cash, end of period..........................  $   770,298  $ 1,375,167  $   213,034  $   679,264  $ 1,168,611
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------
Supplemental disclosures:
  Cash paid for interest.....................  $ 1,217,000  $ 1,557,000  $ 1,495,000  $   303,000  $   265,000
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------
  Cash paid for income taxes.................  $   463,000  $ 1,402,000  $   942,000  $   143,000  $   303,000
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------

                            See accompanying notes.

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

    Monsey Products Co. (the "Company"), trading as Monsey Bakor, manufactures protective coatings, adhesives, and membranes used in roofing, waterproofing, and air barrier applications for both the retail and construction markets and specialty products for industrial applications. Its products are sold primarily in the United States and in Canada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the Company's prior years' financial statements to conform to the 1997 presentation.

    FOREIGN CURRENCY TRANSLATION

    The assets and liabilities of the Company's wholly-owned Canadian subsidiaries are translated from Canadian dollars to U.S. dollars using exchange rates in effect at the balance sheet date and operations are translated using average exchange rates for the year. Translation gains and losses are recorded in stockholders' equity and transaction gains and losses (not significant in amount) are included in operating results for the year.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Product sales revenue is recognized upon the transfer of title to goods.

    CREDIT RISK

    Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company performs periodic credit evaluations of its customers and generally does not require collateral. The majority of accounts receivable are from retail chains and building supply distributors.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of accounts receivable and accounts payable approximate fair value because of their short-term nature. The carrying amounts of the line of credit and long-term debt approximate fair

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) value because their interest rates are based upon rates currently available to the Company for debt with similar terms and conditions.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined under the last-in first-out (LIFO) method for U.S. operations and under the first-in, first-out method for Canadian operations. If the first-in, first-out
(FIFO) method had been used for all operations, inventories would have been approximately $1,022,000 and $1,032,000 higher than reported at December 31, 1997 and 1996, respectively.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated on the basis of cost. Depreciation is computed over the estimated useful lives of the applicable assets by use of the straight-line method for financial reporting purposes and straight-line and accelerated methods for income tax purposes. The estimated useful lives range from 15 to 31 years for buildings and improvements and from 5 to 10 years for machinery, equipment and fixtures.

    GOODWILL

    Goodwill represents the excess of the cost over the fair value of the net assets at the date of acquisition and is being amortized using the straight-line method over 25 years.

    ENVIRONMENTAL REMEDIATION LIABILITIES

    In 1997 the Company adopted American Institute of Certified Public Accountants' SOP 96-1, Environmental Remediation Liabilities, ("SOP 96-1") which provides new guidance for the accrual of environmental remediation costs. In accordance with the pronouncement, the Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Cost of future expenditures for environmental remediation obligations are not discounted.

    INCOME TAXES

    The Company and its U.S. subsidiaries file a consolidated federal income tax return. Consolidated federal income tax expense is allocated to members of the affiliated group on the basis of their separate-return tax liability. The Company's Canadian subsidiaries are required to file separate income tax returns and income tax expense is determined at the individual subsidiary level.

    The Company accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences." Temporary differences result from the use of different accounting methods for financial statement and income tax reporting purposes.

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 130 establishes standards for reporting comprehensive income. The Company adopted SFAS 130 in 1998, which had no impact on net income or shareholders' equity at March 31, 1998. SFAS 130 requires foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform with the requirements of SFAS 130.

    SFAS 131 establishes standards for annual and interim disclosures of operating segments, products and services, geographic areas and major customers. The new rules will be effective for the Company's December 31, 1998 financial statements. The Company is in the process of evaluating the disclosure requirements of SFAS 131, the adoption of which will have no impact on the Company's results of operations or financial condition.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying interim consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations, shareholders' equity and cash flows for the three months ended March 31, 1997 and 1998 together with the related notes are unaudited and include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly in all material respects, the financial position, the results of operations and cash flows for the three months ended March 31, 1997 and 1998. Results for the three months ended March 31, 1997 and 1998 are not necessarily indicative of results for an entire year. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

3. ACQUISITIONS AND DIVESTITURES

    On March 15, 1996, the Company acquired all of the outstanding common stock of Bakor Holdings, Inc. (Bakor) in exchange for $1,837,000 plus 1,002,000 shares of its common stock valued at $5,357,000. The transaction was accounted for as a purchase. The purchase price, as revised in 1997, was allocated as follows: net working capital $2,892,000; property, equipment and other assets--$6,045,000; goodwill--$3,335,000; debt assumed--$3,194,000 and deferred tax liability--$1,884,000. The consolidated results of operations reflect the results of operations of Bakor from the date of acquisition.

    In July 1996, the Company sold the principal assets of its wholly-owned subsidiary, Carecraft Industries, Inc. for $534,000 and recognized a gain on the sale of approximately $286,000.

4. RECAPITALIZATION

    In conjunction with the Bakor acquisition, the Company recapitalized its outstanding shares whereby the 56,000 shares of $100 par value preferred stock were exchanged for 14,000 shares and the 100 shares of Class A common stock and 900 shares of Class B common stock were exchanged for 1,503,000 shares of $1.00 par value common stock. During 1996 and 1997 all preferred stock was redeemed.

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. INVENTORIES

    Inventories consisted of the following:

                                                                     DECEMBER 31
                                                             ---------------------------
                                                                 1996          1997
                                                             ------------  -------------    MARCH 31,
                                                                                              1998
                                                                                          -------------
                                                                                           (UNAUDITED)
Raw materials..............................................  $  4,457,462  $   3,741,758  $   4,798,912
Finished goods.............................................     2,561,522      3,142,051      4,388,788
                                                             ------------  -------------  -------------
                                                             $  7,018,984  $   6,883,809  $   9,187,700
                                                             ------------  -------------  -------------
                                                             ------------  -------------  -------------

6. LINES OF CREDIT

    The Company has a domestic line of credit with a bank, subject to annual confirmation, aggregating up to $13,000,000 with interest charged at the prime rate less 0.25% (8.25% at December 31, 1997). The Company also has a Canadian line of credit with a bank, subject to annual confirmation, aggregating $4,440,000 with interest charged at the prime rate plus .5% (6.5% at December 31, 1997). At December 31, 1997 and March 31, 1998, there was $2,642,296 and
$11,298,822 outstanding under these lines, respectively.

7. LONG-TERM DEBT

                                                                         DECEMBER 31
                           MONTHLY    INTEREST                     ------------------------
    DEBT INSTRUMENT        PAYMENT      RATE      MATURITY DATE       1996         1997
-----------------------  -----------  ---------  ----------------  -----------  -----------   MARCH 31,
                                                                                                1998
                                                                                             -----------
                                                                                             (UNAUDITED)
Note payable              $  83,334     7.1%     November 1998     $ 3,999,976  $ 2,999,968   $2,749,966
Note payable                      **    prime    June 2001           3,789,478    3,789,478   3,789,478
Note payable                 13,542     8.1%     February 2002       1,272,916    1,110,416   1,069,791
Note payable                  7,738     8.45%    July 1999             425,598      332,742     309,528
Mortgage payable              2,900*     6%      September 2000        116,597       88,015      80,598
Mortgage payable              2,839*    6.5%     June 2003             180,199      157,169     151,175
Mortgage payable              4,167     10.5%    February 1998         231,250      178,250          --
Debenture                    23,500     8.5%     March 2000            684,130      443,325     394,680
                                                                   -----------  -----------  -----------
                                                                    10,700,144    9,099,363   8,545,216
Less current maturities                                              1,552,652    3,866,566   3,251,949
                                                                   -----------  -----------  -----------
                                                                   $ 9,147,492  $ 5,232,797   $5,293,267
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

------------------------

*   Monthly payment includes interest

** Monthly installments of $20,387 commencing April 1, 1998 increasing to $103,720 on January 1, 1999.

    The bank indebtedness is secured by substantially all of the assets of the Company. The agreements limit the amount of cash dividends, capital expenditures, loans and investments and require the maintenance of certain financial ratios.

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. LONG-TERM DEBT (CONTINUED)
    Principal payments of long-term debt are due as follows:

1998....................................................................  $3,866,566
1999....................................................................  1,900,043
2000....................................................................  1,514,736
2001....................................................................  1,309,066
2002....................................................................    490,352
2003....................................................................     18,600
                                                                          ---------
                                                                          $9,099,363
                                                                          ---------
                                                                          ---------

    At December 31, 1997, the Company had letters of credit of $632,000 with various banks expiring on various dates. The letters are expected to be renewed upon expiration.

8. INCOME TAXES

    The significant components of income tax expense (benefit) are as follows:

                                             YEAR ENDED DECEMBER 31,                MARCH 31,
                                       ------------------------------------  ------------------------
                                          1995        1996         1997         1997         1998
                                       ----------  -----------  -----------  -----------  -----------
                                                                                   (UNAUDITED)
Current:
  Federal............................  $  444,000  $ 1,084,000  $ 1,008,000  $  (236,000) $  (123,250)
  State..............................      65,000      124,000      151,000      (26,000)     (52,000)
  Foreign............................      --          222,000      273,000      (78,000)     (75,000)
                                       ----------  -----------  -----------  -----------  -----------
                                          509,000    1,430,000    1,432,000     (340,000)    (250,250)
                                       ----------  -----------  -----------  -----------  -----------
                                       ----------  -----------  -----------  -----------  -----------
Deferred:
  Federal............................     (52,000)      26,000   (1,027,000)  (1,158,000)     (31,000)
  State..............................     (72,000)      11,000     (273,000)    (350,000)      (8,000)
  Foreign............................          --       70,000       55,000           --           --
                                       ----------  -----------  -----------  -----------  -----------
                                         (124,000)     107,000   (1,245,000)  (1,508,000)     (39,000)
                                       ----------  -----------  -----------  -----------  -----------
                                       $  385,000  $ 1,537,000  $   187,000  $(1,848,000) $  (289,250)
                                       ----------  -----------  -----------  -----------  -----------
                                       ----------  -----------  -----------  -----------  -----------

    The effective income tax rate of 41.8%, 35.2% and 39.7% for the years ended December 31, 1995, 1996 and 1997, respectively, and 39.7% and 36.5% for the three month periods ended March 31, 1997 and 1998, respectively, differs from the federal statutory rate of 34% because of the difference in treatment of

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)
certain expense items for financial and income tax reporting purposes. A reconciliation between the statutory provision and the provision for financial reporting purposes is as follows:

                                                 YEAR ENDED DECEMBER 31,              MARCH 31,
                                            ---------------------------------  -----------------------
                                              1995        1996        1997        1997         1998
                                            ---------  -----------  ---------  -----------  ----------
                                                                                     (UNAUDITED)
Statutory federal tax provision...........  $ 313,000  $ 1,485,000  $ 160,000  $(1,583,000) $ (270,000)
State income taxes, net of federal income
 tax benefit..............................     (4,000)      89,000    (81,000)    (248,000)    (40,000)
Foreign income taxes in excess of (less
 than) U.S. statutory rate................         --     (164,000)    65,000      (13,000)     (2,000)
Other.....................................     76,000      127,000     43,000       (4,000)     22,750
                                            ---------  -----------  ---------  -----------  ----------
Income tax expense (benefit)..............  $ 385,000  $ 1,537,000  $ 187,000  $(1,848,000) $ (289,250)
                                            ---------  -----------  ---------  -----------  ----------
                                            ---------  -----------  ---------  -----------  ----------

    Income (loss) before income taxes of the Canadian operations was $0, $1,342,000, and $773,000 for the years ended 1995, 1996 and 1997, respectively, and $(191,000) and $(215,000) for the three month periods ended March 31, 1997 and 1998, respectively.

    Pre-tax income of the Canadian operations was $0, $1,342,000 and $773,000 for 1995, 1996 and 1997, respectively.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and are disclosed in the consolidated balance sheets. The significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                  1996         1997
                                                                               -----------  -----------
Deferred tax asset:
  Environmental reserve......................................................  $        --  $ 1,415,028

Deferred tax liabilities:
  Depreciation and other property and equipment basis differences............   (3,334,901)  (3,902,687)
  Deferred gain on discharge of liability....................................     (494,320)    (818,308)
                                                                               -----------  -----------
  Total deferred tax liabilities.............................................   (3,829,221)  (4,720,995)
                                                                               -----------  -----------
  Net deferred tax liabilities...............................................  $(3,829,221) $(3,305,967)
                                                                               -----------  -----------
                                                                               -----------  -----------

9. RETIREMENT PLANS

    The Company participates in noncontributory defined contribution pension plans for eligible U.S. hourly employees. Amounts charged to expense under these plans are based upon predetermined hourly rates and were $259,000, $215,000, $252,000 in 1995, 1996 and 1997, respectively.

    The Company has a defined contribution profit sharing plan for eligible U.S. salaried employees. In 1997 a 401(k) feature was added allowing employee contributions and employer profit sharing contributions were discontinued. Employer contributions charged to expense for this plan were $477,000, $508,000 and $0 in 1995, 1996 and 1997.

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS AND CONTINGENCIES

    The Company leases certain office and warehouse facilities, automobiles and office equipment under operating leases with terms ranging from one to six years. Certain of the leases contain escalation provisions based on fluctuations in certain cost of living indices.

    Total rent expense was $430,000, $698,000 and $676,000 in 1995, 1996 and
1997, respectively. The minimum rental commitments under all noncancelable leases with an original term of one year or more are as follows:

1998..............................................................................  $  487,000
1999..............................................................................     308,000
2000..............................................................................     112,000
2001..............................................................................      42,000
2002..............................................................................       8,000
Thereafter........................................................................       2,000

    The Company has an agreement granting it exclusive production and selling rights in Canada and the United States for specific products listed in the agreement. The agreement provides for a fixed royalty payment of $1,380,000 together with a variable royalty payment as a royalty on sale of the specific products with predetermined minimum payments in year two through ten of the agreement. The estimated remaining balance at December 31, 1997 is approximately $200,000 and is expected to be earned and paid in 1998. As collateral for the payments under the licensing agreement, the Company has granted a second mortgage against certain real property of the Company.

    The Company is a party to several legal actions arising in the ordinary course of business. In management's opinion, the Company has adequate legal defenses and insurance coverage with respect to each of these actions and does not believe that they will materially affect the Company's operations or financial position.

11. ENVIRONMENTAL RESERVE


    In 1997, the Company adopted SOP 96-1, Environmental Remediation Liabilities, which provides new guidance for the accrual of environmental remediation costs. The SOP sets forth benchmarks to aid in the determination of when environmental remediation liabilities should be recognized and specific guidance as to how the liabilities should be measured. The impact of applying SOP 96-1 was accounted for as a change in estimate and resulted in a pretax charge of $3,638,965 which is included in operating income. The effect of this change reduced 1997 net income by approximately $2,131,000.



    The pretax charge of $3,638,965 relates to operation and maintenance of a remedial action plan at one of the Company's facilities under a Record of Decision issued by the EPA in 1988 and a Remedial Design/ Remedial Action plan approved and adopted by the EPA, the Company, and another Participating Responsible Party (PRP). The facility was previously occupied by the other PRP who agreed to a formal cost sharing agreement with the Company in 1990. The cost sharing agreement required the other PRP to pay for the construction of the treatment system and for the Company and the other PRP to share in the annual operating cost. The Company's agreement to participate in the annual cost of operating the treatment system expires in 2023 and is subject to annual caps. The Company annually expensed its share of the costs until 1997 when it adopted SOP 96-1. The Company has accrued its best estimate of its obligation with respect to the site which is $3,572,402 at December 31, 1997. The amount of the obligation

                              MONSEY PRODUCTS CO.
                                T/A MONSEY BAKOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. ENVIRONMENTAL RESERVE (CONTINUED)

accrued by the Company represents the maximum amount it is required to pay out under the formal cost sharing agreement. The majority of this balance is included in long-term liabilities as it is expected to be disbursed over the next twenty-six years. If the other PRP is ultimately not able to fund its allocated share or the EPA insists on a more expensive remediation approach, the Company could incur additional obligations.



12. EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE (UNAUDITED) AND GUARANTOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



    On April 22, 1998, Henry Company acquired all of the outstanding shares of the Company with proceeds raised in a Senior Note offering (the "Offering") to finance the acquisition. The guarantees of the Company and its U.S. subsidiaries, Kimberton Enterprises, Inc. and Monsey Products of Arizona LLC, (the "Guarantors") are full, unconditional, and joint and several. The Company's Canadian subsidiaries are not guarantors of the Senior Notes.



    Condensed consolidating financial statements of the Guarantors are presented below. The Company wholly owns all Guarantor Subsidiaries. Separate financial statements of the Guarantor Subsidiaries are not presented because the Guarantors are jointly, severally and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantors. Separate condensed consolidating financial statements are not presented prior to 1996, as the Company did not acquire its Nonguarantor Subsidiaries (Canadian subsidiaries) until 1996.

                              MONSEY PRODUCTS CO.



                                T/A MONSEY BAKOR



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



12.EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE (UNAUDITED) AND GUARANTOR
   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



   CONDENSED CONSOLIDATING BALANCE SHEET AT MARCH 31, 1998 (UNAUDITED):



                                                          GUARANTOR    NONGUARANTOR
                                                        MONSEY BAKOR   MONSEY BAKOR   ELIMINATION   CONSOLIDATED
                                                            U.S.          CANADA        ENTRIES        TOTAL
                                                        -------------  -------------  ------------  ------------
                       ASSETS:
Current assets:
  Cash................................................   $ 1,094,171    $    74,440                 $  1,168,611
  Accounts receivable, net............................    12,020,431      3,760,107   $ (1,303,245)   14,477,293
  Inventories.........................................     5,569,570      3,618,130                    9,187,700
  Prepaid expenses and other current assets...........       315,052        238,943                      553,995
  Refundable (payable) income taxes...................       156,759        (98,200)                      58,559
                                                        -------------  -------------  ------------  ------------
Total current assets..................................    19,155,983      7,593,420     (1,303,245)   25,446,158
Investments in affiliates at equity...................     8,560,778                    (8,560,778)
Property and equipment:
  Land................................................     1,913,897        779,403                    2,693,300
  Buildings and improvements..........................    13,762,173      2,680,021                   16,442,194
  Machinery and equipment.............................    16,441,284      3,891,636                   20,332,920
  Furniture and fixtures..............................     2,388,843        167,538                    2,556,381
  Transportation equipment............................     1,615,015                                   1,615,015
                                                        -------------  -------------                ------------
                                                          36,121,212      7,518,598                   43,639,810
  Less accumulated depreciation.......................    20,390,927      1,048,518                   21,439,445
                                                        -------------  -------------                ------------
                                                          15,730,285      6,470,080                   22,200,365
  Cash surrender value of insurance...................     1,651,529                                   1,651,529
  Intangibles and other assets, net...................     1,544,636         66,873                    1,611,509
  Goodwill, net.......................................                    2,893,656                    2,893,656
                                                        -------------  -------------  ------------  ------------
                                                         $46,643,211    $17,024,029   $ (9,864,023) $ 53,803,217
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
                LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Line of credit......................................   $ 7,270,580    $ 4,028,242                 $ 11,298,822
  Accounts payable....................................     6,950,714      2,491,675   $ (1,303,245)    8,139,144
  Accrued expenses....................................     2,198,261        287,822                    2,486,083
  Current portion of long-term debt...................     3,057,369        194,580                    3,251,949
                                                        -------------  -------------  ------------  ------------
Total current liabilities.............................    19,476,924      7,002,319     (1,303,245)   25,175,998
Long-term debt, less current portion..................     5,093,167        200,100                    5,293,267
Environmental reserve.................................     3,502,510                                   3,502,510
Deferred income taxes.................................     1,330,293      1,848,422                    3,178,715
Shareholder's equity:
  Common stock........................................     2,505,000      7,194,402     (7,194,402)    2,505,000
  Additional paid-in capital..........................     7,152,000                                   7,152,000
  Cumulative translation account......................                     (587,590)                    (587,590)
  Retained earnings...................................     7,583,317      1,366,376     (1,366,376)    7,583,317
                                                        -------------  -------------  ------------  ------------
Total shareholders' equity............................    17,240,317      7,973,188     (8,560,778)   16,652,727
                                                        -------------  -------------  ------------  ------------
                                                         $46,643,211    $17,024,029   $ (9,864,023) $ 53,803,217
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------



                             See accompanying notes

                              MONSEY PRODUCTS CO.



                                T/A MONSEY BAKOR



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



12.EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE (UNAUDITED) AND GUARANTOR
   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED):



                                                         GUARANTOR    NONGUARANTOR
                                                       MONSEY BAKOR   MONSEY BAKOR    ELIMINATION   CONSOLIDATED
                                                           U.S.          CANADA         ENTRIES         TOTAL
                                                       -------------  -------------  -------------  -------------
Net sales............................................   $19,295,941    $ 5,097,284   $  (1,655,074) $  22,738,151
Cost of sales........................................    15,243,442      3,906,930      (1,655,074)    17,495,298
                                                       -------------  -------------  -------------  -------------
Gross profit.........................................     4,052,499      1,190,354                      5,242,853
Selling, general and administrative..................     4,352,734      1,326,338                      5,679,072
Amortization of intangibles..........................        75,812         39,726                        115,538
                                                       -------------  -------------                 -------------
Operating loss.......................................      (376,047)      (175,710)                      (551,757)
Interest expense.....................................       263,492         39,060                        302,552
Other income, net....................................        60,786                                        60,786
                                                       -------------  -------------  -------------  -------------
Loss before income taxes.............................      (578,753)      (214,770)                      (793,523)
Income tax benefit...................................      (203,000)       (86,250)                      (289,250)
                                                       -------------  -------------  -------------  -------------
  Net loss...........................................   $  (375,753)   $  (128,520)                 $    (504,273)
                                                       -------------  -------------                 -------------
                                                       -------------  -------------                 -------------



   CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED):



                                                         GUARANTOR    NONGUARANTOR
                                                       MONSEY BAKOR   MONSEY BAKOR    ELIMINATION   CONSOLIDATED
                                                           U.S.          CANADA         ENTRIES         TOTAL
                                                       -------------  -------------  -------------  -------------
Net cash used in operating activities................   $(4,369,208)   $(2,541,649)                 $  (6,910,857)
Investing activities.................................
  Purchases of property and equipment................      (143,651)       (96,829)                      (240,480)
  Proceeds from sale of assets.......................        50,000                                        50,000
  Increase in cash surrender value of life
    insurance........................................       (60,000)                                      (60,000)
                                                       -------------  -------------                 -------------
    Net cash used in investing activities............      (153,651)       (96,829)                      (250,480)
Financing activities.................................
  Net borrowings under lines of credit...............     5,870,284      2,786,169                      8,656,453
  Repayment of long-term debt........................      (327,252)      (226,895)                      (554,147)
                                                       -------------  -------------                 -------------
    Net cash provided by financing activities........     5,543,032      2,559,274                      8,102,306
Effect of changes in exchange rate on cash...........                       14,608                         14,608
                                                       -------------  -------------                 -------------
Net increase (decrease) in cash......................     1,020,173        (64,596)                       955,577
Cash, beginning of year..............................        73,998        139,036                        213,034
                                                       -------------  -------------                 -------------
Cash, end of period..................................   $ 1,094,171    $    74,440                  $   1,168,611
                                                       -------------  -------------                 -------------
                                                       -------------  -------------                 -------------



                             See accompanying notes

                              MONSEY PRODUCTS CO.



                                T/A MONSEY BAKOR



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



12.EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE (UNAUDITED) AND GUARANTOR
   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1997:



                                                          GUARANTOR    NONGUARANTOR
                                                        MONSEY BAKOR   MONSEY BAKOR   ELIMINATION   CONSOLIDATED
                                                            U.S.          CANADA        ENTRIES         TOTAL
                                                        -------------  -------------  ------------  -------------
                       ASSETS:
Current Assets:
  Cash................................................   $    73,998    $   139,036                  $   213,034
  Accounts receivable, net............................     7,141,978      3,344,203   $   (702,528)    9,783,653
  Inventories.........................................     4,580,431      2,303,378                    6,883,809
  Prepaid expenses and other current assets...........       446,831        193,922                      640,763
                                                        -------------  -------------  ------------  -------------
Total current assets..................................    12,243,238      5,980,539       (702,528)   17,521,249
Investments in affiliates at equity...................     8,689,299                    (8,689,299)
Property and equipment
  Land................................................     1,913,897        779,403                    2,693,300
  Buildings and improvements..........................    13,784,550      2,675,478                   16,460,028
  Machinery and equipment.............................    16,402,852      3,885,340                   20,288,192
  Furniture and fixtures..............................     2,282,952         67,872                    2,350,824
  Transportation equipment............................     1,856,469                                   1,856,469
                                                        -------------  -------------                -------------
                                                          36,240,720      7,408,093                   43,648,813
  Less accumulated depreciation.......................    20,276,904        887,806                   21,164,710
                                                        -------------  -------------                -------------
                                                          15,963,816      6,520,287                   22,484,103
Cash surrender value of insurance.....................     1,591,529                                   1,591,529
Intangibles and other assets, net.....................     1,619,569         75,497                    1,695,066
Goodwill, net.........................................                    2,924,757                    2,924,757
                                                        -------------  -------------  ------------  -------------
                                                         $40,107,451    $15,501,080   $ (9,391,827)  $46,216,704
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------
                LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Line of credit......................................   $ 1,400,296    $ 1,242,000                  $ 2,642,296
  Accounts payable....................................     5,597,437      2,333,904   $   (702,528)    7,228,813
  Accrued expenses....................................     1,959,970      1,076,314                    3,036,284
  Income taxes payable................................        53,566        205,513                      259,079
  Current portion of long-term debt...................     3,493,736        372,830                    3,866,566
                                                        -------------  -------------  ------------  -------------
Total current liabilities.............................    12,505,005      5,230,561       (702,528)   17,033,038
Long-term debt, less current portion..................     4,984,052        248,745                    5,232,797
Environmental reserve.................................     3,502,510                                   3,502,510
Deferred income taxes.................................     1,371,294      1,934,673                    3,305,967
Shareholders' equity:
  Common stock........................................     2,505,000      7,194,402     (7,194,402)    2,505,000
  Additional paid-in capital..........................     7,152,000                                   7,152,000
  Cumulative translation account......................                     (602,198)                    (602,198)
  Retained earnings...................................     8,087,590      1,494,897     (1,494,897)    8,087,590
                                                        -------------  -------------  ------------  -------------
Total shareholders' equity............................    17,744,590      8,087,101     (8,689,299)   17,142,392
                                                        -------------  -------------  ------------  -------------
                                                         $40,107,451    $15,501,080   $ (9,391,827)  $46,216,704
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------



                             See accompanying notes

                              MONSEY PRODUCTS CO.



                                T/A MONSEY BAKOR



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



12.EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE (UNAUDITED) AND GUARANTOR
   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



   CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997:



                                                         GUARANTOR    NONGUARANTOR
                                                       MONSEY BAKOR   MONSEY BAKOR   ELIMINATION   CONSOLIDATED
                                                           U.S.          CANADA        ENTRIES         TOTAL
                                                       -------------  -------------  ------------  -------------
Net sales............................................   $92,389,353    $28,187,055   $ (7,401,418) $ 113,174,990
Cost of sales........................................    69,529,589     20,954,107     (7,401,418)    83,082,278
                                                       -------------  -------------  ------------  -------------
Gross profit.........................................    22,859,764      7,232,948                    30,092,712
Selling, general and administrative..................    18,414,608      6,029,432                    24,444,040
Accounting method change.............................     3,638,965                                    3,638,965
Amortization of intangibles..........................       173,087        179,448                       352,535
                                                       -------------  -------------                -------------
Operating income.....................................       633,104      1,024,068                     1,657,172
Interest expense.....................................     1,325,424        250,711                     1,576,135
Other income (expense), net..........................      (390,427)                                    (390,427)
                                                       -------------  -------------                -------------
(Loss) income before income taxes....................      (301,893)       773,357                       471,464
Income tax expense (benefit).........................      (141,000)       328,000                       187,000
                                                       -------------  -------------                -------------
  Net (loss) income..................................   $  (160,893)   $   445,357                 $     284,464
                                                       -------------  -------------                -------------
                                                       -------------  -------------                -------------



   CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1997:



                                                            GUARANTOR     NON GUARANTOR
                                                           MONSEY BAKOR    MONEY BAKOR    ELIMINATIONS   CONSOLIDATED
                                                               U.S.           CANADA         ENTRIES         TOTAL
                                                          --------------  --------------  -------------  -------------
Net cash provided by operating activities...............  $    3,714,505  $    2,481,996                 $   6,196,501
Investing activities
  Purchases of property and equipment...................        (873,367)     (1,736,580)                   (2,609,947)
  Acquisitions of intangible assets.....................        (347,102)                                     (347,102)
  Proceeds from sale of assets..........................         384,784                                       384,784
  Increase in cash surrender value of life insurance....        (332,799)                                     (332,799)
                                                          --------------  --------------                 -------------
    Net cash used in investing activities...............      (1,168,484)     (1,736,580)                   (2,905,064)
Financing activities
  Repayment of long-term debt...........................      (1,306,976)       (248,764)                   (1,555,740)
  Net (repayments) under lines of credit................      (1,329,464)       (858,291)                   (2,187,755)
  Redemption of preferred stock.........................        (700,000)                                     (700,000)
                                                          --------------  --------------                 -------------
    Net cash used in financing activities...............      (3,336,440)     (1,107,055)                   (4,443,495)
Effect of changes in exchange rate on cash..............                         (10,075)                      (10,075)
                                                          --------------  --------------                 -------------
Net decrease in cash....................................        (790,419)       (371,714)                   (1,162,133)
Cash, beginning of year.................................         864,417         510,750                     1,375,167
                                                          --------------  --------------                 -------------
Cash, end of year.......................................  $       73,998  $      139,036                 $     213,034
                                                          --------------  --------------                 -------------
                                                          --------------  --------------                 -------------



                             See accompanying notes

                              MONSEY PRODUCTS CO.



                                T/A MONSEY BAKOR



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



12.EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE (UNAUDITED) AND GUARANTOR
   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1996:



                                                            GUARANTOR    NONGUARANTOR
                                                          MONSEY BAKOR   MONSEY BAKOR   ELIMINATION  CONSOLIDATED
                                                              U.S.          CANADA        ENTRIES       TOTAL
                                                          -------------  -------------  -----------  ------------
                        ASSETS:
Current assets:
  Cash..................................................   $   864,417    $   510,750                 $1,375,167
  Accounts receivable, net..............................     5,082,505      4,168,959    $ (22,852)    9,228,612
  Inventories...........................................     4,747,069      2,271,915                  7,018,984
  Prepaid expenses and other current assets.............       446,427        172,441                    618,868
  Refundable income taxes (payable).....................       158,991        (65,268)                    93,723
                                                          -------------  -------------  -----------  ------------
Total current assets....................................    11,299,409      7,058,797      (22,852)   18,335,354

Investments in affiliates at equity.....................     8,243,942                  (8,243,942)
Property and equipment:
  Land..................................................     1,913,898        685,603                  2,599,501
  Buildings and improvements............................    13,649,440      2,359,130                 16,008,570
  Machinery and equipment...............................    16,187,152      3,105,065                 19,292,217
  Furniture and fixtures................................     1,781,737         58,533                  1,840,270
  Transportation equipment..............................     3,580,612                                 3,580,612
                                                          -------------  -------------               ------------
                                                            37,112,839      6,208,331                 43,321,170
  Less accumulated depreciation.........................    20,243,157        360,931                 20,604,088
                                                          -------------  -------------               ------------
                                                            16,869,682      5,847,400                 22,717,082
Cash surrender value of insurance.......................     1,258,730                                 1,258,730
Intangibles and other assets, net.......................     1,552,314        127,001                  1,679,315
Goodwill, net...........................................                    2,201,175                  2,201,175
                                                          -------------  -------------  -----------  ------------
                                                           $39,224,077    $15,234,373   ($8,266,794)  $46,191,656
                                                          -------------  -------------  -----------  ------------
                                                          -------------  -------------  -----------  ------------
                 LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Lines of credit.......................................   $ 2,729,760    $ 2,190,291                 $4,920,051
  Accounts payable......................................     3,492,674      2,168,469    $ (22,852)    5,638,291
  Accrued expenses......................................     2,339,430        604,393                  2,943,823
  Current portion of long-term debt.....................     1,306,972        245,680                  1,552,652
                                                          -------------  -------------  -----------  ------------
Total current liabilities...............................     9,868,836      5,208,833      (22,852)   15,054,817

Long-term debt, less current portion....................     8,477,794        669,698                  9,147,492
Deferred income taxes...................................     2,717,321      1,111,900                  3,829,221

Shareholder's equity:
  Preferred stock.......................................       700,000                                   700,000
  Common stock..........................................     2,505,000      7,194,402   (7,194,402)    2,505,000
  Additional paid-in capital............................     7,152,000                                 7,152,000
  Retained earnings.....................................     7,803,126      1,049,540   (1,049,540)    7,803,126
                                                          -------------  -------------  -----------  ------------
Total shareholders' equity..............................    18,160,126      8,243,942   (8,243,942)   18,160,126
                                                          -------------  -------------  -----------  ------------
                                                           $39,224,077    $15,234,373   ($8,266,794)  $46,191,656
                                                          -------------  -------------  -----------  ------------
                                                          -------------  -------------  -----------  ------------



                             See accompanying notes

                              MONSEY PRODUCTS CO.



                                T/A MONSEY BAKOR



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



12.EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE (UNAUDITED) AND GUARANTOR
   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996:



                                                         GUARANTOR    NONGUARANTOR
                                                       MONSEY BAKOR   MONSEY BAKOR   ELIMINATION   CONSOLIDATED
                                                           U.S.          CANADA        ENTRIES         TOTAL
                                                       -------------  -------------  ------------  -------------
Net sales............................................   $89,628,561    $22,447,432   $ (3,492,454) $ 108,583,539
Cost of sales........................................    66,701,959     16,218,823     (3,492,454)    79,428,328
                                                       -------------  -------------  ------------  -------------
Gross profit.........................................    22,926,602      6,228,609                    29,155,211
Selling, general and administrative..................    18,886,079      4,627,087                    23,513,166
Amortization of intangibles..........................       217,260         65,277                       282,537
                                                       -------------  -------------                -------------
Operating income.....................................     3,823,263      1,536,245                     5,359,508
Interest expenses....................................     1,362,313        194,704                     1,557,017
Other income, net....................................      (564,445)                                    (564,445)
                                                       -------------  -------------                -------------
Income before income taxes...........................     3,025,395      1,341,541                     4,366,936
Income tax expense...................................     1,245,000        292,000                     1,537,000
                                                       -------------  -------------                -------------
Net income...........................................   $ 1,780,395    $ 1,049,541                 $   2,829,936
                                                       -------------  -------------                -------------
                                                       -------------  -------------                -------------



   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1996:



                                                          GUARANTOR    NONGUARANTOR
                                                        MONSEY BAKOR   MONSEY BAKOR   ELIMINATION   CONSOLIDATED
                                                            U.S.          CANADA        ENTRIES        TOTAL
                                                        -------------  -------------  ------------  ------------
Net cash provided by operating activities.............   $ 3,374,098    $   652,336                 $  4,026,434
Investing activities
  Purchases of property and equipment.................      (772,195)      (452,650)                  (1,224,845)
  Acquisitions of intangible assets...................      (910,784)                                   (910,784)
  Proceeds from sale of assets........................       573,479                                     573,479
  Investment in Canadian subsidiary, net of cash
    acquired..........................................    (1,837,400)       399,513                   (1,437,887)
  Increase in cash surrender value of life insurance..       214,436                                     214,438
                                                        -------------  -------------                ------------
      Net cash used in investing activities...........    (2,732,464)       (53,137)                  (2,785,601)
Financing activities
  Long-term borrowings................................     3,789,478                                   3,789,478
  Repayment of long-term debt.........................    (2,773,292)      (204,734)                  (2,978,026)
  Net (repayments) borrowings under lines of credit...      (863,701)       116,285                     (747,416)
  Redemption of preferred stock.......................      (700,000)                                   (700,000)
                                                        -------------  -------------                ------------
      Net cash used in financing activities...........      (547,515)       (88,449)                    (635,964)
                                                        -------------  -------------                ------------
Net increase in cash..................................        94,119        510,750                      604,869
Cash, beginning of year...............................       770,298                                     770,298
                                                        -------------  -------------                ------------
Cash, end of year.....................................   $   864,417    $   510,750                 $  1,375,167
                                                        -------------  -------------                ------------
                                                        -------------  -------------                ------------



                             See Accompanying Notes

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION TO OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Available Information..........................           i
Summary........................................           1
Risk Factors...................................          20
Use of Proceeds................................          28
The Exchange Offer.............................          29
Certain U.S. Federal Income Tax
 Considerations................................          38
The Transactions...............................          41
Capitalization.................................          42
Unaudited Pro Forma Condensed Combined
 Financial Data................................          43
Selected Historical Combined Financial Data of
 Henry Company.................................          48
Management's Discussion and Analysis of
 Financial Condition and Results of Operations
 of Henry Company..............................          50
Selected Historical Consolidated Financial Data
 of Monsey Bakor...............................          57
Management's Discussion and Analysis of
 Financial Condition and Results of Operations
 of Monsey Bakor...............................          59
Industry Overview..............................          64
Business.......................................          65
Management.....................................          83
Shareholders...................................          90
Certain Transactions...........................          91
Description of the Credit Facilities...........          93
Description of the Exchange Notes..............          94
Plan of Distribution...........................         119
Transfer Restrictions on Old Notes.............         120
Book Entry; Delivery and Form..................         121
Legal Matters..................................         123
Experts........................................         123
Index to Financial Statements..................         F-1


                                 --------------
                                   PROSPECTUS
                                 --------------

                                  $85,000,000

                                     [LOGO]

                           10% SERIES B SENIOR NOTES
                                    DUE 2008


                               SEPTEMBER   , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

DIRECTOR LIABILITY


    As authorized by the California General Corporation Law ("CGCL"), the Company's Articles of Incorporation (the "Articles") provide that, to the fullest extent permissible under California law, the liability of the directors of the Company for monetary damages shall be eliminated and the Company is authorized to indemnify the directors and officers of the Company. The CGCL does not permit limitation of liability of any director (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a directors' duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors' duty to the corporation or its shareholders or (vi) for certain unlawful distributions, loans or guarantees. The effect of these provisions and understandings will be to eliminate the rights of the Company and its stockholders (through stockholder derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director, except in the situations described in clauses (i)-(vi) of the second sentence of this paragraph. These provisions and understandings will not alter the liability of the Directors under federal securities laws. Warner W. Henry has entered into a written indemnification agreement with Paul H. Beemer, and has made certain oral agreements with Terrill M. Gloege regarding Mr. Henry's personal indemnification of Mr. Beemer and Mr. Gloege for any liabilities incurred in connection with the Initial Note Offering and the Exchange Offer.


    Subject to the Articles of Incorporation and California law, the Bylaws provide that the Company shall indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a Company director or officer.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 EXHIBIT NO.   DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
     2.1*      Stock Purchase Agreement between Henry Company and the Shareholders of Monsey Products Co. dated as of February 27, 1998
     2.2*      Amendment to Stock Purchase Agreement between Henry Company and the Shareholders of Monsey Products
                 Co. dated as of February 27, 1998
       2.3+    Summary of contents of omitted schedules to Stock Purchase Agreement
       3.1*    Certificate of Amendment and Restatement of Articles of Incorporation of Henry Company
       3.2*    Bylaws of Henry Company
       4.1*    Indenture dated as of April 22, 1998 between Henry Company, each of the guarantors named therein and
                 U.S. Trust Company of California, N.A., as Trustee, including forms of Senior Notes
       4.2*    Registration Rights Agreement dated as of April 22, 1998 by and among Henry Company, each of the
                 Guarantors named therein and BT Alex.Brown Incorporated as Initial Purchaser
       5.1*    Opinion of Munger, Tolles & Olson LLP
       5.2*    Opinion of John D. O'Keefe, Esq.
      10.1*    Amended and Restated Financing and Security Agreement dated April 22, 1998, by and between Henry
                 Company and Monsey Products Co., Kimberton Enterprises, Inc. Monsey Products of Arizona LLC and
                 Nationsbank, N.A.
      10.2*    Administrative Services Agreement, dated as of January 1, 1998, between Henry Company and Central
                 Coast Wine Company dba The Henry Wine Group.
      10.3*    Lease, dated September 5, 1996, between Warner Wheeler Henry Living Trust and Henry Family Trust B
                 and Henry Company
      10.4*    Ground Lease, dated April 30, 1976, (as extended on December 11, 1996) between The Warner W. Henry
                 Family Trust, the Declaration of Trust for Dorothy H. Floyd and The W.W. Henry Company.
      10.5*    Machinery Lease, dated August 1, 1958 and Amendment to Machinery Lease, dated August 1, 1968, between
                 Warner White Henry and The W.W. Henry Company.
      10.6*    Lease, dated February 27, 1992, between Alamo Development Company and Henry Company
      10.7*    Lease Agreement and Addendum to Lease Agreement dated December 23, 1994, by and between Seaboard
                 Supply Co. and Monsey Products Co.
      10.8*    Warrant Agreement between Henry Company and the Warner W. Henry Living Trust dated as of October 1,
                 1997
      10.9*    Convertible Preferred Stock Purchase Agreement between Henry Company and Joseph T. Mooney, Jr. dated as of April 22, 1998
      10.10  * Stock Purchase Agreement between Henry Company and Frederick Muhs dated as of April 22, 1998
      10.11  * Henry Company Executive Deferral Plan
      10.12  * Employment and Incentive Agreement between Henry Company, Henry II, Warner Development Company of
                 Texas and Richard B. Gordinier, dated September 30, 1992
      10.13  * Amendment No. 1 to Employment and Incentive Agreement between Henry Company, Henry II, Warner
                 Development Company of Texas and Richard B. Gordinier, dated October 16, 1997
      10.14  * Amendment No. 2 to Employment and Incentive Agreement between Henry Company, Henry II, Warner
                 Development Company of Texas and Richard B. Gordinier, dated April 21, 1998
      10.15  * Non-Negotiable Promissory Notes, between Henry Company and Richard B. Gordinier, dated July 11,
                 August 24 and December 15, 1997

 EXHIBIT NO.   DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
    10.16*     Employment Agreement between Henry Company and Joseph T. Mooney, Jr. dated as of April 22, 1998
    10.17*     Employment Agreement between Henry Company and Larry A. Karasiuk dated as of April 22, 1998
    10.18*     Employment Agreement between Henry Company and John R. Enright dated July 1, 1993
    10.19*     Amended and Restated Employment Agreement between Henry Company and James Doose dated May 27, 1994
    10.20*     Incentive Compensation Agreement between Henry Company and Jeffrey A. Wahba dated August 1, 1994
    10.21*     Incentive Compensation Agreement between Henry Company and John R. Enright dated July 1, 1993
    10.22*     Noncompetition Agreement between Henry Company and James F.C. Stewart dated as of February 27, 1998
    10.23*     Noncompetition Agreement between Henry Company and Edward P. Mooney dated as of April 22, 1998
    10.24*     Noncompetition Agreement between Henry Company and Larry Karasiuk dated as of April 22, 1998
    10.25*     Consulting Agreement between Henry Company and Paul Beemer dated November 24, 1993
    10.26*     Amendment to Consulting Agreement between Henry Company and Paul Beemer dated July 29, 1996
    10.26(A)*  Amendment to Consulting Agreement between Henry Company and Paul Beemer dated June 1, 1995
    10.26(B)+  Amendment to Consulting Agreement between Henry Company and Paul Beemer dated August 27, 1998
    10.27*     Custodial Agreement between Henry Company the Shareholders of Monsey Products Co. and PNC Bank,
                 National Association dated as of April 22, 1998
    10.28+     Promissory Note from Henry II Company to Henry Company, dated December 31, 1997
    10.29+     Non-negotiable Promissory Note from Henry II Company to Henry Company, dated December 31, 1997
    12.1 +     Statement of Computation of Ratio of Earnings to Fixed Charges
    21.1 *     Subsidiaries of the Registrant
    23.1 *     Consent of Munger, Tolles & Olson LLP
    23.2 *     Consent of John D. O'Keefe, Esq.
    23.3 +     Consent of PricewaterhouseCoopers LLP, Independent Accountants
    23.4 +     Consent of Ernst & Young LLP, Independent Auditors
    24.1 *     Powers of Attorney (contained on the signature page of this Prospectus)
    25.1 *     Form T-1 Statement of Eligibility of U.S. Trust Company, N.A.
    27.1 +     Financial Data Schedule


------------------------

+ The Company will furnish upon request of the Commission any omitted schedule or exhibit.


*   Previously filed.



+   Filed herewith.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrants hereby undertake:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5) to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

    (6) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California on September 2, 1998.



HENRY COMPANY                                         MONSEY PRODUCTS CO.

By:        /s/ JEFFREY WAHBA                          By:        /s/ JEFFREY WAHBA
           ----------------------------------------              ----------------------------------------

Its: Secretary and CFO                                Its: Secretary and CFO
--------------------------------------------          --------------------------------------------

KIMBERTON ENTERPRISES, INC.                           MONSEY PRODUCTS OF ARIZONA LLC

By:        /s/ JEFFREY WAHBA                          By:        Monsey Products Co.
           ----------------------------------------

Its: Secretary and CFO                                Designated Manager
--------------------------------------------          By: /s/ JEFFREY WAHBA
                                                      ------------------------------------
                                                      Its: Secretary and CFO
                                                      ------------------------------------



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                      TITLE(S)                  DATE
------------------------------  --------------------------  -------------------

              *
------------------------------                               September 2, 1998
       Warner W. Henry          Chairman of the Board,
                                  Chief Executive Officer
                                  and Director,
                                  Henry Company, Monsey
                                  Products Co. and
                                  Kimberton Enterprises,
                                  Inc.

              *
------------------------------                               September 2, 1998
     Richard B. Gordinier       President, Chief Operating
                                  Officer and Director,
                                  Henry Company, Monsey
                                  Products Co. and
                                  Kimberton Enterprises,
                                  Inc.

     /s/ JEFFREY A. WAHBA
------------------------------                               September 2, 1998
       Jeffrey A. Wahba         Vice President, Chief
                                  Financial, Officer,
                                  Secretary and Director,
                                  (Principal Financial
                                  Officer), Henry Company,
                                  Monsey Products Co. and
                                  Kimberton Enterprises,
                                  Inc.

          SIGNATURE                      TITLE(S)                  DATE
------------------------------  --------------------------  -------------------

              *
------------------------------                               September 2, 1998
         Gary Spence            Controller (Principal
                                  Accounting
                                  Officer), Henry Company,
                                  Monsey Products Co. and
                                  Kimberton Enterprises,
                                  Inc.

              *
------------------------------                               September 2 1998
        Paul H. Beemer          Vice Chairman of the Board
                                  and Director, Henry
                                  Company

              *
------------------------------                               September 2, 1998
    Joseph T. Mooney, Jr.       Vice Chairman of the Board
                                  and Director, Henry
                                  Company

              *
------------------------------                               September 2, 1998
      Frederick H. Muhs         Director, Henry Company,
                                  Monsey Products Co. and
                                  Kimberton Enterprises,
                                  Inc.

              *
------------------------------                               September 2, 1998
        Carol F. Henry          Director, Henry Company

              *
------------------------------                               September 2, 1998
        Donald H. Ford          Director, Henry Company

              *
------------------------------                               September 2, 1998
      Terrill M. Gloege         Director, Henry Company



*By:    /s/ JEFFREY A. WAHBA
      -------------------------
           Jeffrey A.Wahba
         AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  2.1*       Stock Purchase Agreement between Henry Company and the Shareholders of Monsey Products Co. dated as of February 27, 1998
  2.2*       Amendment to Stock Purchase Agreement between Henry Company and the Shareholders of Monsey Products
               Co. dated as of February 27, 1998
  2.3+       Summary of contents of omitted schedules to Stock Purchase Agreement
  3.1*       Certificate of Amendment and Restatement of Articles of Incorporation of Henry Company
  3.2*       Bylaws of Henry Company
  4.1*       Indenture dated as of April 22, 1998 between the Company, each of the guarantors named therein and
               U.S. Trust Company of California, N.A., as Trustee, including forms of Senior Notes
  4.2*       Registration Rights Agreement dated as of April 22, 1998 by and among the Company, each of the
               Guarantors named therein and BT Alex.Brown Incorporated as Initial Purchaser
  5.1*       Opinion of Munger, Tolles & Olson LLP
  5.2*       Opinion of John D. O'Keefe, Esq.
 10.1*       Amended and Restated Financing and Security Agreement dated April 22, 1998, by and between Henry
               Company and Monsey Products Co., Kimberton Enterprises, Inc. Monsey Products of Arizona LLC and
               Nationsbank, N.A.
 10.2*       Administrative Services Agreement, dated as of January 1, 1998, between Henry Company and Central
               Coast Wine Company dba The Henry Wine Group.
 10.3*       Lease, dated September 5, 1996, between Warner Wheeler Henry Living Trust and Henry Family Trust B
               and Henry Company
 10.4*       Ground Lease, dated April 30, 1976, (as extended on December 11, 1996) between The Warner W. Henry
               Family Trust, the Declaration of Trust for Dorothy H. Floyd and The W.W. Henry Company.
 10.5*       Machinery Lease, dated August 1, 1958 and Amendment to Machinery Lease, dated August 1, 1968, between
               Warner White Henry and The W.W. Henry Company.
 10.6*       Lease, dated February 27, 1992, between Alamo Development Company and Henry Company
 10.7*       Lease Agreement and Addendum to Lease Agreement dated December 23, 1994, by and between Seaboard
               Supply Co. and Monsey Products Co.
 10.8*       Warrant Agreement between Henry Company and the Warner W. Henry Living Trust dated as of October 1,
               1997
 10.9*       Convertible Preferred Stock Purchase Agreement between Henry Company and Joseph T. Mooney, Jr. dated as of April 22, 1998
 10.10*      Stock Purchase Agreement between Henry Company and Frederick Muhs dated as of April 22, 1998
 10.11*      Henry Company Executive Deferral Plan
 10.12*      Employment and Incentive Agreement between Henry Company, Henry II, Warner Development Company of
               Texas and Richard B. Gordinier, dated September 30, 1992
 10.13*      Amendment No. 1 to Employment and Incentive Agreement between Henry Company, Henry II, Warner
               Development Company of Texas and Richard B. Gordinier, dated October 16, 1997

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
 10.14*      Amendment No. 2 to Employment and Incentive Agreement between Henry Company, Henry II, Warner
               Development Company of Texas and Richard B. Gordinier, dated April 21, 1998
 10.15*      Non-Negotiable Promissory Notes, between Henry Company and Richard B. Gordinier, dated July 11,
               August 24 and December 15, 1997
 10.16*      Employment Agreement between Henry Company and Joseph T. Mooney, Jr. dated as of April 22, 1998
 10.17*      Employment Agreement between Henry Company and Larry A. Karasiuk dated as of April 22, 1998
 10.18*      Employment Agreement between Henry Company and John R. Enright dated July 1, 1993
 10.19*      Amended and Restated Employment Agreement between Henry Company and James Doose dated May 27, 1994
 10.20*      Incentive Compensation Agreement between Henry Company and Jeffrey A. Wahba dated August 1, 1994
 10.21*      Incentive Compensation Agreement between Henry Company and John R. Enright dated July 1, 1993
 10.22*      Noncompetition Agreement between Henry Company and James F.C. Stewart dated as of February 27, 1998
 10.23*      Noncompetition Agreement between Henry Company and Edward P. Mooney dated as of April 22, 1998
 10.24*      Noncompetition Agreement between Henry Company and Larry Karasiuk dated as of April 22, 1998
 10.25*      Consulting Agreement between Henry Company and Paul Beemer dated November 24, 1993
 10.26*      Amendment to Consulting Agreement between Henry Company and Paul Beemer dated July 29, 1996
 10.26(A)*   Amendment to Consulting Agreement between Henry Company and Paul Beemer dated June 1, 1995
 10.26(B)+   Amendment to Consulting Agreement between Henry Company and Paul Beemer dated August 27, 1998
 10.27*      Custodial Agreement between Henry Company the Shareholders of Monsey Products Co. and PNC Bank,
               National Association dated as of April 22, 1998
 10.28+      Promissory Note from Henry II Company to Henry Company, dated December 31, 1997
 10.29+      Non-negotiable Promissory Note from Henry II Company to Henry Company, dated December 31, 1997
 12.1+       Statement of Computation of Ratio of Earnings to Fixed Charges
 21.1*       Subsidiaries of the Registrant
 23.1*       Consent of Munger, Tolles & Olson LLP
 23.2*       Consent of John D. O'Keefe, Esq.
 23.3+       Consent of PricewaterhouseCoopers LLP, Independent Accountants
 23.4+       Consent of Ernst & Young LLP, Independent Auditors
 24.1*       Powers of Attorney (contained on the signature page of this Prospectus)
 25.1*       Form T-1 Statement of Eligibility of U.S. Trust Company, N.A.
 27.1+       Financial Data Schedule


------------------------

+ The Company will furnish upon request of the Commission any omitted schedule or exhibit.


*   Previously filed.



+   Filed herewith.